Exhibit 6.4

AGREEMENT AND PLAN OF MERGER

by and among

eToro US Holdings, Inc.

a Delaware corporation,

eToro US Trading, LLC

a Delaware limited liability company,

Project Gefilte Merger Sub, LLC

a Delaware limited liability company,

eToro Group Ltd.

a company organized under the laws of the British Virgin Islands,

Gatsby Digital, Inc.

a Delaware corporation,

and

Daisy Daisy LLC

as Securityholders’ Agent

Dated as of December 19, 2021

TABLE OF CONTENTS

Article 1 The Mergers		3

1.1	The Merger	3
1.2	Effect on Capital Stock	4
1.3	Treatment of Merger Sub Securities	10
1.4	The Second Merger	10
1.5	Effect on Capital Stock	11
1.6	Adjustments	11
1.7	Appraisal Rights	11
1.8	Rights Not Transferable	12
1.9	Closing Deliveries	12
1.10	Exchange Procedures	15
1.11	Consideration Adjustments	19
1.12	Tax Consequences	23
1.13	Certain Taxes	23
1.14	Withholding Rights	23
1.15	Taking of Necessary Action; Further Action	23
1.16	Consideration Spreadsheet	24
1.17	Calculation; No Fractional Shares	25

Article 2 Representations and Warranties of the Company		25

2.1	Organization, Standing, Power and Subsidiary	25
2.2	Capitalization	26
2.3	Authority; Non-contravention; Consents	28
2.4	Financial Statements; Undisclosed Liabilities	29
2.5	Absence of Changes	30
2.6	Litigation	32
2.7	Compliance with Applicable Laws; Governmental Permits	32
2.8	Broker-Dealer Compliance Matters	34
2.9	Tangible Property; Real Property	35
2.10	Intellectual Property	36
2.11	Taxes	46
2.12	Employee Benefit Plans and Compensation; Labor Matters	50
2.13	Material Contracts	53
2.14	Subsidiaries	56
2.15	Restrictions on Business Activities	57
2.16	Regulation A Compliance	57
2.17	Interested Party Transactions	57
2.18	Books and Records	58
2.19	Insurance	58
2.20	Finders and Broker	58
2.21	COVID-19 Matters	59

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2.22	Restricted Securities	60
2.23	Legends	60
2.24	Other Matters	60
2.25	Complete Copies of Materials	61
2.26	Compliance with the Immigration Reform and Control Act	61
2.27	Fairness Opinion	61
2.28	Representations Complete; No Other Representations or Warranties	61

Article 3 Representations and Warranties of Acquirer, Merger Sub and Merger Sub II		62

3.1	Organization and Standing	62
3.2	Authority; Non-contravention	62
3.3	Cash Resources	63
3.4	No Other Representations or Warranties	63
3.5	No Prior Operations	63
3.5	Disregarded Entities	63

Article 4 Conduct Prior to the Effective Time		64

4.1	Conduct of Business of the Company	64
4.2	Restrictions on Conduct of Business of the Company	64

Article 5 Additional Agreements		67

5.1	No Solicitation	67
5.2	Confidentiality; Public Disclosure	68
5.3	Reasonable Best Efforts	69
5.4	Litigation	69
5.5	Access to Information	69
5.6	Expenses	70
5.7	Tax Matters	70
5.8	Notification of Certain Matters	70
5.9	Filings and Consents	71
5.10	Stockholders Consent	74
5.11	Merger Support Agreement	74
5.12	Company Options	74
5.13	Convertible Instrument Cancellation Agreement and Company Warrant Holder Consent	75
5.14	Acquirer Discretion	76
5.15	Removal of Restrictive Legend	76
5.16	CFIUS	77
5.17	Director and Officer Insurance	77
5.18	Guaranty of Performance	77

Article 6 Conditions to the Merger		78

6.1	Conditions to Obligations of Each Party to Effect the Merger	78
6.2	Additional Conditions to Obligations of the Company	79
6.3	Additional Conditions to the Obligations of Acquirer, Merger Sub and Merger Sub II	79

Article 7 Termination, Amendment and Waiver		81

7.1	Termination	81
7.2	Effect of Termination	82
7.3	Amendment	83
7.4	Extension; Waiver	83

Article 8 Escrow and Indemnification		83

8.1	Survival of Representations and Warranties and Covenants	83
8.2	Indemnification by Indemnifying Parties	84
8.3	Limitations	86
8.4	Claims	88
8.5	Resolution of Objections to Claims	88
8.6	Third-Party Claims	89
8.7	Payments	89
8.8	Treatment of Indemnification Payments	90
8.9	Exclusive Remedies	90
8.10	Securityholders’ Agent	90

Article 9 General Provisions		92

9.1	Notices	92
9.2	Interpretation	94
9.3	Entire Agreement; Parties in Interest	94
9.4	Assignment	94
9.5	Severability	95
9.6	Specific Performance	95
9.7	Waiver	95
9.8	Governing Law	95
9.9	Jurisdiction	95
9.10	Third Party Beneficiaries	96
9.11	Rules of Construction	96
9.12	Counterparts	96

Exhibits

Exhibit A	–	Certain Definitions
Exhibit B	–	Written Consent
Exhibit C	–	Merger Support Agreement
Exhibit D	–	Accredited Investor/Regulation S Questionnaire
Exhibit E	–	Holdback Participants and Holdback Agreement
Exhibit F	–	Form of Charter Amendment

Schedules

Schedule A	–	Consenting Stockholders
Schedule B	–	Noncompete Parties
Schedule C	–	Continuing Employees
Schedule D	–	Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 19, 2021 (the “Agreement Date”), by and among eToro US Holdings, Inc., a Delaware corporation (the “Acquirer”), eToro US Trading, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Acquirer (“Merger Sub II”), Project Gefilte Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Acquirer (“Merger Sub”), Gatsby Digital, Inc., a Delaware corporation (the “Company”), Daisy Daisy LLC, a Delaware limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Company Securityholders (the “Securityholders’ Agent”), and eToro Group Ltd., a company organized under the laws of the British Virgin Islands and the ultimate parent (through one or more entities disregarded for U.S. federal income tax purposes) of the Acquirer (the “Acquirer Parent”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.	Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the DGCL and the DLLCA (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as a wholly-owned subsidiary of Acquirer.

B.	Immediately after the consummation of the Merger, Merger Sub II and the Company (as the surviving corporation in the Merger) intend to effect a merger of the Company with and into Merger Sub II in accordance with this Agreement, the DGCL and the DLLCA (the “Second Merger”). Upon consummation of the Second Merger, the Company will cease to exist, and Merger Sub II will continue as a wholly-owned subsidiary of Acquirer.

C.	The parties hereto intend that (i) the Merger and Second Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and the regulations and other guidance promulgated thereunder, (ii) the Merger and the Second Merger will not result in gain being recognized pursuant to Section 367(a)(1) of the Code (other than for any stockholder of the Company that (1) would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Acquirer Parent following the transaction and (2) does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)), (iii) Acquirer Parent, the Acquirer and the Company each will be a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of United States Treasury Regulations Section 1.368-2(g).

D.	The respective boards of directors or board of managers or similar governing body, as applicable, of Merger Sub II, Merger Sub and the Company after carefully considering the terms of this Agreement have each approved the Merger upon the terms and subject to the conditions set forth in this Agreement and have determined that the Merger is in the best interest of their respective stockholders or members, as applicable. The board of directors of the Company has further resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law, as amended (the “DGCL”).

E.	Immediately following the execution and delivery of this Agreement and as a material inducement to Acquirer’s willingness to enter into this Agreement, the Company shall seek to obtain and deliver to Acquirer a written consent in substantially the form attached hereto as Exhibit B (a “Written Consent”) executed by stockholders of the Company representing at least a majority of the holders of issued and outstanding Company Common Stock and identified on Schedule A hereto (collectively, the “Consenting Stockholders”).

F.	Immediately following the execution and delivery of this Agreement and as a material inducement to Acquirer’s willingness to enter into this Agreement, the Company shall seek to obtain and deliver to the Acquirer the Merger Support Agreement in the form of Exhibit C (the “Merger Support Agreement”), duly executed by each of the Consenting Stockholders.

G.	Contemporaneously with the execution and delivery of this Agreement and as a material inducement to Acquirer’s willingness to enter into this Agreement, (i) each of the individuals listed on Schedule B (each, a “Noncompete Party” and collectively, the “Noncompete Parties”) has entered into and delivered to the Acquirer a non-competition and non-solicitation agreement to be effective as of the Closing Date (the “Non-Competition Agreements”) and (ii) at least five of the six individuals listed on Schedule C hereto (each, a “Continuing Employee”), including each Key Person, shall have executed new employment agreements with the Surviving Corporation effective as of and contingent upon the Closing which shall include non-competition and non-solicitation provisions effective as of and contingent upon Closing (collectively, the “Employment Agreements”).

H.	the Acquirer or an Affiliate of the Acquirer and the Company entered into the Services Agreement, dated as of December 7, 2021, providing for the Company to perform the services specified in the Statement of Work attached thereto in return for the Acquirer or an Affiliate of the Acquirer paying the monthly fees specified therein.

I.	Contemporaneously with the execution and delivery of this Agreement and as a material inducement to Acquirer’s willingness to enter into this Agreement, the Company shall have obtained and delivered to the Acquirer a Holdback Agreement in the form attached hereto as Exhibits E1 (each, a “Holdback Agreement”), duly executed by each Holdback Participant, pursuant to which such Holdback Participant has agreed that, effective as of immediately prior to the Closing, eighty percent (80%) of the Company Shares held by such Holdback Participant and vested In-the-Money Options held by such Holdback Participant (such portion of the Company Shares and vested In-the-Money Options, the “Holdback Securities”) shall become subject to certain restrictions, in each case as set forth in the applicable Holdback Agreement and subject to the terms and conditions thereof.

J.	Following the execution and delivery of this Agreement and as a material inducement to Acquirer’s willingness to enter into this Agreement, the Acquirer, the Securityholders’ Agent and an escrow agent reasonably acceptable to the Acquirer (the “Escrow Agent”), will enter, prior to the Closing Date, into the Escrow Agreement (as defined below), pursuant to which the Escrow Agent will hold a portion of the Merger Consideration otherwise payable to the Indemnifying Parties under this Agreement as partial security against the indemnification obligations of the Indemnifying Parties under this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

Article 1
The Mergers

1.1          The Merger.

(a)          Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants of the Company, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”), as a wholly owned subsidiary of Acquirer.

(b)          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.

(c)          Closing. The consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures no later than the second (2nd) Business Day after all of the conditions set forth in Article 6 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing or on the Closing Date, as defined below), or at such other time and place as Acquirer and the Company shall mutually agree. The date on which the Closing occurs is also referred to in this Agreement as the “Closing Date.”

(d)          Effective Time. Subject to the provisions of this Agreement, a customary certificate of merger, in a form reasonably acceptable to Acquirer and satisfying the applicable requirements of the DGCL and the DLLCA (the “Certificate of Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall mutually agree in writing and as shall be specified in the Certificate of Merger (the date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”).

(e)          Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Acquirer and the Company prior to the Effective Time, effective as of immediately after the Effective Time: (i) the certificate of incorporation of the Company immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation ; (ii) the bylaws of the Company immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation; and (iii) the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

1.2          Effect on Capital Stock.

(a)          Treatment of Company Shares. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Stockholder, at the Effective Time each issued and outstanding share of Company Capital Stock (other than shares to be canceled in accordance with Section 1.2(e) and Dissenting Shares) shall be converted into the right to receive a portion of the Merger Consideration, as specified and allocated in this Section 1.2(a):

(i)          Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.4 and Article 8: (i) an amount of cash, without interest, with respect to each share of Company Common Stock, equal to the Cash Consideration Percentage of the Per Common Share Merger Consideration payable with respect to such Company Share, less such Company Stockholder’s Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount, and Expense Fund Per Share Amount, (ii) a number of Acquirer Parent Common Shares equal to the quotient obtained by dividing (A) such Company Stockholder’s Stock Consideration Percentage of the Per Common Share Merger Consideration payable with respect to such share by (B) the Acquirer Parent Share Price, and (iii) the right to receive, with respect to each share of Company Common Stock, any cash disbursements that may become payable in the future with respect to such holder’s shares from the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, or the Acquirer pursuant to Section 1.11(d)(ii), in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, Company Common Stock held by Non-Accredited Company Stockholders and certain other Company Stockholders as set forth in Section 1.2(a)(iv) shall not be treated in the manner set forth in this Section 1.2(a)(i), but shall instead be treated in the manner set forth in Section 1.2(a)(iv).

(ii)          Company Preferred Stock other than Series A Preferred Stock. Each share of each class or series of Company Preferred Stock (other than the Company Series A Preferred Stock, which shall be governed by Section 1.2(a)(iii)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.4 and Article 8: (i) an amount of cash, without interest, with respect to each share of each class or series of Company Preferred Stock (other than the Company Series A Preferred Stock, which shall be governed by Section 1.2(a)(iii)), equal to the Cash Consideration Percentage of the Per Preferred Share Merger Consideration payable with respect to such Company Share, less such Company Stockholder’s Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount, and Expense Fund Per Share Amount, (ii) a number of Acquirer Parent Common Shares equal to the quotient obtained by dividing (A) such Company Stockholder’s Stock Consideration Percentage of the Per Preferred Share Merger Consideration payable with respect to such share by (B) the Acquirer Parent Share Price, and (iii) the right to receive, with respect to each share of each class or series of Company Preferred Stock (other than the Company Series A Preferred Stock, which shall be governed by Section 1.2(a)(iii)), any cash disbursements that may become payable in the future with respect to such holder’s shares from the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, or the Acquirer pursuant to Section 1.11(d)(ii), in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, Company Preferred Stock (other than the Company Series A Preferred Stock, which shall be governed by Section 1.2(a)(iii)) held by Non-Accredited Company Stockholders and certain other Company Stockholders as set forth in Section 1.2(a)(iv) shall not be treated in the manner set forth in this Section 1.2(a)(ii), but shall instead be treated in the manner set forth in Section 1.2(a)(iv).

(iii)          Company Series A Preferred Stock. Each share of each class or series of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.4 and Article 8:

(1)          in the event the Closing occurs prior to the closing of the Business Combination Transaction and at such time the Acquirer Parent Common Shares are not publicly traded (a “Private Company Closing”): (i) an amount of cash, without interest, with respect to each share of Company Series A Preferred Stock, equal to the Per Preferred Share Merger Consideration payable with respect to such Company Share, less such Company Stockholder’s Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount, and Expense Fund Per Share Amount, and (ii) the right to receive, with respect to each share of Company Series A Preferred Stock, any cash disbursements that may become payable in the future with respect to such holder’s shares from the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, or the Acquirer pursuant to Section 1.11(d)(ii), in accordance with the terms and conditions of this Agreement and the Escrow Agreement; or

(2)          in the event the Closing occurs after the closing of the Business Combination Transaction or at such other time as the Acquirer Parent Common Shares are publicly traded (a “Public Company Closing”): (i) an amount of cash, without interest, with respect to each share of Company Series A Preferred Stock, equal to the Cash Consideration Percentage of the Per Preferred Share Merger Consideration payable with respect to such Company Share, less such Company Stockholder’s Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount, and Expense Fund Per Share Amount, (ii) a number of Acquirer Parent Common Shares equal to the quotient obtained by dividing (A) such Company Stockholder’s Stock Consideration Percentage of the Per Preferred Share Merger Consideration payable with respect to such share by (B) the Acquirer Parent Share Price, and (iii) the right to receive, with respect to each share of Company Series A Preferred Stock, any cash disbursements that may become payable in the future with respect to such holder’s shares from the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, or the Acquirer pursuant to Section 1.11(d)(ii), in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, Company Series A Preferred Stock held by Non-Accredited Company Stockholders and certain other Company Stockholders as set forth in Section 1.2(a)(iv) shall not be treated in the manner set forth in this Section 1.2(a)(iii)(2), but shall instead be treated in the manner set forth in Section 1.2(a)(iv).

(iv)           Company Shares Held by Non-Accredited Company Stockholders and Certain Other Company Stockholders. Notwithstanding anything to the contrary herein, with respect to (1) Company Shares held by a Non-Accredited Company Stockholder and (2) at the election of the Company, in the event of a Private Company Closing, each Company Stockholder that does not execute and delivery a Merger Support Agreement by no later than ten (10) Business Day prior to Closing, each such Company Share issued and outstanding immediately prior to the Effective Time (except in the case of Dissenting Shares, if any) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.4 and Article 8, an amount of cash, without interest, (A) (i) with respect to each share of Company Common Stock, equal to the Per Common Share Merger Consideration payable with respect to such Company Share, less such Company Stockholder’s Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount, and Expense Fund Per Share Amount, or (ii) with respect to each share of each class or series of Company Preferred Stock, equal to the Per Preferred Share Merger Consideration payable with respect to such Company Share, less such Company Stockholder’s Indemnity Pro Rata Share in each of the Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount, and Expense Fund Per Share Amount, and (B) the right to receive, with respect to each Company Share, any cash disbursements that may become payable in the future with respect to such holder’s shares from the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, or the Acquirer pursuant to Section 1.11(d)(ii), in accordance with the terms of this Agreement and the Escrow Agreement.

(v)            As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of a Converting Instrument formerly representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.2(a) upon surrender of such Converting Instrument in accordance with Section 1.8 or, with respect to Dissenting Shares, the right of appraisal in accordance with the DGCL and Section 1.5.

(b)            Company Options. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Optionholder:

(i)              At the Effective Time, each then-outstanding Company Option granted under any Company Equity Plan shall, by virtue of the Merger:

(1)           in the case of any vested Company Option that is then-exercisable for an exercise price less than the Per Share Merger Consideration (any such Company Option, an “In-the-Money Option”), without the need for any further action on the part of the holder thereof, on the terms and subject to the conditions set forth in this Agreement, be automatically cancelled and converted into the right to receive by the holder of such Company Option, an amount of cash and Acquirer Parent Common Shares equal to the amount, if any, by which (A) the Per Share Merger Consideration in respect of all Company Shares underlying such In-the-Money Options exceeds (B) the aggregate exercise price for all such In-the-Money Options (such payment to be net of Tax withholdings) (the “Options Cancellation Payment”). The Options Cancellation Payment shall be paid as follows: (i) an amount of cash equal to the Cash Consideration Percentage of the Options Cancellation Payment, less such holder of Company Option’s Adjustment Escrow Per Share Amount, (ii) a number of Acquirer Parent Common Shares equal to the quotient obtained by dividing (A) the Stock Consideration Percentage of the Options Cancellation Payment by (B) the Acquirer Parent Share Price, and (iii) the right to receive, with respect to each In-the-Money Option, any cash disbursements that may become payable in the future with respect to such holder’s In-the-Money Options from the Adjustment Escrow Amount, or the Acquirer pursuant to Section 1.11(d)(ii), in accordance with the terms of this Agreement and the Escrow Agreement; provided, that, (x) in the event of a Private Company Closing or (y) with respect to any holder of In-the-Money Options who is neither an accredited investor nor a current employee of the Company or its Subsidiaries at the time of Closing, at the option of Acquirer, in each case, the applicable Options Cancellation Payment shall instead be payable 100% in cash. The amount of cash that each holder of In-the-Money Options is entitled to receive for such In-the-Money Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all In-the-Money Options held by such holders and will be subject to any applicable payroll, income Tax or other withholding Taxes on the entire Options Cancellation Payment payable to such holder pursuant to this Section 1.2(b)(i)(1);

(2)            each unvested In-the-Money Option that has been issued to an employee of the Company who has signed a Company Award Holder Consent prior to the Effective Time and who is an employee of the Company as of immediately prior to the Effective Time, which is outstanding and unexercised immediately prior to the Effective Time, other than any such Options granted as part of the 2019 Option Grants (a “Rollover Option”) shall, without the need for any further action on the part of the holder thereof, on the terms and subject to the conditions set forth in this Agreement, be automatically cancelled and substituted with an option to acquire, on the terms and conditions of the Acquirer Parent Plan and as provided herein, the number of Acquirer Parent Common Shares, rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock issuable upon the exercise in full of such Company Option as of immediately prior to the Effective Time by a fraction, the numerator of which shall be the Per Share Merger Consideration, and the denominator of which shall be equal to the Acquirer Parent Share Price (the “Option Exchange Ratio”), at an exercise price per Acquirer Parent Common Share equal to the quotient obtained by dividing (x) the per share exercise price of such Company Option, by (y) the Option Exchange Ratio, rounded up to the nearest whole cent; in each case, provided that (a) the vesting terms of each Rollover Option shall be governed by the same vesting schedule, as were applicable immediately prior to the Effective Time to the unvested In-the-Money Option that such Rollover Option substitutes, other than Rollover Options granted to Holdback Participants whose Holdback Agreements provide for a longer vesting schedule, in which case the vesting terms of such Rollover Options shall be amended, such that the Rollover Options will vest on the same vesting schedule as such Holdback Participant’s Holdback Amount, (b) in the case of any Rollover Option that includes in its terms an early exercise or vesting acceleration feature, as a condition to the assumption by Acquirer Parent of such Rollover Option, the holder thereto will, prior to the Effective Time, enter into an agreement in a form acceptable to Acquirer to waive the early exercise and vesting acceleration provisions of such Rollover Option and (c) at the option of Acquirer, any Rollover Option held by a Person who is neither an accredited investor nor a current employee of the Company or its Subsidiaries at the time of Closing may instead be accelerated such that it shall be treated as a vested In-the-Money Option and will be cancelled in exchange for the payment of the Options Cancellation Payment in cash. The cancellation and substitution of Company Options provided for in this Section 1.2(b)(i)(2) will be effected in a manner that is intended to satisfy the requirements of Sections 409A and 424(a) of the Code and the proposed and final Treasury Regulations thereunder, including specifically effectuating the conversion pursuant to the Spread and Ratio Test and in accordance with the practical and regulatory requirements under Treas. Reg. Section 1.424-1; and

(3)            each unvested In-the-Money Option that was granted as part of the 2019 Option Grants shall, without the need for any further action on the part of the holder thereof, on the terms and subject to the conditions set forth in this Agreement, be cancelled and extinguished at the Effective Time (the “Cancelled 2019 Options”)in exchange for the right to be granted, on the terms and conditions of the Acquirer Parent Plan and as provided herein, subject to such holder’s continued employment with the Company or an Affiliate, a number of Acquirer Parent RSUs equal to the quotient of (a) the product of (x) the number of shares of Company Common Stock issuable upon the exercise in full of all Cancelled 2019 Options held by such holder as of immediately prior to the Effective Time multiplied by (y) the difference between (i) the Per Share Merger Consideration and (ii) the per share exercise price of the Cancelled 2019 Options, divided by (b) the Acquirer Parent Share Price, rounded down to the nearest whole number of Acquirer Parent RSUs; provided, that, (x) in the event of a Private Company Closing or (y) with respect to any unvested In-the-Money Option that was granted as part of the 2019 Option Grants held by a Person who is neither an accredited investor nor a current employee of the Company or its Subsidiaries at the time of Closing, at the option of Acquirer, in each case, shall instead be accelerated such that it shall be treated as a vested In-the-Money Option and will be cancelled in exchange for the payment of the Options Cancellation Payment in cash. The vesting terms of such Acquirer Parent RSUs shall be governed by the same vesting schedule, as was applicable immediately prior to the Effective Time to the applicable Cancelled 2019 Options, other than Acquirer Parent RSUs granted to Holdback Participants whose Holdback Agreements provide for a longer vesting schedule, in which case such Acquirer Parent RSUs shall vest on the same vesting schedule as such Holdback Participant’s Holdback Amount; and

(4)           in the case of all other Company Options, be cancelled and extinguished at the Effective Time without payment of any consideration and without any present or future right to receive any portion of the Merger Consideration.

(ii)             Prior to the Effective Time, the Company shall take all action necessary to effect the treatment of Company Options provided for under this Section 1.2(b) under the Company Equity Plan, all Contracts governing the terms of all Company Options and under any other plan or arrangement to which the Company is a party or by which the Company may be bound, including by giving any required notice and obtaining any required consent contemplated thereby and causing each holder of Company Options to sign a Company Award Holder Consent. The Company shall not send any notices to any holders of Company Options, or solicit any consents or other approvals from the holders of any Company Options unless and until the Acquirer has reviewed and approved all notices and related documentation (including any email messages and notifications) to be sent to such holders of Company Options in connection therewith (which approval shall not be unreasonably withheld or delayed).

(iii)            No Further Rights of Optionholders. Each Company Option and the Company Equity Plan shall terminate as of the Effective Time, and, following the Effective Time, no holder of any Company Options or any participant in any Company Equity Plan shall have any right to acquire any equity securities of the Company, Acquirer or Acquirer Parent as a result of such holder’s Company Options, except as provided in Section 1.2(b)(i)(2) with respect to Rollover Options and Section 1.2(b)(i)(2) with respect to Cancelled 2019 Options.

(i)              Consents of Optionholders. The Company shall obtain or have obtained, before the Closing, from each holder of any Company Options such holder’s consent, in the form of the Company Award Holder Consent, to (i) Article 8 and the application of Section 1.2 to all of such holder’s Company Options, in full satisfaction of such holder’s rights under such Company Options or any Company Equity Plan, as applicable, and (ii) (A) in the case of Rollover Options, the conversion of incentive stock options to non-qualified stock options, if applicable, (B) in the case of Cancelled 2019 Options, the cancellation of such Company Options and the right to be issued Acquirer Parent RSUs, as contemplated under Section 1.2(b)(i)(3), (C) the waiver of any early exercise provisions or vesting acceleration provisions thereof, if applicable, and (D) consent to the terms and conditions of the Acquirer Parent Plan.

(c)             Company Warrants.

(i)              Each Company Warrant shall terminate as of the Effective Time, and, following the Effective Time, no holder of any Company Warrants shall have any right to acquire any equity securities of the Company or of the Acquirer or of the Acquirer Parent as a result of such holder’s Company Warrants (irrespective of the terms or provisions of such Company Warrant). At the Closing, each then outstanding warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is then exercisable for an exercise price less than the Per Share Merger Consideration (any such Company Warrant, an “In-the-Money Warrant”) shall be cancelled in consideration of payment to the holder of such Company Warrant of an amount in cash and Acquirer Parent Common Shares in respect thereof equal to the amount, if any, by which (1) the aggregate Per Share Merger Consideration would be issuable or payable in accordance with Section 1.2(a) in respect of the Company Shares issuable upon exercise of such Company Warrant had such Company Warrant been exercised in full prior to the Closing exceeds (2) the aggregate exercise price for such Company Warrant (the “Warrant Cancellation Payment”). The Warrant Cancellation Payment shall be paid as follows: (i) an amount of cash equal to the Cash Consideration Percentage of the Warrant Cancellation Payment, less an amount of cash equal to such holder of Company Warrant’s Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount and Expense Fund Per Share Amount, (ii) a number of Acquirer Parent Common Shares equal to the quotient obtained by dividing (A) the Stock Consideration Percentage of the Warrant Cancellation Payment by (B) the Acquirer Parent Share Price, and (iii) the right to receive, with respect to each In-the-Money Warrant, any cash disbursements that may become payable in the future with respect to such holder’s shares from the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, or the Acquirer pursuant to Section 1.11(d)(ii), in accordance with the terms of this Agreement and the Escrow Agreement. The amount of cash that each holder of Company Warrant holding a Company Warrant is entitled to receive for such Company Warrant shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Shares or Company Warrant held by such holder.

(ii)             No Further Rights of Holders of Company Warrants. Each Company Warrant shall terminate as of the Effective Time, and, following the Effective Time, no holder of any Company Warrants shall have any right to acquire any equity securities of the Company, Acquirer or Acquirer Parent as a result of such holder’s Company Warrants.

(iii)            Consents of Holders of Company Warrants. The Company shall obtain or have obtained, before the Closing, from each holder of any Company Warrants such holder’s consent, in the form of the Company Warrant Holder Consent, to (i) Article 8 and (ii) the application of Section 1.2 to all of such holder’s Company Warrants, in full satisfaction of such holder’s rights under such Company Warrants.

(d)            Company Convertible Instruments. Each Company Convertible Instrument that is not covered by Section 1.2(b) or Section 1.2(c), will be repaid in its entirety by the Company and terminated prior to or as of Closing.

(e)             Treatment of Company Shares Owned by the Company. At the Effective Time, all Company Shares that are owned by the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (if any) shall, without any action by any Person, be automatically canceled and extinguished without any conversion thereof.

1.3             Treatment of Merger Sub Securities. The limited liability company interests of Merger Sub that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Merger Sub II, as the sole member of Merger Sub, be converted into and become in the aggregate one hundred (100) shares of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the limited liability company interests of Merger Sub are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).

1.4             The Second Merger.

(a)             Merger of the Company with and into Merger Sub II. Upon the terms and subject to the conditions set forth in this Agreement, immediately after the consummation of the Merger, the Company shall be merged with and into Merger Sub II, and the separate existence of the Company shall cease. Merger Sub II shall continue as the surviving company in the Second Merger (the “Surviving Company”), as a wholly owned subsidiary of Acquirer.

(b)            Effects of the Second Merger. The Second Merger shall have the effects set forth in this Agreement, in the Certificate of Second Merger and the applicable provisions of the DGCL and the DLLCA.

(c)             Effective Time. Subject to the provisions of this Agreement, a customary certificate of merger, in a form reasonably acceptable to Acquirerand satisfying the applicable requirements of the DGCL and the DLLCA (the “Certificate of Second Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Second Merger shall become effective upon the filing of the Certificate of Second Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall mutually agree in writing and as shall be specified in the Certificate of Second Merger (the date and time when the Merger shall become effective is hereinafter referred to as the “Second Effective Time”).

(d)             Certificate of Formation; Limited Liability Company Agreement. Unless otherwise determined by Acquirer and the Company prior to the Effective Time, effective as of immediately after the Second Effective Time: (i) the certificate of formation of Merger Sub II shall be the certificate of formation of the Surviving Company; and (ii) the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Company.

1.5             Effect on Capital Stock.

(a)             Treatment of Company Shares. Each issued and outstanding share of capital stock of the Company that is issued and outstanding immediately prior to the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Person, at the Second Effective Time, shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(b)            Treatment of Merger Sub II Securities. The limited liability company interests of Merger Sub II that are issued and outstanding immediately prior to the Second Effective Time will, by virtue of the Second Merger and without further action on the part of any Person, be converted into and become the limited liability company interests of the Surviving Company (and such limited liability company interests shall be the only equity interests of the Surviving Company that are issued and outstanding immediately after the Second Effective Time).

1.6            Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.7            Appraisal Rights. Notwithstanding anything contained herein to the contrary and to the extent available under Section 262 of the DGCL, any Dissenting Shares shall not be converted into or be exchangeable for the right to receive the applicable Merger Consideration, but shall instead be converted into the right to receive payment of the fair value of such shares as shall be determined in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into or be exchangeable for the right to receive the applicable Merger Consideration in respect of such shares, without interest, as if such shares never had been Dissenting Shares, and the Paying Agent shall deliver to the holder thereof, at the applicable time or times specified in Section 1.10, following the satisfaction of the applicable conditions set forth in Section 1.10, the applicable portion of the Merger Consideration, without interest, as if such shares never had been Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give the Acquirer (a) notice of any demand for payment of the fair value of any shares of Company Shares or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s dissenters’ rights and (b) the right to control and the opportunity to direct all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not settle, compromise or make voluntarily any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Acquirer (which consent shall not be unreasonably conditioned, withheld or delayed).

1.8             Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such securityholder and shall not be directly or indirectly, in whole or in part, transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void. The Company shall not permit, and the Company shall direct the Custodian not to permit, any direct or indirect transfers of Company Shares during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time.

1.9            Closing Deliveries.

(a)             Acquirer and Merger Sub Deliveries. Each of Acquirer and Merger Sub shall deliver to the Company or such other Person as specified below, at or prior to the Closing, each of the following:

(i)              a certificate, dated as of the Closing Date, executed by a duly authorized officer of Acquirer and of Merger Sub on behalf of Acquirer and Merger Sub, to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied;

(ii)             an escrow agreement, in a form acceptable to the Acquirer (the “Escrow Agreement”) dated as of the Closing Date and executed by Acquirer and the Escrow Agent;

(iii)            a paying agent agreement, in a form acceptable to the Acquirer (the “Paying Agent Agreement”), dated as of the Closing and executed by Acquirer and the Paying Agent;

(iv)            a certificate, dated as of the Closing Date, executed by a duly authorized officer of Acquirer and Merger Sub on behalf of Acquirer and Merger Sub, certifying that attached thereto are true and complete copies of all resolutions adopted by the sole member of Merger Sub II and Merger Sub approving the Merger and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and all resolutions adopted by Merger Sub II as the sole member of Merger Sub approving the Merger and adopting this Agreement, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the transactions contemplated hereby and thereby.

(b)             Company Deliveries. The Company shall deliver to Acquirer or Merger Sub (as applicable), and shall cause the Company Stockholders to deliver to Acquirer or Merger Sub, as applicable, at or prior to the Closing, each of the following:

(i)              a certificate of the Company, dated as of the Closing Date, executed by the Chief Executive Officer of the Company on behalf of the Company, certifying that each of the conditions set forth in Sections 6.3(a) and 6.3(c) has been satisfied;

(ii)             a certificate of the Company, dated as of the Closing Date, executed by a duly authorized officer of the Company on behalf of the Company, in a form acceptable to the Acquirer, certifying that attached thereto are true and complete copies of (A) the Company’s certificate of incorporation (which, in the case of a Private Company Closing, shall reflect the Charter Amendment) (the “Certificate of Incorporation”), (B) the Company’s bylaws (the “Bylaws”), (C) unanimous resolutions adopted by the board of directors of the Company (I) approving the Merger and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (II) approving the treatment of the Company Options and Company Warrants in accordance with the terms hereof and (III) such other items, all in a form acceptable to the Acquirer (and that all such resolutions are in full force and effect and are the only resolutions adopted by the board of directors of the Company in connection with the transactions contemplated hereby and thereby), (D) all resolutions adopted by the stockholders of the Company approving the Merger and adopting this Agreement (and that all such resolutions are in full force and effect and are the only resolutions adopted by the stockholders of the Company in connection with the transactions contemplated hereby and thereby) and other items, all in a form acceptable to the Acquirer, and (E) the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the other Transaction Documents executed or to be executed and delivered by the Company pursuant to this Agreement;

(iii)            Written Consents executed by each Consenting Stockholder and the Requisite Majority of Company Stockholders, to evidence the approval of this Agreement, the Merger and the transactions contemplated hereby (including, in the event of a Private Company Closing, the Charter Amendment);

(iv)           the Merger Support Agreement, duly executed by the Requisite Majority of Company Stockholders;

(v)            reserved.

(vi)           the Merger Support Agreement, with certain specific revisions requested by Acquirer, duly executed by New Direction Trust Company;

(vii)          Company Award Holder Consent executed by each holder of Company Options;

(viii)         Company Warrant Holder Consent executed by each holder of Company Warrants;

(ix)            Convertible Instrument Cancellation Agreements executed by each party to a Company Convertible Instrument;

(x)             evidence satisfactory to Acquirer of the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers of the Company effective no later than immediately prior to the Effective Time;

(xi)            a certificate from the Secretary of State of the State of Delaware and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, within two (2) Business Days prior to Closing, certifying that the Company is in good standing and that all applicable Taxes and fees of the Company through and including the Closing Date have been paid;

(xii)           the Estimated Closing Adjustments Statement completed to include all of the information specified in Section 1.11(a)(i), which shall be delivered at least five (5) Business Days prior to the Closing in accordance with Section 1.11(a)(i);

(xiii)          the Consideration Spreadsheet completed to include all of the information specified in Section 1.16, which shall be delivered at least five (5) Business Days prior to the Closing in accordance with Section 1.16;

(xiv)          written acknowledgments (each, a “Payoff Letter”) pursuant to which any obligee of any Closing Transaction Expense or Closing Indebtedness acknowledges: (A) the total amount of any Closing Transaction Expense or Closing Indebtedness that is payable to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise payable on or before the Closing; (B) that upon the full payment of such total amount, there shall be no further amounts owed by any of the Company or any stockholders of any of the foregoing for services provided prior to or at Closing or payments made as a result of Closing, with respect to this Agreement or the transactions contemplated by this Agreement; and (C) that, to the extent applicable, all Encumbrances securing such Closing Transaction Expense or Closing Indebtedness shall be fully satisfied and released, and that the Company or its representatives are authorized to make any necessary filings or applications to record such satisfaction and release;

(xv)           FIRPTA documentation, including (A) a notice to the IRS, in accordance with the requirements of the Treasury Regulations promulgated under the Code Section 1.897-2(h)(2), in the form requested by Acquirer, dated as of the Closing Date and executed by the Company, together with written authorization for the Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in the form requested by Acquirer, dated as of the Closing Date and executed by the Company;

(xvi)          the Escrow Agreement, duly executed by the Securityholders’ Agent;

(xvii)         the Paying Agent Agreement, duly executed by the Securityholders’ Agent;

(xviii)        the Holdback Agreement, duly executed by all Holdback Participants;

(xix)          the Certificate of Merger, duly executed by the Chief Executive Officer of the Company;

(xx)           the Employment Agreements, effective as of the Closing, duly executed by at least five of the six Continuing Employees, including each Key Person;

(xxi)          evidence, in form and substance reasonably satisfactory to the Acquirer, that all third-party consents set forth in Schedule 6.3(f) or that are identified by Acquirer prior to Closing, have been received;

(xxii)         if the Company is required to solicit stockholder approval as contemplated by Section 5.14, a parachute payment waiver, in the form requested by Acquirer (the “Parachute Payment Waiver”), executed by each Person otherwise entitled to receive Section 280G payments, and evidence that each such Parachute Payment Waiver was executed by each such Person prior to the solicitation of the stockholder approval contemplated by Section 5.14;

(xxiii)        an electronic copy of the documents and information uploaded to the Company’s virtual data room (including the Company’s audited financial statements, and all relevant book keeping system and records, and relevant supporting working papers);

(xxiv)        The written resignations of the directors listed in Schedule 1.9(b)(xxiv) (the “Resigning Directors”), together with: (i) a written acknowledgment from each such Resigning Director that he or she has no claim whatsoever against the Company or its Affiliates; and (ii) a waiver and release from, and the termination of any indemnity agreement previously entered into between such director and any of the Company or its Affiliates, all in the form set forth in Schedule 1.9(b)(xxiv);

(xxv)         in the event of a Private Company Closing and otherwise if holders of a majority of each class of shares of the Company has approved and adopted the Charter Amendment, evidence of the filing and effectiveness of a certificate of amendment to the Company’s amended and restated certificate of incorporation substantially in the form of Exhibit F (the “A&R Charter”); and

(xxvi)        Executed termination, waiver and release agreements duly executed by each of the individuals and entities listed in Schedule 1.9(b)(xxvi)(a), all in the forms set forth in Schedule1.9(b)(xxvi)(b).

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.9(b) shall not be deemed to be an agreement by Acquirer and/or Merger Sub that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or Merger Sub’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

1.10           Exchange Procedures.

(a)           Surrender of Certificates; Letter of Transmittal. As soon as reasonably practicable after the Closing, but within ten (10) Business Days in any event, the Acquirer shall or shall cause the Paying Agent, in accordance with the terms of the Paying Agent Agreement, to deliver by electronic mail to each holder of record of a certificate or certificates or instruments which immediately prior to the Effective Time represented outstanding Company Capital Stock, outstanding Company Options, outstanding Company Convertible Instrument or outstanding Company Warrant (the “Converting Instruments”) as of the Agreement Date, a letter of transmittal in a form requested by Acquirer (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Converting Instruments shall be effected, and risk of loss and title to the Converting Instruments shall pass, only upon receipt thereof by the Company, Acquirer or by the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Converting Instruments.

(b)             Deposit with Paying Agent. At the Closing, Acquirer shall deposit or cause to be deposited with a payments administrator that is a bank or trust company acceptable to Acquirer (the “Paying Agent”), an amount of cash and Acquirer Parent Common Shares sufficient to pay the Merger Consideration as contemplated by Sections 1.2(a) and 1.2(c) by the Paying Agent, which shall be constituted of cash and the Acquirer Parent Common Shares to be issued at Closing as contemplated by Sections 1.2(a) and 1.2(c), as follows: (i) an amount equal to the Aggregate Cash Consideration (other than the portion thereof due to the Company Optionholders) less (A) the amount deposited with the Escrow Agent as the Indemnity Escrow Fund in accordance with Section 1.10(g), (B) the Adjustment Escrow Amount, (C) the Expense Fund, (D) the Cash Consideration Percentage of the Holdback Amount or, in the case of Non-Accredited Company Stockholders that are Holdback Participants, their full Holdback Amount, and (E) any payments in respect of the Dissenting Shares, and (ii) the number of Acquirer Parent Common Shares equal to the Aggregate Stock Consideration to be paid at Closing (such deposited funds and shares being referred to herein as the “Paying Agent Closing Payment Fund”). At the Closing, the Paying Agent shall confirm in writing to the Securityholders’ Agent the receipt of the Paying Agent Closing Payment Fund.

(c)             Payment to the Company. At the Closing, Acquirer shall pay or cause to be paid to the Company, for further payment to the Company Optionholders, an amount of cash and Acquirer Parent Common Shares sufficient to pay the Merger Consideration as contemplated by Section 1.2(b) by the Company, which shall be constituted of cash and the Acquirer Parent Common Shares to be issued at Closing as contemplated by Section 1.2, as follows: (i) an amount equal to the portion of the Aggregate Cash Consideration due to the Company Optionholders less (A) the amount deposited with the Escrow Agent as the Indemnity Escrow Fund in accordance with Section 1.10(g), (B) the Adjustment Escrow Amount, (C) the Expense Fund and (D) the Cash Consideration Percentage of the Holdback Amount or, in the case of Non-Accredited Company Stockholders that are Holdback Participants, their full Holdback Amount, and (ii) the number of Acquirer Parent Common Shares equal to the Aggregate Stock Consideration to be paid at Closing (such funds and shares being referred to herein as the “Company Closing Payment Fund”). At the Closing, the Company shall confirm in writing to the Securityholders’ Agent the receipt of the Company Closing Payment Fund. The receipt of the Paying Agent Closing Payment Fund by the Paying Agent and the Company Closing Payment Fund by the Company shall be deemed to discharge of the Acquirer’s obligation to pay all Merger Consideration due at Closing pursuant to Section 1.2.

(d)            At the Effective Time, and upon receipt of written confirmation of the effectiveness of the Merger from the Secretary of State of the State of Delaware, the Acquirer will instruct the Paying Agent to pay to each applicable Company Securityholder the consideration required to be paid to such Company Securityholder at the Closing in accordance with Section 1.2 and subject to the terms and conditions of this Agreement and of the Paying Agent Agreement, to each applicable Company Securityholder, less any applicable Tax withholding, other than to those holders of Dissenting Shares not entitled to payment (if any), following the submission by such Company Securityholder of its Converting Instruments and a duly executed Letter of Transmittal by such holder of record to the Paying Agent and the Converting Instruments shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of Company Securityholders on the Merger Consideration. Until so surrendered, each Converting Instrument that prior to the Effective Time represented shares of Company Capital Stock, Company Options, Company Warrants or Company Convertible Instruments shall be deemed from and after the Effective Time, for all purposes, to evidence solely the right to receive the portion of the Merger Consideration as provided in Section 1.2. No Company Securityholders shall be entitled to receive any Merger Consideration, unless such holder surrenders its Converting Instruments and executed Letter of Transmittal. If any Converting Instrument shall have been lost, stolen or destroyed, upon the making of an affidavit to that fact by the Person claiming such document to be lost, stolen or destroyed in the form attached to the Letter of Transmittal, the Paying Agent will disburse in exchange for such lost, stolen, or destroyed document, the consideration to which the holder is entitled at Closing pursuant to Section 1.2.

(e)             For the avoidance of doubt, Acquirer may deliver the Aggregate Stock Consideration in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of the applicable Company Securityholder.

(f)             At the Effective Time, the Company shall, and Acquirer will cause the Company to pay, the Transaction Expenses and the Closing Indebtedness, to each obligee set forth in the Consideration Spreadsheet, in the amount set forth in such obligee’s Payoff Letter, in full satisfaction of the amounts due and owing from the Company to all such obligees.

(g)            Deposit of Indemnity Escrow Amount. Notwithstanding the other provisions of this Article 1 at the Closing, Acquirer shall deposit or shall cause the Paying Agent to deposit the Indemnity Escrow Amount with the Escrow Agent, which amount shall be withheld from the cash component of the Merger Consideration otherwise payable to each Company Securityholder, in accordance with Section 1.2 (such amount as deposited and held by the Escrow Agent in accordance with the Escrow Agreement, together with any earnings thereon, the “Indemnity Escrow Fund”); provided that, with respect to the Holdback Participants, in the event that the sum of the aggregate Indemnity Escrow Per Share Amount, Adjustment Escrow Per Share Amount and Expense Fund Per Share Amount with respect to such Holdback Participants exceeds the applicable portion of the Merger Consideration payable to such Holdback Participant in cash at Closing (such excess, the “Excess Holdback Amount”), then the Indemnity Escrow Fund deposited with the Escrow Agent at Closing shall be reduced by the Excess Holdback Amount, and once the applicable restrictions with respect to the Excess Holdback Amount (or a portion thereof) under the Holdback Agreement have lapsed in accordance with the terms of the Holdback Agreement, the Excess Holdback Amount (or portion thereof) shall, subject to the terms and conditions of the applicable Holdback Agreement, be deposited with the Escrow Agent as Indemnity Escrow Funds and be released in accordance with the Escrow Agreement; provided, that in the event, at the time such amount would otherwise have been deposited with the Escrow Agent pursuant to this sentence, amounts are owed to the Acquirer or any Indemnified Person under Article 8 that would have been released from the Indemnity Escrow Fund to the Acquirer or such Indemnified Person but for the unavailability of funds in the Indemnity Escrow Fund as a result of the reduction contemplated by this sentence, Acquirer shall not be required to deposit such amount with the Escrow Agent and instead shall have a right to offset the amounts owed to it or any Indemnified Person therefrom. The Indemnity Escrow Amount shall constitute a security for the indemnification obligations of such Indemnifying Parties pursuant to Article 8 for the Indemnity Escrow Period, and shall be held and distributed in accordance with the provisions of the terms hereof and of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Indemnity Escrow Amount.

(h)            Deposit of Adjustment Escrow Amount. Notwithstanding the other provisions of this Article 1, at the Closing, Acquirer shall deposit the Adjustment Escrow Amount with the Escrow Agent, which amount shall be withheld from the cash component of the Merger Consideration otherwise payable to each Company Securityholder in accordance with Section 1.2 (such amount as deposited and held by the Escrow Agent in accordance with the Escrow Agreement, together with any earnings thereon, the “Adjustment Escrow Fund”). The Adjustment Escrow Fund shall constitute security for the obligations of the Company Securityholders in Section 1.11. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Adjustment Escrow Amount.

(i)              Deposit of Expense Fund. Notwithstanding the other provisions of this Article 1, at the Closing, Acquirer shall or shall cause the Paying Agent to deposit the Expense Fund with the Escrow Agent, which amount shall be withheld from the cash component of the Merger Consideration otherwise payable to each Company Securityholder in accordance with Section 1.2. The Expense Fund shall be available to the Securityholders’ Agent to pay all expenses that are incurred by the Securityholders’ Agent in the performance of its duties as Securityholders’ Agent. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its fraud, bad faith, gross negligence or willful misconduct. The Escrow Agent will hold these funds separate from the Indemnity Escrow Amount and will not use these funds for any other purposes other than for payment of expenses that are incurred by the Securityholders’ Agent in the performance of its duties as Securityholders’ Agent. As soon as practicable following the completion of the Securityholders’ Agent’s responsibilities, the Escrow Agent will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Company Securityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Expense Fund and the appointment of the Securityholders’ Agent and the use thereby of the Expense Fund.

(j)              No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(k)             Unclaimed Consideration. Each former holder of a Converting Instrument who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.10 shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration payable and/or issuable pursuant to Section 1.2. Notwithstanding anything to the contrary contained herein, if one (1) year after the Closing Date (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) any Converting Instrument has not been surrendered by the date on which the Merger Consideration contemplated by Section 1.2 in respect of such Converting Instrument would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Converting Instrument shall, to the extent permitted by Legal Requirements, become the property of the Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

(l)              No Further Ownership Rights in the Company Securities. The Merger Consideration paid or payable following the surrender of the Converting Instruments in accordance with the terms hereof shall be paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Options, Company Warrants and any other Company Securities. From and after the Effective Time, the holders of Converting Instruments shall cease to have any rights with respect to Company Capital Stock and Company Options represented thereby, and the Company will take any action necessary to effectuate the cancellation of the Company Options upon the Closing. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers or exercises on the records of the Surviving Corporation of shares of the Company Capital Stock and Company Options which were issued and outstanding immediately prior to the Effective Time. Subject to Section 1.10, if, after the Effective Time, any Converting Instrument is presented to the Surviving Corporation or to Acquirer for any reason, such Converting Instrument shall be canceled and exchanged as provided in this Article 1.

1.11          Consideration Adjustments.

(a)             Closing Adjustment.

(i)              At least five (5) Business Days before the Closing, the Company shall prepare and deliver to Acquirer a statement (the “Estimated Closing Adjustments Statement”), together with reasonable supporting documentation as requested by the Acquirer, setting forth the following and a certificate of the Company certifying that each of the following was prepared in accordance with the Accounting Principles (and consistent with the past practices of the Company): (A) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Estimated Closing Balance Sheet”), (B) an estimate of the Closing Working Capital based upon the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”), and a calculation of the Estimated Closing Working Capital Adjustment (as defined below), (C) an estimate of the Closing Cash based upon the Estimated Closing Balance Sheet (the “Estimated Closing Cash”), (D) an estimate of the Closing Indebtedness based upon the Estimated Closing Balance Sheet (the “Estimated Closing Indebtedness”) and (E) an estimate of Closing Transaction Expenses as of the Closing Date (the “Estimated Closing Transaction Expenses”).

(ii)             The “Estimated Closing Working Capital Adjustment” shall be an amount equal to the difference between the Estimated Closing Working Capital and $278,000 (the “Target Working Capital”), expressed as a negative number if the Estimated Closing Working Capital is lower than the Target Working Capital and expressed as a positive number if the Estimated Closing Working Capital is higher than the Target Working Capital.

(b)             Post-Closing Adjustment.

(i)             Within one hundred twenty (120) days after the Closing Date, Acquirer shall prepare and deliver to the Securityholders’ Agent a statement setting forth its calculation of each of the items provided in (A), (B), (C) and (D) of the Estimated Closing Adjustments Statement as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Adjustments Statement”).

(ii)             The “Post-Closing Adjustment” shall be an amount equal to the sum of:

(1)            the difference between the Closing Working Capital, as finally determined pursuant to this Section 1.11 and the Estimated Closing Working Capital, expressed as a positive number if Closing Working Capital is higher than the Estimated Closing Working Capital and expressed as a negative number if the Closing Working Capital is lower than the Estimated Closing Working Capital;

(2)            the difference between the Closing Cash, as finally determined pursuant to this Section 1.11, and the Estimated Closing Cash, expressed as a positive number if the Closing Cash is higher than the Estimated Closing Cash and expressed as a negative number if the Closing Cash is lower than the Estimated Closing Cash;

(3)            the difference between the Closing Indebtedness, as finally determined pursuant to this Section 1.11, and the Estimated Closing Indebtedness, expressed as a positive number if the Closing Indebtedness is lower than the Estimated Closing Indebtedness and expressed as a negative number if the Closing Indebtedness is higher than the Estimated Closing Indebtedness; and

(4)            the difference between the Closing Transaction Expenses, as finally determined pursuant to this Section 1.11, and the Estimated Closing Transaction Expenses, expressed as a positive number if the Closing Transaction Expenses is lower than the Estimated Closing Transaction Expenses and expressed as a negative number if the Closing Transaction Expenses is higher than the Estimated Closing Transaction Expenses.

(c)             Examination and Review.

(i)             After receipt of the Closing Adjustments Statement, the Securityholders’ Agent shall have twenty (20) Business Days (the “Review Period”) to review the Closing Adjustments Statement. During the Review Period, the Securityholders’ Agent and its accountants shall have reasonable access to the books and records of the Company and/or its accountants to the extent that they relate to the Closing Adjustments Statement and to such historical financial information (to the extent in Acquirer’s possession) relating to the Closing Adjustments Statement as the Securityholders’ Agent may reasonably request for the purpose of reviewing the Closing Adjustments Statement and to prepare a Statement of Objections (as defined below), provided, that (a) such access shall be during Acquirer’s or the Company’s normal business hours (or such other times as the parties may agree), (b) the Company shall not be required to provide any access if (i) it would interfere with or disrupt in any material respect the normal business operations of the Company, (ii) such materials are subject to attorney-client, attorney work-product or similar privilege or (iii) providing such access would violate any third-party confidentiality obligations to which the Company is bound or violate any applicable Law, and (c) the Securityholders’ Agent agrees to hold and treat all documents and other information obtained or provided in connection with such access pursuant to Section 5.2.

(ii)             On or prior to the last day of the Review Period, the Securityholders’ Agent may object to the Closing Adjustments Statement by delivering to Acquirer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Securityholders’ Agent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Adjustments Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Adjustments Statement shall be deemed to have been accepted by the Securityholders’ Agent. If the Securityholders’ Agent delivers the Statement of Objections before the expiration of the Review Period, Acquirer and the Securityholders’ Agent shall negotiate in good faith to resolve such objections within twenty (20) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Adjustments Statement with such changes as may have been previously agreed in writing by Acquirer and Securityholders’ Agent, shall be final and binding. Any and all negotiations with respect to the Statement of Objections or the Closing Adjustments Statement shall be subject to Federal Rule of Evidence Rule 408 and any similar state law.

(iii)            If the Securityholders’ Agent and Acquirer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be presented to an impartial and nationally recognized firm of independent certified public accountants (it being clarified that under no circumstances shall such independent accountant be affiliated or in conflict of interest with either party hereto) appointed mutually by Acquirer and the Securityholders’ Agent (and in the absence of agreement, either party may request that the American Arbitration Association shall nominate such independent accounting firm) (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Adjustments Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustments Statement and the Statement of Objections, respectively.

(iv)           The fees and expenses of the Independent Accountant shall be paid by the Securityholders’ Agent (on behalf of the Indemnifying Parties), on the one hand, and by the Acquirer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Securityholders’ Agent or the Acquirer, respectively, bears to the aggregate amount actually contested by the Securityholders’ Agent and Acquirer. Any such fees and expenses payable by the Securityholders’ Agent shall be paid from the Indemnifying Parties directly, in accordance with their respective Indemnity Pro Rata Share. Each party shall bear its own costs, including the fees and disbursements of its Representatives, incurred in connection with their preparation or review of calculation certificates and preparation or review of any statement hereunder.

(v)            The Independent Accountant shall be directed to make a determination as soon as practicable and, in any event, within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Adjustments Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto. The resort to the Independent Accountant as provided in this Section 1.11 will be the sole recourse and remedy of the parties against one another or any other Person and the sole and exclusive method and procedure to resolve any claim, in each case, with respect to, any disputes arising out of or relating to adjustment of the Merger Consideration pursuant to this Section 1.11, absent of fraud or manifest error.

(d)            Payment of Post-Closing Adjustment.

(i)              If the Post-Closing Adjustment is a negative number the Securityholders’ Agent and Acquirer shall, within two (2) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to (A) disburse from the Adjustment Escrow Fund by wire transfer of immediately available funds to the Acquirer, without withholding of any taxes, the lesser of the Indemnity Escrow Amount and the absolute amount of the Post-Closing Adjustment (without regard to the fact that it is a negative number), (B) if the absolute amount of the Post-Closing Adjustment is lower than the amount held in the Adjustment Escrow Fund, then disburse from the Adjustment Escrow Fund by wire transfer of immediately available funds to the Paying Agent, for distribution to the holders of Company Shares, vested In-the-Money Options, and Company Warrants in accordance with their respective Adjustment Escrow Pro Rata Shares, any amounts remaining in the Adjustment Escrow Fund; and (C) if the absolute amount of the Post-Closing Adjustment is greater than the amount held in the Adjustment Escrow Fund, then the Securityholders’ Agent and Acquirer shall jointly instruct the Escrow Agent to disburse from the Indemnity Escrow Fund by wire transfer of immediately available funds to the Acquirer, without withholding of any taxes, the amount by which the absolute amount of the Post-Closing Adjustment exceeds the full amount held in the Adjustment Escrow Fund.

(ii)             If the Post-Closing Adjustment is a positive number or equal to zero, (A) Acquirer shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, deposit the Post-Closing Adjustment with the Paying Agent in cash by wire transfer of immediately available funds, for distribution to the holders of Company Shares, vested In-the-Money Options, and Company Warrants in accordance with their Adjustment Escrow Pro Rata Shares, and (B) the Securityholders’ Agent and Acquirer shall jointly instruct the Escrow Agent, within five (5) Business Days after the final determination of the Post-Closing Adjustment, to disburse the Adjustment Escrow Fund in full by wire transfer of immediately available funds to the Paying Agent, for distribution to the holders of Company Shares, vested In-the-Money Options, and Company Warrants in accordance with their Adjustment Escrow Pro Rata Shares.

(e)             This Section 1.11 constitutes an arbitration agreement. Any proceeding hereunder and the content of any discussions or communications with the Independent Accountant, as well as the Independent Accountant’s determination, shall be conducted on a confidential basis.

1.12           Tax Consequences. Neither Acquirer nor Merger Sub make any representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company, Affiliates or any Company Securityholders, the Merger and the other transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and the other agreements contemplated by this Agreement.

1.13          Certain Taxes. All personal transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by any respective Company Securityholder or the Company in connection with this Agreement (“Transfer Taxes”) shall be paid by the respective Company Securityholder when due, and each Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to Transfer Taxes.

1.14          Withholding Rights.

(a)             Notwithstanding anything to the contrary in this Agreement, the Acquirer, Acquirer Parent, Merger Sub II, the Surviving Corporation, the Surviving Company or the Paying Agent (each, a “Payor”), as applicable, shall be entitled to (i) deduct and withhold from any payments pursuant to this Agreement (including the Merger Consideration and the Post-Closing Adjustment), to any person (each, a “Payee”) such amounts in cash as the Payor is required to deduct and withhold from consideration due to such Payee or in connection therewith with respect to any such deliveries and payments under applicable Legal Requirements and (ii) request any necessary Tax forms, including any applicable IRS withholding forms or approvals, or any other proof of exemption from withholding or any similar information, from any Payee. To the extent that amounts are so deducted or withheld and remitted to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Payee in respect of which such deduction and withholding was made, and the applicable Payor will provide to such Payee, as soon as practicable, its written confirmation evidencing the amount withheld from payments under this Agreement.

(b)             Any amount required to be withheld with respect to any Holdback Participant receiving a portion of the Merger Consideration shall be funded first through a reduction from any cash portion of the Merger Consideration otherwise payable to such Holdback Participant, and to the extent there is insufficient cash to permit such withholding, through the forfeiture or sale of the portion of the non-cash portion of the Merger Consideration otherwise deliverable to such recipient that is required to enable the Paying Agent to comply with applicable deduction or withholding requirements.

1.15          Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.16           Consideration Spreadsheet. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to the Acquirer a spreadsheet (the “Estimated Consideration Spreadsheet”), together with reasonable supporting documentation as requested by the Acquirer, certified by the Chief Executive Officer of the Company, setting forth all of the following information (in addition to the other required data and information specified therein) in reasonable detail, as of the Closing Date and immediately prior to the Effective Time: for each of the Converting Holders, the number and kind of shares of Company Capital Stock or subject to the Company Options held by such Converting Holder, or the number of Company Shares underlying each Company Option or Company Warrant held by such Company Securityholders (and in the case of outstanding shares, the respective certificate numbers of such shares), the exercise price per share in effect for each Company Option or Company Warrant, as applicable, the Merger Consideration (including the Per Share Merger Consideration breakdown and a separation between the Aggregate Stock Consideration and Aggregate Cash Consideration), the Excess Holdback Amount, Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Closing Transaction Expenses, the Fully Diluted Company Capital Stock, Indemnity Escrow Amount, the Adjustment Escrow Amount, the Expense Fund Amount, the Indemnity Pro Rata Share, Adjustment Escrow Pro Rata Share and the Pro Rata Share, whether or not such Converting Holder is a Non-Accredited Company Stockholder, with respect to each Holdback Participant its applicable Holdback Amount (separated between the Aggregate Stock Consideration and Aggregate Cash Consideration), with respect to each Company Securityholder its applicable Adjustment Escrow Per Share Amount, Indemnity Escrow Per Share Amount and Expense Fund Per Share Amount (in each case, if applicable), and the calculation of the Cash Consideration Percentage and the Stock Consideration Percentage. The Estimated Consideration Spreadsheet shall also set forth, for any shares of Company Capital Stock acquired upon the exercise of a Company Option that was an “incentive stock option” within the meaning of Section 422 of the Code, whether the disposition of such Company Capital Stock in accordance with this Agreement constitutes a disqualifying disposition (within the meaning of Section 421(b) of the Code) resulting in a Tax reporting obligation with respect thereto. The Estimated Consideration Spreadsheet shall also set forth, for each Company Option, whether the Company is required to withhold employment Taxes with respect to the proceeds in respect of such Company Option under this Agreement. At least five (5) Business Days prior to Closing, the Company shall deliver to the Acquirer the final Consideration Spreadsheet including the same information as the Estimated Consideration Spreadsheet and certified by the Chief Executive Officer of the Company (the “Consideration Spreadsheet”); provided however that the calculation of the Cash Consideration Percentage and the Stock Consideration Percentage shall not be revised or updated, and the calculation of such percentages in the Estimated Consideration Spreadsheet shall be final and binding. The information contained in the Consideration Spreadsheet is and shall be solely the responsibility of the Company; and the Acquirer and Merger Sub shall be entitled to rely exclusively on the allocation and calculations contained in the Consideration Spreadsheet in making payments under Article 1 and Acquirer and Merger Sub shall not be responsible or liable in any way for verifying the information, calculations or the determinations regarding such calculations in such Consideration Spreadsheet. At the written request of the Acquirer, after the delivery of the Estimated Consideration Spreadsheet and the Consideration Spreadsheet, the Company shall make its Representatives available to discuss and answer questions with respect to the determination of the amounts set forth in the Estimated Consideration Spreadsheet and the Consideration Spreadsheet, and the Company shall consider in good faith any comments or revisions the Acquirer may have to the Estimated Consideration Spreadsheet and the Consideration Spreadsheet.

1.17          Calculation; No Fractional Shares. For purposes of calculating the amount of cash payable to each Company Securityholder in respect of its Company Securities pursuant to this Section 1.17, (i) all of the Company Securities held by each holder shall be aggregated, and (ii) the amount of cash payable in respect thereof shall be rounded down to the nearest whole cent. No fraction of an Acquirer Parent Common Share will be issued by virtue of the Merger, but, in lieu thereof, each Company Securityholder that would otherwise be entitled to a fraction of an Acquirer Parent Common Share (after aggregating all fractional Acquirer Parent Common Shares that otherwise would be received by such holder) shall receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Sections 1.12-1.14 that are required to be withheld with respect thereto, equal to the product obtained by multiplying (i) such fraction by (ii) the Acquirer Parent Share Price.

Article 2
Representations and Warranties of the Company

Except as set forth in the corresponding section of the disclosure letter of the Company delivered to Acquirer concurrently with this Agreement (the “Company Disclosure Letter”), attached hereto as Schedule D, the Company represents and warrants to Acquirer and Merger Sub as of the date of this Agreement and as of the Closing as follows:

2.1            Organization, Standing, Power and Subsidiary.

(a)             The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate and lease its properties and to conduct the business as currently conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company’s business. No power of attorney that would entitle any Person to act on behalf of the Company is currently outstanding. The Company is not the subject of any proceeding seeking liquidation, reorganization or similar relief under any bankruptcy, insolvency, receivership or similar law or has applied for or consented to the appointment of a receiver, trustee, custodian, conservator or similar official for the Company or for a substantial part of its assets. There are no entities that have been merged into or that otherwise are predecessors of the Company or any of its Subsidiaries. The operations now being conducted by the Company and any of its Subsidiaries are not and have never been conducted under any other name.

(b)             Schedule 2.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the names of the members of the board of directors and officers of the Company.

(c)             The minute books of the Company provided to the Acquirer contain a complete and accurate summary of substantially all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and through the date of this Agreement, and accurately reflect all transactions referred to in such minutes accurately in all material respects.

2.2            Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 39,579,565 shares of Company Common Stock, $0.00001 par value per share; (ii) 12,800,000 shares of Series Seed Preferred Stock, $0.00001 par value per share; and (iii) 10,869,565 shares of Series A Preferred Stock, $0.00001 par value per share. Schedule 2.2(a) of the Company Disclosure Letter sets forth a true and correct list of the issued and outstanding shares of Company Capital Stock as of the Agreement Date. There are no other authorized, issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Equity Plan and also as set forth in Schedule 2.2(b) of the Company Disclosure Letter. The number of shares set forth in Schedule 2.2(a) of the Company Disclosure Letter as being owned by each Person set forth therein constitutes the entire interest, beneficially and of record, of such Person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party or by which the Company is bound and have been issued in material compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. There are no declared and/or accumulated but unpaid dividends in respect of any Company Shares and no dividends have ever been declared, set aside or paid in respect of any Company Shares. The Company is not under any obligation to register under any securities laws any Company Share or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(b)            The Company has reserved 3,925,800 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 1,991,755 shares are subject to outstanding and unexercised Company Options, 685,061 shares are outstanding as a result of previously exercised Company Options that result from previously exercised options and 1,248,984 shares remain available for issuance thereunder with respect to future awards. Schedule 2.2(b)(i) of the Company Disclosure Letter sets forth a true and complete list of each Company Service Provider who holds a Company Option, which schedule shows for each Company Option the date such Company Option was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Option, the applicable exercise price, the applicable vesting schedule (and the terms of any acceleration rights thereof), whether such Company Option includes an “early exercise feature,” the Tax status of each Company Option under Section 422 of the Code, for each holder who is not a current employee of the Company, whether such Person has ever been an employee of the Company and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. With respect to each Company Option and each other equity award granted by the Company, (i) each such grant was duly authorized no later than the date on which the grant of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each grant was made in compliance in all material respects with all applicable Laws (including all applicable federal, state and local securities Laws) and all of the terms and conditions of the applicable Plan and, each Company Option has an exercise price that is equal or greater than the fair market value of the underlying share of stock on the applicable Grant Date, (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company, and (iv) no modifications have been made to any Company Options following the Grant Date. Schedule 2.2(b)(ii) of the Company Disclosure Letter sets forth each Company Service Provider with an offer letter or other Contract or Plan that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company, or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof. The treatment of Company Options under this Agreement, complies in all respects with applicable Law and with the terms and conditions of the applicable Plans and the applicable Company Option agreements.

(c)            Except as set forth in Schedule 2.2(c) of the Company Disclosure Letter, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) granting their holder the right to vote on any matters on which any Company Securityholder may vote (or which are convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(d)            Except for the Company Options, Company Warrants and Company Convertible Instruments described in Schedule 2.2(b) of the Company Disclosure Letter, there are no options, warrants, convertibles notes or instruments, calls, rights, commitments or Contracts written or oral, of any character (including any promises) to which the Company or any of its Subsidiaries is a party or by which it is or may be bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, Company Options or other rights to purchase shares of Company Capital Stock or other securities of the Company or any of its Subsidiaries, or any Company Voting Debt, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract. Except for the Company Options, Company Warrants and Company Convertible Instruments described in Schedule 2.2(b) of the Company Disclosure Letter, no event has occurred, and no condition or circumstance exists, that would provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Capital Stock or other securities of the Company. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to the Company.

(e)            As a result of the Merger, Acquirer will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock. Other than as provided pursuant to the terms of this Agreement, as of the Effective Time, no former holder of a Company Option or any warrant or convertible instrument will have any rights or entitlements to the Company Capital Stock or any portion of the Merger Consideration.

(f)            Other than as specifically set forth in this Agreement, at the Effective Time, no Company Stockholder, in its capacity as a stockholder of the Company, will be entitled to any indemnity, reimbursement or other similar rights from the Company, including by virtue of such Company Stockholder’s investment in the Company or any other Contract, and no obligation, liability or other circumstances shall exist at the Effective Time that give or may give rise to any liability of the Company to any Company Stockholder, other than as specifically set forth in this Agreement.

(g)            The Consideration Spreadsheet to be provided in accordance with Section 1.16 shall be, as of the Closing Date, true and correct in all respects.

2.3            Authority; Non-contravention; Consents.

(a)            The Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Merger and the transactions contemplated hereunder and thereunder; and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof has been duly authorized by a unanimous affirmative vote of the Board of Directors, constituting, together with the Written Consents, all necessary corporate action on the part of the Company and its stockholders. This Agreement and the other Transaction Documents to which it is a party, when executed and delivered, will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Written Consents are the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the other Transaction Documents, and to approve and consummate the Merger and the other transactions contemplated hereby and thereby.

(b)            The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, in each case, whether or not with the giving of notice, lapse of time, or both, (i) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the material properties or assets of the Company or any of its Subsidiaries or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, modification, cancellation or acceleration of any material obligation or loss of any benefit under, or require any consent, notice, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company or any of its Subsidiaries, in each case as amended to date, (B) any material Contract of the Company or any of its Subsidiaries or any material Contract applicable to any of their material properties, assets (whether tangible or intangible), Permits, or business, or (C) any Legal Requirements applicable to the Company or any of its Subsidiaries or any of their material properties, assets or business.

(c)            Except as set forth on Schedule 2.3(c) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, notice to, or declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger, as provided in Section 1.1(d). As a result of the execution of this Agreement, the Transaction Documents and consummation of the transactions contemplated hereby and thereby, the Surviving Corporation or any of its Subsidiaries will not be prohibited under any Contract from exercising any of their rights under any such Contract, and none of Acquirer or the Surviving Corporation or any of its Subsidiaries will be required to pay any additional amounts or consideration other than ongoing fees or payments, which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement and the Transaction Documents not occurred.

(d)            On and as of the Effective Time, all assets, Contracts, properties, rights, benefits and entitlements of the Company or any of its Subsidiaries will be vested in and solely owned by the Surviving Corporation or any of its Subsidiaries and include all assets, Contracts, properties, rights, benefits and entitlements that are necessary and sufficient for the Company’s and its Subsidiaries’ business as currently conducted and as currently proposed to be conducted.

(e)            At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of DGCL, the Certificate of Incorporation and the Bylaws, the Company Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) subject to the provisions of this Agreement, resolved to recommend that the Company Stockholders vote for the approval of this Agreement, the Merger and the other transactions contemplated hereby.

(f)            Assuming the receipt of the Written Consents, no other vote of Company Stockholders is necessary in order to approve and adopt this Agreement and the Merger under the DGCL, the Certificate of Incorporation and the Bylaws.

2.4            Financial Statements; Undisclosed Liabilities.

(a)            Set forth on Schedule 2.4(a) of the Company Disclosure Letter are (i) the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2020; and (ii) unaudited consolidated financial statements of the Company as of June 30, 2021 (which includes, in each case, balance sheets, changes in shareholders’ equity, statements of income and statements of cash flows) (collectively, the “Financial Statements”). The Financial Statements (i) are complete, true and correct in all material respects and have been prepared in accordance with Accounting Principles on a consistent basis throughout the periods indicated and consistent with each other (subject, with respect to the unaudited financial statements referred to in clause (ii) below, to normal and recurring year-end adjustments the effect of which would not be material, and the absence of notes), fairly present in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein, and (ii) are consistent with the books and records of the Company and its Subsidiaries maintained in the ordinary course of business in accordance with Legal Requirements. The transactions reflected in the Financial Statements represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein.

(b)            The Company has in place systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements prepared in accordance with Accounting Principles as consistently applied by the Company in the Financial Statements. The Company has not identified nor been made aware of any evidence, third party claims or internal or external allegations that the Company or any of its officers or accounting managers have engaged in fraud, whether or not material, that occurred during any period covered by the Financial Statements, including any fraudulent accounting practices relating to the Company.

(c)            The Company or its Subsidiaries have no Liabilities of any nature, including for unpaid Taxes, whether or not required to be reflected or reserved in financial statements in accordance with GAAP, other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of June 30, 2021 (the “Company Balance Sheet” and the “Company Balance Sheet Date”, respectively), (ii) those incurred in the conduct of the Company’s or its Subsidiaries’ business since the Company Balance Sheet Date in the ordinary course, consistent with past practice, and which, at the Closing, will be reflected in the Closing Adjustments Statement, and (iii) those set forth on Schedule 2.4(c) of the Company Disclosure Letter.

(d)            All accounts receivable of the Company and its Subsidiaries as of the Company Balance Sheet Date are reflected on the Company Balance Sheet, and all accounts receivable that have arisen from the date of the Company Balance Sheet (i) have arisen in the ordinary course of business, consistent with past practices and at an arm’s length, (ii) represent bona fide claims against debtors for sales and other charges and (iii) are collectable in full (without any discount, set-off or counterclaim and without the need to resort to litigation) in accordance with their respective terms. The Company or its Subsidiaries have not received a written notice indicating that any of such accounts receivable is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company or its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. There are no reserves for doubtful accounts provided in the Company Balance Sheet. The accounts payable of the Company and its Subsidiaries have been incurred or have arisen in the ordinary course of business. No accounts payable of the Company is past due nor is the Company otherwise in default in its payment of any such amounts. Since the Company Balance Sheet Date through the Closing Date, the Company and its Subsidiaries have paid and will pay its accounts payable in the ordinary course of business consistent with the Company’s and its Subsidiaries’ past practice, except for those accounts payable the Company or its Subsidiaries are contesting in good faith.

(e)            Schedule 2.4(e) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company and its Subsidiaries maintains accounts.

2.5            Absence of Changes. Since the Company Balance Sheet Date, other than as set forth in Schedule 2.5 of the Company Disclosure Letter, the Company and its Subsidiaries have operated in the ordinary course of business and there has not been, occurred or arisen any:

(a)            event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)            amendment of the governing documents of the Company or any Subsidiary;

(c)            split, combination or reclassification of any shares of the Company Capital Stock or any issuance, sale or other disposition of any of the Company Capital Stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company Capital Stock;

(d)            declaration or payment of any dividends or distributions on or in respect of any of the Company Capital Stock or redemption, purchase or acquisition of Company Capital Stock;

(e)            damage, destruction or loss (whether or not covered by insurance) to any material assets or material property of the Company;

(f)             acceleration, termination, material modification to or cancellation of any Material Contract;

(g)            capital expenditures by the Company or any Subsidiary in an amount greater than $50,000, individually or in the aggregate, and any acquisition (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, by the Company or any Subsidiary of any, all or substantially all assets, properties or securities of any Person;

(h)            loans, guarantees or capital contributions to, or investments in, any other Person;

(i)             (i) entry into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such contract or agreement, (ii) granted any increase in the base compensation of any Company Service Provider outside the ordinary course of business, (iii) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Company Service Provider (or taken any such action with respect to any other benefit plan), or (iv) made any other change in employment terms for any Company Service Provider outside the ordinary course of business;

(j)             change in any method of accounting or accounting practice of the Company or any Subsidiary, or any change or rescission of any Tax election, amendment of any Tax Return or the taking of any position on any Tax Return, settlement of any Tax audit or other proceeding, any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, any application or negotiation for or receipt of a Tax ruling or arrangement, release of any claim for Tax refund, or any other action, omission to take any action or entry into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any Subsidiary in respect of any period prior to, at or following the Closing;

(k)            cancellation of any debts or entitlements and any creation of any security interest in any material assets or material properties;

(l)             commencement or settlement of any lawsuit or proceeding or other investigation against the Company or any Subsidiary or commencement of any lawsuit by the Company or any Subsidiary;

(m)           any sale, lease or license by the Company or any Subsidiary, or the imposition of any Encumbrance upon, any asset (tangible or intangible), securities, properties, interests or businesses of the Company or any Subsidiary not in the ordinary course of business; or

(n)            execution by the Company or any Subsidiary of any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.6            Litigation.

(a)            Other than as set forth in Schedule 2.6(a) of the Company Disclosure Letter, (i) there is no, and there have been no, action, proceeding, suit, hearing, litigation or arbitration, or any appeal therefrom, pending or threatened in writing, against the Company or any of its Subsidiaries, or against any of the officers, directors, Key Persons or other Noncompete Parties (in their capacities as such) of the Company or any of its Subsidiaries or any of their assets nor is there any reasonable basis therefor; (ii) there is no, and there have been no, audit, inquiry or investigation (whether civil, criminal, administrative, judicial or investigative), including but not limited to any audit or investigation brought, conducted or heard by or before, or otherwise involving any Governmental Entity, against the Company or any of its Subsidiaries or against any of their respective officers, directors, Key Persons or other Noncompete Parties (in their capacities as such) nor is there any reasonable basis therefor; and (iii) the Company or any of its Subsidiaries have not received any notices regarding any of the foregoing.

(b)            There is no judgment, consent decree, rule, injunction or order (an “Order”) against the Company or any of its Subsidiaries or any of the material assets or properties of the Company or any of its Subsidiaries, or any of their directors, officers, Key Persons or other Noncompete Parties (in their capacities as such or relating to their employment, services or relationship with the Company) nor is there any reasonable basis therefor.

2.7            Compliance with Applicable Laws; Governmental Permits.

(a)            The Company and each of its Subsidiaries are, and has at all times been, and has operated its business and maintained its assets and properties, in compliance in all material respects with all applicable Legal Requirements. No event has occurred, and no condition or circumstance exists, that may be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company or any Subsidiary of, or a failure on the part of the Company or any Subsidiary to comply with or the failure of its business and operations to be otherwise in compliance, in all material respects with any Legal Requirements. All approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Company and its Subsidiaries are and have been, throughout the period required according to applicable Legal Requirements, in the possession of the Company and its Subsidiaries, are in full force and effect and are being complied with in all material respects.

(b)            Neither the Company nor any of its Subsidiaries (including any of their officers, directors, managers, employees, affiliates or any agents having authority to act on behalf of the Company), has during the time engaged by the Company or any of its Subsidiaries and/or while acting on behalf of the Company or any of its Subsidiaries and for their benefit, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any Subsidiary’s business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption Legal Requirements; (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above.

(c)            The Company and its Subsidiaries have at all times been in compliance with all applicable Legal Requirements of any jurisdiction in which the Company or any of its Subsidiaries operates related to export controls, economic sanctions, trade embargoes, boycotts, imports and stipulations governing supply chain security programs, including regulations administered by the Treasury Department’s Office of Foreign Assets Control, the U.S. Department of Commerce’s Bureau of Industry and Security, and the U.S. Department of State’s Directorate of Defense Trade Controls. Neither the Company nor any of its Subsidiaries has distributed and activated any Company Products to or has any obligations to, or has or had any business with, any third party located in any country listed on any applicable sanctions list.

(d)            The Company and its Subsidiaries do not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

(e)            None of the Company, any of its Subsidiaries, nor any of their respective officers, directors, managers, employees or affiliates are or have been required to be registered with the Commodity Futures Trading Commission as a “commodity pool operator,” a “commodity trading advisor,” or a futures commission merchant (each, as defined in the Commodity Exchange Act), nor required to be registered, licensed or qualified as a transfer agent, bank, trust company, commodity broker-dealer, real estate broker, municipal advisor, insurance company or insurance broker, or investment adviser or investment manager under applicable Legal Requirements.

2.8            Broker-Dealer Compliance Matters.

(a)            Since the commencement of its engagement in activities for which registration as a broker-dealer is or was required (such activities, the “Broker-Dealer Activities”), the Broker-Dealer Subsidiary has been duly registered, licensed and qualified as a broker-dealer under the Exchange Act, applicable state securities law, the rules of FINRA (“FINRA Rules”), and in all other jurisdictions where such registration, licensing and qualifications are so required. The Broker-Dealer Subsidiary is a member firm in good standing with FINRA and each other self-regulatory organization of which it is required to be a member. The Broker-Dealer Subsidiary has filed all regulatory reports, schedules, forms, registrations and other documents, including Form BD, Form CRS and filings pursuant to FINRA Rule 4530, including, but not limited to, reports concerning customer complaints, and SEC Rules 17a-5 and 17a-11, as applicable, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Entities (collectively, the “BD Regulatory Filings”), and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 2.8(a), the information contained in the BD Regulatory Filings was true, complete and correct at the time of filing, and the Broker-Dealer Subsidiary has made all amendments to such BD Regulatory Filings as it is required to make under any applicable Legal Requirements. The Company has made available to the Acquirer a true, complete and correct copy of the Broker-Dealer Subsidiary’s membership agreement with FINRA. The Broker-Dealer Subsidiary is operating in compliance with the terms and conditions of such membership agreement, and no action is pending with FINRA to amend such membership agreement.

(b)            Each natural Person whose functions require such Person to be licensed as a representative of, or principal of, and registered with, the Broker-Dealer Subsidiary is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and have not been since such Person became required to be so licensed or registered, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one broker-dealer in any jurisdiction where such multiple registrations would violate any applicable Law.

(c)            (i) Neither the Broker-Dealer Subsidiary nor any associated persons (as such term is defined in the Exchange Act and bylaws of FINRA) (“Associated Persons”) thereof is: (A) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an Associated Person of a broker-dealer; (B) subject to “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (C) subject to any disciplinary proceedings or orders that would be required to be disclosed on Form BD or Forms U-4 and U-5 (and which disciplinary proceedings or orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its Associated Person is required to file such forms or; (D) subject to disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 14C of the Exchange Act; and (ii) there is no proceeding pending or threatened by any Governmental Entity that would reasonably be expected to result in any of the circumstances described in the foregoing clauses.

(d)            Neither the Broker-Dealer Subsidiary nor any Associated Persons thereof is subject to disqualification under Rule 262 of Regulation A under the Securities Act or Rule 506(d) of Regulation D under the Securities Act, or any similar disqualification provision under Regulation E under the Securities Act and none of them has ever been subject to such disqualification.

(e)            Since it was required to be registered with the SEC as a broker-dealer, the Broker-Dealer Activities provided by the Broker-Dealer Subsidiary have been conducted in compliance with all requirements of the Exchange Act, the rules and regulations of the SEC, FINRA and any applicable state securities regulatory authority or self-regulatory organizations, as applicable. The Broker-Dealer Subsidiary has established, in compliance with applicable Legal Requirements, and maintained in effect at all times required under applicable Legal Requirements, written policies and procedures reasonably designed to achieve compliance with the Exchange Act, the SEC rules thereunder, and the rules of each applicable self-regulatory organization of which the Broker-Dealer Subsidiary is a member, including those required by (i) FINRA Rules, (ii) applicable anti-money laundering terrorism financing laws, rules and regulations, including a written customer identification program, and (iii) identity theft laws.

(f)             Except as set forth on Schedule 2.8(f) of the Company Disclosure Letter, none of the Broker-Dealer Subsidiary, the Company, any Affiliate of the Company, or any of their respective officers, directors, employees, security holders or Associated Persons has received written notice of any action, audit, sweep letter, examination, customer complaint or other inquiry (including by the SEC, FINRA, the Department of Labor, or any other Governmental Entity) pending or threatened against the Broker-Dealer Subsidiary or involving any Key Person, employee or Associated Person, as the case may be. The Company has no knowledge of any unresolved violation or exception raised by any Governmental Entity or customer with respect to the Broker-Dealer Subsidiary’s activities. The Broker-Dealer Subsidiary has not settled any claim or proceeding initiated by the SEC, FINRA or any other Governmental Entity. The Broker-Dealer Subsidiary has not had an order, decree or judgement entered against it in connection with any applicable Legal Requirement governing the operations of the Broker-Dealer Subsidiary.

(g)            The Broker-Dealer Subsidiary currently maintains, and has since it was required to be registered as a broker-dealer maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the Broker-Dealer Subsidiary, and in an amount sufficient to ensure it is not required to file a notice under Rule 17a-11 under the Exchange Act.

(h)            The Broker-Dealer Subsidiary has received written affirmative consent from each of its customers as required under Rule 15c3-3(j)(2)(ii), including notification of the general terms and conditions of the products available through its cash sweep program or arrangement (the “Cash Sweep Program”), and the Broker-Dealer Subsidiary and any applicable Affiliates have conducted the Cash Sweep Program in accordance with applicable Legal Requirements.

2.9            Tangible Property; Real Property.

(a)            Neither the Company nor any Subsidiary owns any real property. The Company and any of its Subsidiaries has good and valid leasehold interest in each parcel of real property leased by it or used or required for the conduct of its business as conducted (the “Leased Real Property”). Schedule 2.9(a) of the Company Disclosure Letter lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”). The Company and any of its Subsidiaries has the right to use and occupy its respective Leased Real Property for the full term of the Real Property Lease relating thereto, subject to its respective terms.

(b)            The Company and each of its Subsidiaries owns and has good and marketable title to, or a valid license or leasehold interest in, all material tangible personal property and assets used by the Company or any of its Subsidiaries or used or required for the conduct of their business as currently conducted (the “Assets”). Schedule 2.9(b) of the Company Disclosure Letter lists each Asset with a value greater than $5,000. None of the Assets is subject to any Encumbrance, except for: (i) statutory Encumbrances for current Taxes not yet due or payable or for future taxes or other governmental or regulatory assessments which are not delinquent, or (ii) mechanic’s, carrier’s, worker’s, materialman’s, warehouseman’s, supplier’s, or vendor’s liens (collectively “Permitted Encumbrances”).

(c)            The Assets constitute all of the tangible personal property and assets used or held for use in connection with the businesses of the Company and its Subsidiaries as currently conducted and represent all of the tangible personal property and assets necessary and sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted.

2.10            Intellectual Property.

(a)            As used in this Agreement, the following terms have the meanings indicated below:

(i)            “Company Intellectual Property” means any and all Company Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to or used by the Company or any of its Subsidiaries.

(ii)           “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or any of its Subsidiaries is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available Software licensed on standard terms and conditions pursuant to a click-wrap, shrink-wrap or browse-wrap license or other off-the-shelf licenses.

(iii)          “Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries whether exclusively, jointly with another Person, or otherwise, including all Intellectual Property in and to the Company Products.

(iv)          “Company Products” means all products (tangible or intangible, including content and posts) or services currently or previously produced, marketed, licensed, sold, distributed or otherwise Made Available, or performed by or on behalf of the Company or any of its Subsidiaries, or that are under development, including all products, applications, websites, APIs, development kits, and other tools that are or were made available to third parties by the Company or any of its Subsidiaries.

(v)           “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration; registered or filed in the name of the Company or any of its Subsidiaries.

(vi)          “Company Source Code” means, collectively, any Software source code, database specifications or designs, or any material proprietary algorithm contained in or relating to any software source code, of any Company Owned Intellectual Property or Company Products.

(vii)         “Intellectual Property” or “Intellectual Property Rights” means any and all industrial and intellectual property rights worldwide and all rights associated therewith, whether under common law or statutory rights, including (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), invention disclosures, discoveries, improvements, including those that are included in any patent claim, are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on a patent, or could have been included as a claim in a patent; and all patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; and any registrations of any of the foregoing, worldwide, including all priority rights; (b) trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, websites and URL addresses and general-use e-mail addresses, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof; (c) copyrights, copyrights registrations and applications and renewals thereof, including in and to works of authorship, moral rights, economic rights of authors and inventors, however denominated, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations, collective works, and derivative works thereof; (d) all trade secrets and confidential information, proprietary information, business and technical information (including research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications), in each case, whether or not they constitute a trade secret as defined under any Legal Requirement; (e) all software, computer programs, applications (including mobile applications for iOS and Android), computed aided design files, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; computer-based databases and compilations, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, specifications, user interfaces and related “look and feel”; all versions, updates, corrections, enhancements and modifications related to any of the foregoing; and all documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing; (f) all computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs and Network Identifiers; (g) design rights, industrial design rights, mask work and integrated circuit topography, registrations and applications therefor and any renewals; (h) all Digital and Social Media Assets; in each of the above cases, together with (i) all rights to sue for and remedies against past, present and future infringements, misappropriations or dilution of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide; (ii) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (iii) all similar or equivalent rights to any of the foregoing and all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

(viii)        “IT Systems” means all systems used by the Company or any of its Subsidiaries in their respective business, including the information and communications technology infrastructure and systems (including all software, hardware, firmware, networks and websites of the Company and any of its Subsidiaries).

(ix)           “Marketing Laws” means all Legal Requirements applicable to advertising, e-mails, text messages, telemarketing and direct marketing, including the Telephone Consumer Protection Act (47 U.S.C. § 227), CAN-SPAM (15 U.S.C. §7701), the Telemarketing Sales Rule (16 C.F.R. Part 310), state and federal laws addressing unfair and deceptive trade practices, state consumer protection Legal Requirements, the Federal Trade Commission Act, the Federal Trade Commission’s Enforcement Policy Statement on Deceptively Formatted Advertising (81 Fed. Reg. 22596), the Federal Trade Commission’s Guides Concerning Use of Endorsements and Testimonials in Advertising (16 C.F.R. 255.5), the Federal Trade Commission’s Native Advertising Guidelines, CA Business & Professions Code § 17529, and the similar Legal Requirements of any other jurisdiction, all the foregoing to the extent applicable to the Company.

(x)            “Open Source Materials” means Software that is licensed under licenses identified as “free software,” or “open source software” as such terms are defined and interpreted by the Open Source Initiative at www.opensource.org, the Free Software Definition (as promulgated by the Free Software Foundation), or under similar licensing terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License), the Common Development and Distribution License (CDDL), the Eclipse Public License (EPL), or any license that requires source code to be made available in connection with any license, sublicense or distribution of such materials.

(xi)           “Personal Data” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

(xii)          “Third-Party Intellectual Property” means any and all Intellectual Property owned or controlled by, or purported to be owned or controlled by, a third party.

(b)            Products. Schedule 2.10(b) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) of all Company Products. For purposes of this Subsection (b), “Company Products” does not include products that are still under development.

(c)            Company Intellectual Property. The Company solely and exclusively owns all Company Owned Intellectual Property, free and clear of any Encumbrances, and has obtained valid and enforceable licenses and authorizations to use all Third-Party Intellectual Property used by the Company. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for the Company’s or any of its Subsidiaries’ conduct of their business as such business is currently conducted and currently proposed to be conducted, without the need for the Company to acquire or license any other Intellectual Property Right. Neither the Company nor any of its Subsidiaries has transferred or assigned or agreed to transfer or assign any right, title or interest in or with respect to, or granted or agreed to grant any ownership or exclusive licenses to, any Company Owned Intellectual Property to any third party. Without limiting the foregoing, the Company has the right to use, distribute, sell, offer to sell, make, have made, modify, export, and import Company Owned Intellectual Property (including Company Source Code, software development tools, library functions, and compilers) that the Company or any of its Subsidiaries (i) uses to create, modify, compile, market or support any Company Product, or (ii) uses to provide any services material to the Company’s and its Subsidiaries’ business provided by them to third parties.

(d)            Company Registered Intellectual Property. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Registered Intellectual Property, and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property is valid and subsisting and enforceable, is in full force and effect, and has not been cancelled or abandoned (or in the case of applications, has been applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordation and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(e)            No Government or Academic Institution’s Assistance. No grant, incentive, subsidy, funding, facilities, support, benefit or privilege, including any application therefor, whether pending, approved, or made available, directly or indirectly, by any Governmental Entity, university, college or other educational institution or research center, or organization whose primary purpose is to create or foster the creation of Open Source Software (or any affiliate of any of the foregoing), was received by the Company or any of its Subsidiaries or was used by the Company or any of its Subsidiaries or on their behalf, or by any of its Founders prior to the incorporation of the Company, in the development or creation of the Company Owned Intellectual Property, or any portion thereof. No current or former employee, consultant or independent contractor, developer, inventor or other contributor to the Company Owned Intellectual Property (i) was operating under any governmental grants, or (ii) was performing services or research for, or sponsored by, or otherwise affiliated to or under restrictions resulting from his or her relations with, any Governmental Entity, university, college, other educational institution or research center or organization whose primary purpose is to create or foster the creation of Open Source Materials, during the time, with respect to both subsections (i) and (ii) herein, such employee, consultant or independent contractor was involved in, or contributing to, the creation or development of any Company Owned Intellectual Property.

(f)             Invention Assignment and Confidentiality Agreement. The Company and each of its Subsidiaries has secured (whether by operation of law or otherwise) from all current and former employees and independent contractors who independently or jointly contributed to the creation or development of any Company Owned Intellectual Property for the Company (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property in such contribution to such Company Owned Intellectual Property (or any components thereof) and has obtained the explicit and irrevocable waiver of all non-assignable rights including moral rights. No volunteers independently or jointly contributed to the creation or development of any Company Owned Intellectual Property for the Company. Without limiting the foregoing, with respect to the creation or development of any Company Owned Intellectual Property, the Company and each of its Subsidiaries has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors. The Company has provided to Acquirer copies of all such forms used by the Company and each proprietary information and invention disclosure and Intellectual Property assignment executed by each Author is substantially similar to the forms the Company has Made Available to Acquirer.

(g)            Founders. All rights, titles and interests in the Company Owned Intellectual Property that was developed, invented, programmed, designed, conceived or reduced to practice by the Founders (either alone or jointly with others) (i) prior to the inception of the Company or (ii) prior to the commencement of their respective employment and/or engagement with or by the Company (the “Founders IP”) was duly, fully and irrevocably assigned by the Founders to the Company upon or in connection with the incorporation of the Company, free and clear of any liens, charges, claims and restrictions. Correct and complete copies of all assignment documents of the Founders IP to the Company have been Made Available to the Acquirer. The Founders are the sole inventors and developers of the Founders IP without any contribution, assistance, participation or alleged rights of any third party. Neither the Founders nor any other persons have any further interest in or rights to any of the Founders IP. During the period in which the Founders were developing the Founders IP, the Founders were not employed or engaged by any third party.

(h)            Full Payment. All amounts payable by the Company or its Subsidiaries to any Authors have been paid in full and no additional compensation or royalties are due for such Intellectual Property or Intellectual Property Rights.

(i)             No Violation. No current or former employee, consultant, advisor or independent contractor of the Company and its Subsidiaries is in violation of any term or covenant of any Contract relating to invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company and its Subsidiaries or using trade secrets or proprietary information of others without permission in connection with such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or its Subsidiaries. No employee, consultant, advisor or independent contractor of the Company or its Subsidiaries has claimed ownership rights in any Company Owned Intellectual Property.

(j)             Sensitive Information. The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company and its Subsidiaries (including trade secrets), all confidential or non-public information provided by any third party (including trade secrets) to the Company or its Subsidiaries under a written obligation of confidentiality, any and all information collected by, or on behalf of, the Company or its Subsidiaries, including information about or obtained from or through its customers’ or partners’ IT infrastructure and network traffic, which may include Personal Data (“Sensitive Information”). All current and former employees and contractors of the Company, each of its Subsidiaries and any third party who currently have or previously had access to Sensitive Information have executed a written agreement with the Company or its Subsidiaries regarding the protection of such Sensitive Information. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any breach of security or otherwise unauthorized access by third parties to the Sensitive Information, including Personal Data in the Company’s or its Subsidiaries’ possession, custody or control.

(k)            Non-Infringement. The Company Owned Intellectual Property, the Company Products and the operation of the business of the Company as currently conducted and as currently proposed to be conducted, including the design, development, use, import, export, licensing, marketing, sale or other disposition of the Company Owned Intellectual Property and Company Products, do not, have not and will not, infringe or misappropriate the Intellectual Property rights of any Person or constitute unfair competition or trade practices under the Legal Requirement of any jurisdiction. Neither the Company nor any of its Subsidiaries has received any notice from any Person claiming that such operation or any Company Owned Intellectual Property or any Company Product infringes or misappropriates the Intellectual Property rights of any Person, constitutes unfair competition or unfair trade practices under the Legal Requirement of any jurisdiction or violates the rights of any Person (nor does there exist any basis therefor), and has not received any offer for a license of Intellectual Property, implying that the operation of the Company or its Subsidiaries or any Company Product infringes or misappropriates the Intellectual Property rights of a third party. Neither the Company nor any of its Subsidiaries has received any opinion of counsel that any Company Owned Intellectual Property, Company Product or the operation of the business of the Company or its Subsidiaries, as previously or currently conducted and as currently proposed by the Company or its Subsidiaries to be conducted, infringes or misappropriates any Intellectual Property rights of any Person. The Company Owned Intellectual Property, the Company Products and the operation of the business of the Company or its Subsidiaries as currently conducted, including the standard use by the Company’s customers of the Company Products in accordance with the published documentation, are and were in compliance with, and have not, do not and will not cause or result in any such customer or user to be in violation of, any policies, guidelines, rights, terms of use or guidelines of Google Play, Apple’s App Store, of any third-party network with whom the Company or its Subsidiaries are engaged, or of any applicable Legal Requirements. No Person is engaging, or has engaged in the past, in any activity that infringes or misappropriates the Company Owned Intellectual Property or violates the rights of the Company therein, nor has it made any claim with respect to any such alleged infringement or misappropriation against any Person.

(l)             Sufficiency. The Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Surviving Corporation and its Subsidiaries to conduct the business of the Company and its Subsidiaries as presently conducted and as currently proposed by the Company or its Subsidiaries to be conducted following the Effective Time. The execution, delivery and performance of the transactions contemplated by this Agreement and the other Transaction Documents (including the Merger), does not and will not result in (i) the Company (or the Acquirer following the Closing) or its Subsidiaries granting, assigning or transferring to any Person any rights or licenses to Company Owned Intellectual Property, paying any royalties or other amounts in excess of those that would have, in any event, been payable by the Company or its Subsidiaries had the transactions contemplated by this Agreement not occurred, (ii) any conflict with, breach of, or the right of termination or cancellation under, any Company Intellectual Property Agreements, or (iii) the imposition of any Encumbrance on, loss or impairment of, any Company Owned Intellectual Property or Company Source Code.

(m)           Licenses; Agreements. Other than as set forth in Schedule 2.10(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted, any options, licenses or agreements of any kind relating to any Company Owned Intellectual Property outside of normal nonexclusive, non-sublicensable license or end user terms of service entered into by or otherwise governing users of the Company Products in the ordinary course of the business (forms of which have been provided to Acquirer). Other than as set forth in Schedule 2.10(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to pay any royalties or other payments to third parties (excluding, for the avoidance of doubt, salaries or compensation payable to Authors, not contingent on or related to the use of their particular Intellectual Property contributions) with respect to the marketing, sale, distribution, license or use of any Company Products or Company Owned Intellectual Property or any other property or rights.

(n)            Other Intellectual Property Agreements. Neither the Company nor any of its Subsidiaries is in breach of any Company Intellectual Property Agreement. There are no pending or threatened disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder. No Company Intellectual Property Agreement obligates the Company or its Subsidiaries to include any Third-Party Intellectual Property in any Company Product or requires the Company or its Subsidiaries to obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product. The Company has obtained valid, written licenses (sufficient for the conduct of the business as currently conducted and as currently proposed to be conducted) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products. At the Closing, the Acquirer and its Affiliates will be permitted to exercise all of the Company’s or its Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement and the other Transaction Documents not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(o)            Company Source Code. Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. No event has occurred, and no circumstance or condition exists, that may be expected to, result in the disclosure, delivery or license by the Company or its Subsidiaries of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Neither the execution of this Agreement or the other Transaction Documents nor any of the transactions contemplated hereby or thereby will result in a release from escrow or other delivery to a third party of any Company Source Code.

(p)            Open Source Software. Schedule 2.10(p) of the Company Disclosure Letter identifies all Open Source Materials used, distributed by the Company and/or incorporated, bundled, linked to, or embedded, in any Company Products and identifies (a) the licenses underlying the Open Source Materials (including version number, if any) under which the Company uses such Open Source Materials, (b) the location on the Internet, if any, where such Open Source Materials were most recently accessed by the Company or its Subsidiaries to the extent such locations are currently available to the Company or its Subsidiaries, (c) whether such Open Source Materials, if distributed (including, in the case of any Open Source Materials subject to the AGPL, making available for use and interaction over a network), have been modified by or for the Company or its Subsidiaries, and (d) whether such Open Source Materials have been distributed by or for the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials, including, with respect to any distributed Open Source Materials, all copyright notice and attribution requirements, and all requirements to offer access to source code. Neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Owned Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Owned Intellectual Property or Company Products; (iii) distributed any Company Owned Intellectual Property or Company Products that incorporate, embed or integrate Open Source Materials; or (iv) used Open Source Materials in each case of (i), (ii) and (iii), in a manner that would restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require, (A) any Company Owned Intellectual Property to be disclosed or distributed in source code form or to be licensed for the purpose of making derivative works; (B) any restriction on the consideration to be charged for the distribution of any Company Products or any other Company Owned Intellectual Property; (C) the creation of any obligation for the Company or its Subsidiaries with respect to Company Products or any portion thereof, or any other Company Owned Intellectual Property (other than with respect to any distributed Open Source Materials, obligations with respect to copyright notice and attribution and requirements to offer access to source code), or the grant to any third party of any rights or immunities under Company Owned Intellectual Property; or (D) any other limitation, restriction or condition on the right of the Company or its Subsidiaries with respect to their use, distribution or rendering of any Company Products or any portion thereof, or any other Company Owned Intellectual Property.

(q)            Data Protection Compliance. The Company’s and its Subsidiaries’ published privacy policy(ies), as updated from time to time and made publicly available on their website(s), and any other posted and internal policies, procedures, agreements, and notices relating to the Company’s and its Subsidiaries’ collection, use, storage, disclosure, or international transfer of Personal Data (the “Privacy Policies”), true and correct copies of which have been provided to the Acquirer, fully and accurately describe the Company’s and its Subsidiaries’ Data Collection Practices (as defined below), as updated from time to time. In addition, neither the Company nor any of its Subsidiaries has published, or otherwise made available to any third party, any policies, documentations, and procedures regarding data security and data protection, privacy, and handling, and any public representations (including representations, statements, and commitments on the Company’s or its Subsidiaries’ websites, and documents provided to third parties, including marketing materials, and integration documentation) pertaining to data privacy and security (collectively, “Data Protection Documentation”) that are not consistent with the Privacy Policies. The Company and each of its Subsidiaries maintains and has at all times been in compliance with all Data Protection Documentation and the Privacy Policies. “Data Collection Practices” means (1) all Personal Data collected, or otherwise obtained by the Company or its Subsidiaries (collectively, “Company Personal Data”), (2) all actual uses of such Personal Data by the Company or its Subsidiaries and any of the Company Subcontractors (as defined below), (3) all locations in which Personal Data is stored by the Company or its Subsidiaries and/or any Company Subcontractor, (4) all subcontractors (“Company Subcontractors”) with whom the Company or each of its Subsidiaries is engaged, and the purpose of such engagement, (5) all third parties, other than Company Subcontractors, with whom the Company or each of its Subsidiaries shares Personal Data, and the purpose of such disclosure of Personal Data, and (6) all sources from which the Company or any of its Subsidiaries collects, or otherwise obtains Personal Data (“Personal Data Sources”).

(i)            The Privacy Policies have made all disclosures to individuals, employees and customers of the Company and any of its Subsidiaries required by all applicable Data Protection Laws, and no such disclosure has been inconsistent, inaccurate, misleading or deceptive or otherwise in violation of any applicable Data Protection Laws (including by virtue of an omission);

(ii)           The Company and each of its Subsidiaries materially complies, and at all times has been in compliance, with all (a) Data Protection Laws, (b) all contractual obligations and codes of conduct (including the Payment Card Data Security Standard) incumbent upon the Company or each of its Subsidiaries relating to any collection, use, storage, disclosure, transmission, international transfer, processing, sharing, possession, and control of any Personal Data, and (c) Privacy Policies ((a) – (c) collectively, the “Data Protection Requirements”);

(iii)          Neither the negotiation nor consummation of the contemplated transactions under this Agreement, nor the Company’s or any of its Subsidiaries’ possession or use of the Personal Data or any data or information in the IT Systems, will breach or otherwise cause any violation of any Data Protection Requirement, or legally require the notice, consent, waiver or authorization of, or declaration, filing or notification to, any Person under any applicable Data Protection Laws;

(iv)          Neither the Company nor any of its Subsidiaries has experienced any Security Incident that would require notification of individuals, other affected parties, law enforcement, or any Governmental Entity;

(v)           Neither the Company nor any of its Subsidiaries has received any subpoenas, demands, or other notice from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Laws, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Laws. No notice, compliant, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or initiated against the Company, its Subsidiaries, or any of the Company’s or its Subsidiaries’ officers, directors, or employees (in their capacity as such) by any private party or governmental agency, foreign or domestic, under any Data Protection Requirement;

(vi)          The Company and each of its Subsidiaries has made all required registrations and notifications in accordance with all applicable Data Protection Requirements, and all such registrations and notifications are current, complete, and accurate in all material respects; and

(vii)         The Company and each of its Subsidiaries has full right and authority to transfer to Acquirer all Personal Data in the possession of the Company by way of the Merger. Immediately following the consummation of the transactions contemplated by this Agreement, the Surviving Corporation and each of its Subsidiaries shall have all rights in and to the respective Personal Data as it possessed immediately prior to the Closing.

(r)             Company Databases. Schedule 2.10(r) of the Company Disclosure Letter identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company or any of its Subsidiaries (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data were collected and the Company Security Controls that have been adopted and maintained with respect to each such Personal Data. No breach or violation of any such Company Security Controls by a third party has occurred, or is or had been threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(s)             Information Security. The Company and each of its Subsidiaries has established and maintained physical, technical, and administrative security measures, controls, and policies, compliant with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, availability of Sensitive Information, Personal Data and/or business data and IT Systems taking into account the sensitivity of the data or systems, (ii) protect the confidentiality, integrity, security, and availability of the Company’s and its Subsidiaries’ software, systems, and websites that are involved in the collection and/or processing Sensitive Information, Personal Data and/or business data and IT Systems; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in case of any Security Incident (“Company Security Controls”). The Company and each of its Subsidiaries has reasonably ensured that third parties that have access to Sensitive Information will handle Sensitive Information, Personal Data and/or business data in a manner that is consistent with the Company Security Controls and otherwise sufficient to meet the Company’s and each of its Subsidiaries’ obligations under applicable Data Protection Requirements. Neither the Company nor and any of its Subsidiaries has knowledge that any third parties with access to Sensitive Information, Personal Data and/or business data in their provision of services to the Company or any of its Subsidiaries have failed to comply with relevant Data Protection Requirements or Company Security Controls. Neither the Company nor and any of its Subsidiaries is in breach of any contractual obligation to secure or otherwise safeguard Sensitive Information, Personal Data and/or business data it receives in connection with the provision of its Company Products.

(t)             Defects. The Company Products conform, in all material respects, to the applicable specifications and documentation therefor. The Software included in the Company Products and Company Owned Intellectual Property does not contain material defects and has been provided free of (i) any clock, timer, counter, virus, or other limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s ability to use such Software as included in the Company Products, or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, such Software as included in the Company Product. For purposes of this Subsection (t), “Company Products” does not include products that are still under development.

(u)            Encryption. The Company’s and each of its Subsidiaries’ business as currently conducted and currently proposed to be conducted does not involve the development of encryption technology, or other technology whose development, commercialization or export is restricted under applicable Law. The Company’s and each of its Subsidiaries’ business as currently conducted does not require the Company or any of its Subsidiaries to obtain a license under any legislation regulating the development, commercialization or export of technology.

(v)            Marketing. The Company and each of its Subsidiaries is in material compliance with, and has no liability resulting from social influencers and content creators engaged by it with respect to, (i) all Marketing Laws applicable to the Company and any of its Subsidiaries, (ii) all representations, warranties, covenants and agreements of the Company and each of its Subsidiaries pursuant to any Contract that are related to Marketing Laws and (iii) any policies, programs or other requirements of customers, publishing platforms (including social media platforms), affiliate networks and other advertising platforms that are related to Marketing Laws. Neither the Company nor and any of its Subsidiaries has received any written notice, complaint or investigation (including by any Governmental Entity or operator of a social media platform) of, or been charged or accused with, the violation (or possible violation) of any Marketing Laws, any Contracts that are related to Marketing Laws or any policies, programs or other requirements of customers, publishing platforms (including social media platforms), affiliate networks and other advertising platforms that are related to Marketing Laws. There is no charge, claim, assertion or action against the Company or any of its Subsidiaries, or any pending investigations by any Governmental Entity, of the Company or any of its Subsidiaries relating to Marketing Laws.

2.11          Taxes.

(a)            The Company and its Subsidiaries have timely filed in a proper manner with the appropriate Governmental Entity all Tax Returns required to be filed by it prior to the Closing Date and has paid all Taxes whether or not shown or required to be shown on such Tax Returns, and such Tax Returns are true, correct and complete in all respects. There is no claim for Taxes being asserted against the Company or any of its Subsidiaries. There are no Encumbrances against any of the assets or properties of the Company or any of its Subsidiaries other than Permitted Encumbrances. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid. All Taxes in connection with amounts paid or owing by the Company or any of its Subsidiaries to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or paid, and any such withheld Taxes have been duly remitted to the proper Tax Authority. The Company and its Subsidiaries are in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws. The Company and its Subsidiaries have made sufficient accruals on the Company Balance Sheet for Taxes not yet due and that all required estimated Tax payments have been made.

(b)            The Company has Made Available to the Acquirer (i) complete and accurate copies of all Tax Returns of the Company and any of its Subsidiaries for all applicable taxable years since incorporation of the Company or any of its Subsidiaries, (ii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries by any Governmental Entity as well as other similar correspondence received by the Company or any of its Subsidiaries relating to Taxes, including requests for information and summaries of audit proceedings. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees or representatives of the Company or any of its Subsidiaries to act on behalf of the Company or its Subsidiaries) with respect to any Taxes has been executed or filed with any Tax Authority, and each employee or Representative of the Company or any of its Subsidiaries who is authorized to act on behalf of the Company or any of its Subsidiaries with respect to any Taxes is identified on Schedule 2.11(b) of the Company Disclosure Letter.

(c)            There is (i) no past, pending or threatened audit of, or Tax controversy associated with, any Tax Return of the Company or any of its Subsidiaries that has ever been or is currently being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no agreement to any extension of time for filing any Tax Return which has not been filed and (iv) no requests for information by any Tax Authority from the Company or any of its Subsidiaries.

(d)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement and the Company and its Subsidiaries have no Liability or potential Liability to another party under any such agreement.

(e)            Neither the Company nor any of its Subsidiaries has consummated or participated in, and none of them are currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” nor is the Company or any of its Subsidiaries obtaining or intending to obtain a “reportable Tax Opinion” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(f)             Neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(g)            The Company and its Subsidiaries have no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received prior to the Closing Date; or (v) election under Section 108(i) of the Code made prior to the Closing Date.

(i)              Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax holidays or incentives. Neither the Company nor any of its Subsidiaries has ever received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(j)              Neither the Company nor any of its Subsidiaries is and has been at any time a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each of its Subsidiaries has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations. Neither the Company nor any of its Subsidiaries is and has ever been an “S Corporation” within the meaning of Section 1361 of the Code.

(k)             Excluding payments to employees and former employees of the Company on account of Company Options, that are subject to payroll withholding, no payment to any Company Securityholder of any portion of the Merger Consideration payable pursuant to this Agreement will result in compensation or other income to such Company Securityholder with respect to which Acquirer or the Company would be required to deduct or withhold any Taxes.

(l)              Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other contract or arrangement that could be treated as a partnership for U.S. federal Tax purposes.

(m)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the five years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(n)             The Company and each of its Subsidiaries is and has at all times been resident for Tax purposes in the United States and is not and has not at any time been treated as a resident in any other country for any Tax purpose (including any double taxation arrangement). Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than the United States (or any subdivision thereof) by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country, and is not required to file tax returns or any filings with any Tax Authority other than the applicable Tax Authority in the country in which it is organized. No claim has been made by any Governmental Entity in a jurisdiction (including any state or locality within the United States) where the Company or any of its Subsidiaries does not file Tax Returns that the Company and each of its Subsidiaries is or may be subject to income taxation by that jurisdiction.

(o)             To its actual knowledge, neither the Company nor any of its Subsidiaries is subject to any limitations on the use of net operating losses, unrealized losses, or credits, in the amounts set forth in Schedule 2.11(o) of the Company Disclosure Letter, under Code section 269, Code section 382, Code section 383, Code section 384, or any other provision of the Code or Treasury Regulations (or any comparable provisions of state, local or foreign Legal Requirements).

(p)             The Company has not entered into any transactions with organizations, trades or businesses owned or controlled directly or indirectly by the same interests as the Company that are subject to distribution, apportionment or allocation under Section 482 of the Code.

(q)             Except as set forth in Section 2.11(q) of the Disclosure Schedule, the Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company was not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance, in all material respects, with Section 409A of the Code. No stock option or other right to acquire Company Shares or other equity of the Company granted to any Person who is subject to U.S. Tax Law (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (determined in a manner consistent with Section 409A of the Code), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements.

(r)              Other than as set forth in Schedule 2.10(r) of the Company Disclosure Letter, no closing agreements, private letter rulings or similar agreements, technical advice memoranda or similar agreements or rulings relating to any Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company or any of its Subsidiaries.

(s)              Neither the Company nor any of its Subsidiaries is a tax resident in Israel or has taxable presence in Israel. To the Company’s actual knowledge, after inquiry with SI Securities, LLC and its Affiliates, no direct or indirect shareholder or member of the Company is an Israeli tax resident or has a fixed place of business in Israel, other than as set forth on Schedule 2.11(t) of the Company Disclosure Letter.

(t)              Other than as set forth on Schedule 2.11(t) of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries has applied for, or received credit to Taxes or deferred any payroll Taxes pursuant to any COVID-19 Law.

2.12          Employee Benefit Plans and Compensation; Labor Matters.

(a)            Plans. Schedule 2.12(a) of the Company Disclosure Letter sets forth a true and complete list of each Plan. With respect to each Plan, the Company has provided or Made Available to the Acquirer or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, and a written description of any material unwritten Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by the Company from the IRS regarding the tax-qualified status of such Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Entity. There has been no amendment to, announcement by the Company relating to, or change in Company Service Provider participation or coverage under, any Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The Company may amend or terminate any Plan at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination and the customary costs of implementing such amendment or termination.

(b)            Employee Plan Compliance. Each Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefits claims). Neither the Company nor, to the Company’s Knowledge, any “party in interest” or “disqualified person” with respect to a Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Company’s Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Plan or otherwise has any Liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Plan. No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. All payments required to be made by the Company under, or with respect to, any Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Plans, applicable Law and GAAP. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of the Company under ERISA or the Code. To the Company’s Knowledge, any PEO who sponsors a PEO Plan has maintained or caused to be maintained all data necessary to administer each PEO Plan in accordance with the terms thereof, including all data required to be maintained under Sections 107 and 209 of ERISA, and all such data is true and correct and maintained in usable form.

(c)             Plan Qualification. With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which the Company can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(d)             No Pension Plans or Related Liabilities. No Plan is, and none of the Company or any of its ERISA Affiliates has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any Liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a PEO Plan, (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (vi) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or any ERISA Affiliate has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company. With respect to any Plan that is a “multiple employer plan” (as defined in Section 413 of the Code) or a PEO Plan, such Plan complies in all respects with the requirements of the Code and ERISA and none of the Company nor any ERISA Affiliate has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.

(e)             No Penalties. No event has occurred and no condition exists that would subject the Company by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company).

(f)             Welfare Plans. Each Plan that is subject to the Affordable Care Act has been established, maintained and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. The Company has not attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Plan. None of the Plans provide medical, health, life or other welfare benefits after the termination of a Company Service Provider’s termination of employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary. No Plan is a self-insured arrangement by the Company or funded through a trust and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Plans that are fully-insured. The Company has not incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)             Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)             Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that will, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)              Section 409A. No Plan is or has ever been (and the Company has not sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(j)              Business Employee List. The Company has delivered the Business Employee List to the Acquirer and all of the information included on the Business Employee List is true and accurate as of the date hereof. The Company shall update and deliver to the Acquirer an updated Business Employee List at least ten (10) Business Days prior to the Closing Date to reflect any terminations and new hires and reallocations permitted or consented to by the Acquirer pursuant to Section 4.2(e) below. Other than the Business Employees included on the Business Employee List, no Company Service Provider primarily provides services to the business of the Company. To the Company’s Knowledge, the services provided by the Business Employees constitute all of the services reasonably required to conduct and operate the business of the Company in the same manner as of the Closing Date, in all material respects, as conducted by the Company as of the date hereof.

(k)             Employment Matters. The Company is and has been in compliance in all material respects with all applicable Laws relating to Company Service Providers and employment or engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. The Company has met in all material respects with all requirements required by Law or regulation relating to the employment of foreign citizens, and the Company does not currently employ, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Company has complied in all material respects with all Laws that could require overtime to be paid to any Company Service Provider, and no Person has ever brought or, to the Company’s Knowledge, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts. The Company is not delinquent in payment to any Company Service Provider for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Service Provider or in payments owed upon any termination of such Company Service Provider’s employment or engagement.

(l)               Unions; Collective Bargaining Agreements. The Company is not a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee organization applicable to any Company Service Provider and, to the Company’s Knowledge, there are no activities or proceedings of any labor union, works council or similar organization to organize any such Company Service Providers. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or any Company Service Provider; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any Company Service Providers; (iii) there is no representation claim or petition pending before any applicable Governmental Entity; and (iv) there are no charges with respect to or relating to the Company pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(m)            No Conflicts. To the Company’s Knowledge, no current Company Service Provider is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Entity that would materially interfere with the use of such Company Service Provider’s endeavors or ability to promote the interests of the Company or that would materially conflict with the Company’s business as currently conducted. To the Company’s Knowledge, (i) no current Company Service Provider, or group of Company Service Providers, intends to terminate his, her or their employment or engagement with the Companies, and the Company does not have a present intention to terminate the employment or engagement of any of the foregoing, and (ii) no current Company Service Provider has received an offer to join a business that is competitive with the business activities of the Company.

(n)             Classification. Any Company Service Provider who is not treated as an employee for federal income tax purposes by the Company is not an employee under applicable Laws or for any purpose, including for Tax withholding purposes or Plan purposes, and the Company has no liability by reason of any Company Service Provider, in any capacity, being improperly excluded from participating in any Plan. Each employee of the Company has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(o)             Misconduct. To the Company’s Knowledge, since January 1, 2016, (i) no allegations of sexual harassment or sexual misconduct have been made against any Company Service Provider, and (ii) the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Company Service Provider.

2.13           Material Contracts.

(a)             Schedule 2.13(a) of the Company Disclosure Letter sets forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party, and which are in effect as of the date hereof or by which the Company or any of its Subsidiaries is currently bound (the Contracts listed or required to be listed, “Material Contracts”):

(i)            any Contract providing for payments by or to the Company or any of its Subsidiaries in an aggregate amount per annum of $50,000 or more;

(ii)           any terms of use, terms of service or other online terms relating to the Company Product;

(iii)          any distributor, reseller or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market or sell its products or services to any other Person;

(iv)          (1) any joint venture Contract, (2) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, or (3) any Contract that involves the payment of royalties to any other Person;

(v)           any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope, or volume discounts, with respect to any of the Company Products or Company Intellectual Property, or containing any non-competition covenants, covenants not to sue, or other restrictions imposed on the Company or any of its Subsidiaries with respect to the Company Products or Company Owned Intellectual Property or that would bind, or purport to bind, Acquirer or Merger Sub post-Closing to any such non-competition covenants, covenants not to sue, or other restrictions;

(vi)          all licenses, sublicenses and other Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries acquired or is authorized to use any Third-Party Intellectual Property used in the development, production, marketing or licensing of the Company Products, other than “shrink wrap,” “click wrap,” or “browse-wrap” and similar generally available commercial end-user licenses to software;

(vii)         any Contract providing for the development of any Software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company or any of its Subsidiaries (other than employee invention assignment agreements and written consulting agreements with Authors on substantially the Company’s standard form of agreement and “shrink wrap,” “click wrap,” or “browse-wrap” and similar generally available commercial end-user licenses to software);

(viii)        any Contract with any Personal Data Source to which the Company is a party pursuant to which the Company or any of its Subsidiaries acquires, or has the right to acquire, any Company Personal Data;

(ix)          any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(x)           any settlement agreement;

(xi)          any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement, the other Transaction Documents or the consummation of the Merger or other transactions contemplated hereunder or thereunder, either alone or in combination with any other event;

(xii)         any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(xiii)        any Contract of guarantee, support, indemnification (other than as provided pursuant to its standard customer agreements in the ordinary course of business and “shrink wrap,” “click wrap,” or “browse-wrap” and similar generally available commercial end-user licenses to software), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xiv)        any lease of personal or real property;

(xv)         any Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Encumbrance on any portion of the assets of the Company;

(xvi)        any Contract with any Governmental Entity;

(xvii)       contract for employment of any Company Service Provider on a fulltime, part-time, consulting or other basis providing annual compensation in excess of $50,000;

(xviii)      contract or benefit plan that provides for a payment, benefit or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement;

(xix)         collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization or contract, agreement or arrangement with a PEO or other contract, agreement or arrangement providing for co-employment of employees of the Company;

(xx)          contract providing for payment upon the severance of any Company Service Provider; and

(xxi)         any other material agreement that was entered into outside the ordinary course of business or as inconsistent with the Company’s past practices.

(b)            All Material Contracts are in written form, and the Company has Made Available to Acquirer a true and complete copy of each such Material Contract, other than such Material Contracts which are “click wrap” or “browse-wrap” and similar generally available commercial end-user licenses or general terms (each, shall be referred to as “Terms of Use”). Each of the Material Contracts is in full force and effect, enforceable in accordance with its terms, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company and each of its Subsidiaries is in compliance in all respects with the terms of all Material Contracts and are entitled to all benefits under, and neither the Company nor any of its Subsidiaries is in default in respect of any Material Contract. There exists no default or event of default or event, occurrence, or condition or conduct, with respect to the Company or any of its Subsidiaries or with respect to any other contracting party, which, with or without the giving of notice or the lapse of time or both may be expected to become a default or event of default under any Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, default under, or intention to cancel, terminate, not renew or modify, any Material Contract. There is no, and since January 1, 2021, there have been no, disputes in connection with any Material Contract.

(c)            Except as set forth in Schedule 2.13(c) of the Company Disclosure Letter, following the Closing Date, Acquirer and the Company will be permitted to exercise all of the Company’s and each of its Subsidiaries’ rights under the Material Contracts to the same extent the Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred, except for any limitation or consideration to be paid resulting from any Contract to which Acquirer or any of its subsidiaries is already subject.

2.14          Subsidiaries.

(a)            Schedule 2.14(a) of the Company Disclosure Letter lists the name and jurisdiction of formation of each corporation, limited liability company, partnership, association, joint venture or other business entity in which the Company owns any shares or any similar interest. Except for the Subsidiaries of the Company set forth in Schedule 2.14(a) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support, any corporation, partnership, joint venture or other business association or entity.

(b)            Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as currently conducted and as currently proposed to be conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification except for such failures to be so duly qualified and in good standing that would not have a Material Adverse Effect. All of the issued and outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any Liens, and none of such outstanding equity interests has been issued in violation of or subject to any preemptive or similar rights, purchase option, call right or right of first refusal.

(c)            The Company has Made Available true, correct and complete copies of the organizational documents of the Company and each Subsidiary of the Company, each as currently in effect. The organizational documents of the Company each Subsidiary of the Company are in full force and effect, and neither the Company nor any Subsidiary of the Company is in material violation of any provision of its organizational documents.

(d)            Schedule 2.14(d) of the Company Disclosure Letter contains a true, correct and complete list of the directors and officers of each Subsidiary of the Company as of the date hereof.

2.15          Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any Subsidiary that restricts or prohibits, purports to restrict or prohibit, or has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct or operation of the business or limiting the freedom of the Company or any Subsidiary to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Owned Intellectual Property, or to make use of any Company Owned Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software or services.

2.16          Securities Act Compliance. The Company Regulation A Offering has been conducted in compliance with Regulation A since the commencement of the Company Regulation A Offering. All documents related to the Regulation A Offering have been Made Available to the Acquirer.

(b)            The Company and each Subsidiary has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by applicable Law to be filed or furnished by the Company (such documents available on the SEC’s website or made available to Acquirer, together with all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates or, if amended or restated, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, in each case, applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. To the extent that complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

2.17          Interested Party Transactions.

Except as set forth on Schedule 2.17 of the Company Disclosure Letter, none of the officers and directors of the Company or any of its Subsidiaries, no equityholder of the Company, no Affiliates of any of the foregoing and no spouse, sibling or parent of the foregoing, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any material contractual arrangement with, the Company or any of its Subsidiaries (except with respect to (i) business dealings or transactions conducted in the ordinary course of business on prevailing market terms or (ii) any interest in less than 3% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or any spouse, sibling or parent of the foregoing is a party to, or has an interest in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or properties are bound except for compensation for services as an officer, consultant, director or employee thereof, or director indemnification agreements or any grant of Company Options.

2.18          Books and Records. The Company has Made Available true, correct and complete copies of (a) all documents that have been requested by or on behalf of Acquirer (other than any such document that does not exist or is not in the Company’s possession or subject to its control), (b) all documents identified on the Company Disclosure Letter, (c) the minute books containing records of all material proceedings, consents, actions and meetings of the Board of Directors of the Company and its Subsidiaries, committees thereof and stockholders of the Company and each of its Subsidiaries, and (d) the Company’s share register reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company. The minute books of the Company and each of its Subsidiaries Made Available a true, correct and complete in all material respects summary of all meetings of directors and stockholders or actions taken (including any actions taken by written consent or otherwise without a meeting) since the time of incorporation of the Company or the respective Subsidiary through the date of this Agreement. The books, records and accounts of the Company and each of its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Financial Statements.

2.19          Insurance. The Company and each of its Subsidiaries maintains the policies of insurance and bonds as set forth in Schedule 2.19 of the Company Disclosure Letter. There is no claim by the Company or any of its Subsidiaries pending under any of such policies nor were there any claims under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and each of its Subsidiaries is otherwise in compliance, in all material respects, with the terms of such policies and bonds. All such policies and bonds remain in full force and effect and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. For the last three (3) years, neither the Company nor any of its Subsidiaries has received written notice of cancellation, termination or non-renewal of any of such policies. All pending claims under such policies have been timely and properly made. Such policies provide sufficient insurance scope and coverage amounts to the Company and its Subsidiaries (x) against all risks against which insurance is customarily sought for comparable businesses and such scope and coverage amounts conform to the care of an orderly business man, and (y) as required by Law or any Contract.

2.20          Finders and Broker. Except as set forth on Schedule 2.20 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company or its Affiliates.

2.21          COVID-19 Matters.

(a)             Correct and complete copies of all Contracts and other documentation relating to the PPP Loan have been made available to Acquirer. Other than the PPP Loan, the Company has not participated in any COVID-19-related programs or sought benefits or relief thereunder or under any other COVID-19 Laws or any COVID-19-related Orders.

(b)            Each of the certifications, representations, warranties and disclosures made by or on behalf of the Company in connection with the Company’s application for receipt and forgiveness of the PPP Loan are correct and complete in all respects, and were correct and complete in all respects when made. The Company has complied with and has satisfied in all material respects, and is in compliance with and continues to satisfy in all material respects, all of the criteria for the PPP Loan set forth in the PPP Rules and the forgiveness thereof.

(c)             The PPP Loan has been partially repaid and the balance forgiven in accordance with the applicable COVID-19 Laws, each in accordance with applicable Law, including the PPP Rules.

(d)            The Company is and at all times has been in compliance in all material respects with any and all (i) “stay-at-home”, “shelter-in-place”, or “safer at home” Orders or similar Orders issued by any Governmental Entity applicable to any location in which the Company operates and (ii) COVID-19 Laws.

(e)             To the Knowledge of the Company, no event has occurred and no condition exists that would interfere with or impede the availability of the Company’s workforce to conduct its business as currently conducted and as currently contemplated to be conducted, and, to the Knowledge of the Company, there is no anticipated labor shortage as a result of, in connection with, or related to COVID-19, a pandemic, any such Orders or other similar events, except in each case as would not reasonably be likely to be materially adverse to the Company. To the extent the Company is requiring employees to perform in-person work in any location subject to such an Order, the Company represents that all or part of its operations qualify as an “Essential Business”, or term of similar import, that is allowed to operate under and for purposes of such Order.

(f)             Except as set forth on Schedule 2.21(e), no employee layoff, facility closure or shutdown, whether voluntary or by COVID-19 Law, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company or any of its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Law. The Company and its Subsidiaries have not otherwise experienced any material employment-related Liability with respect to COVID-19. No current or former employee of the Company or any of its Subsidiaries has filed or, to the knowledge of the Company, threatened any claims against the Company or any of its Subsidiaries related to COVID-19.

2.22          Restricted Securities. The Acquirer Parent Common Shares are currently not registered under the Securities Act or any state securities laws. The Acquirer Parent has entered into an agreement with respect to the Business Combination Transaction, however there is no guaranty that the Business Combination Transaction will be consummated, and the Acquirer Parent is not under any obligation toward the Company to consummate the Business Combination Transaction. THE COMPANY WILL NOT HAVE ANY CLAIMS OR DEMANDS OF ANY NATURE AGAINST THE ACQUIRER, ACQUIRER PARENT, OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN THE EVENT THAT THE BUSINESS COMBINATION TRANSACTION IS NOT CONSUMMATED FOR ANY REASON WHATSOEVER. In the absence of the registration of the Acquirer Parent Common Shares constituting the Aggregate Stock Consideration, such Acquirer Parent Common Shares cannot be resold unless the resale of such Acquirer Parent Common Shares is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Company is aware that neither the Acquirer nor the Acquirer Parent is under any obligation to effect any such registration or to file for or comply with any exemption from registration, even if the Business Combination Transaction shall have been consummated. The sale and issuance of the Acquirer Parent Common Shares constituting the Aggregate Stock Consideration have not and will not be registered under the Securities Act by reason of a specific exemption from registration which depends upon, among other things, the accuracy of the Company representations as expressed herein and the Company Stockholder representations that shall be set forth in the Merger Support Agreement and the Letters of Transmittal.

2.23          Legends. The Acquirer Parent Common Shares constituting the Aggregate Stock Consideration, and (if applicable) any securities issued in respect of or exchange for the foregoing may be notated with the following or a similar legend as well as other legends as may be required by applicable securities laws: “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER OF SUCH SHARES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

2.24          Other Matters. No Company Stockholder nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The funds used to purchase the Company Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

2.25          Complete Copies of Materials. The Company has Made Available true and complete copies of (i) each document that is referenced in the Company Disclosure Letter, and (ii) all information and documents that were requested by the Acquirer or its Representatives in writing in the course of its due diligence examination performed in anticipation or contemplation of transactions contemplated by this Agreement or the other Transaction Documents.

2.26          Compliance with the Immigration Reform and Control Act. The Company and each of its Subsidiaries is in compliance in all material respects with and has not materially violated the terms and provisions of applicable Laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder.

2.27          Fairness Opinion. The Company has received a written opinion from Duff and Phelps to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the Company Securityholders pursuant to this Agreement is fair to such Company Securityholders from a financial point of view (the “Fairness Opinion”). Such opinion has not been amended or rescinded as of the date of this Agreement.

2.28          Takeover Statutes. No state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

2.29          Information Statement.

The information supplied by the Company and its Representatives for inclusion or incorporation by reference in the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it is made, not misleading at the date it is first delivered to the Company Stockholders and at the effective date of the Written Consent. The Information Statement shall contain (or incorporate by reference) all material information relating to the Company Stockholders’ decision to adopt and approve this Agreement and the Merger that is required by applicable Law.

2.30          Representations Complete; No Other Representations or Warranties. None of the representations or warranties made by the Company (as modified or qualified by the Company Disclosure Letter) herein and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant hereto contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. The information furnished on or in any documents mailed, delivered or otherwise furnished to Company Securityholders in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Except for the representations and warranties expressly contained in this Article 2, including the related portions of the Disclosure Schedules, and in the Transaction Documents and the Securityholder’s Agent’s representations in Section 8.10(e), neither the Company nor any other Person on behalf of the Company has made or makes any other representation or warranty on behalf of the Company.

Article 3
Representations and Warranties of Acquirer, Merger Sub, Merger Sub II and Acquirer Parent

Each of the Acquirer, Acquirer Parent, Merger Sub and Merger Sub II represents and warrants to the Company as follows:

3.1            Organization and Standing. The Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Acquirer Parent is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

3.2            Authority; Non-contravention.

(a)            Each of Acquirer, Acquirer Parent, Merger Sub and Merger Sub II has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are parties and to consummate the Merger and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquirer, Acquirer Parent, Merger Sub and Merger Sub II. This Agreement and the other Transaction Documents to which they are parties, when executed and delivered, will be duly executed and delivered by each of Acquirer, Acquirer Parent, Merger Sub and Merger Sub II and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of Acquirer, Acquirer Parent, Merger Sub and Merger Sub II enforceable against Acquirer, Acquirer Parent, Merger Sub and Merger Sub II, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            The execution and delivery by Acquirer, Acquirer Parent, Merger Sub and Merger Sub II of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or certificate of formation, as applicable, or bylaws, limited liability company agreement or other equivalent organizational or governing documents of Acquirer, Acquirer Parent, Merger Sub and Merger Sub II, in each case as amended to date, or (ii) any applicable Legal Requirement.

(c)             Except for the filing of the Certificate of Merger and the Certificate of Second Merger, no consent, approval, waiver, order or authorization of, or registration, notice to, declaration or filing with, any Governmental Entity is required by or with respect to Acquirer, Acquirer Parent, Merger Sub or Merger Sub II in connection with the execution and delivery of this Agreement and the other Transaction Documents to which they are parties or the consummation of the transactions contemplated hereby and thereby that would reasonably be expected to adversely affect the ability of Acquirer, Acquirer Parent, Merger Sub or Merger Sub II to consummate the Merger, the Second Merger or any of the other transactions contemplated hereby.

(d)            All Acquirer Parent Common Shares which may be issued as contemplated or permitted by this Agreement, including the Acquirer Parent Common Shares constituting a portion of the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

3.3            Cash Resources. Acquirer will have at the Closing sufficient cash resources to pay the cash component of the Merger Consideration pursuant to this Agreement.

3.4            No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article 3, none of the Acquirer, Acquirer Parent, Merger Sub or Merger Sub II makes any other representation or warranty with respect to the Acquirer, the Acquirer Parent, Merger Sub, Merger Sub II, the transactions contemplated by this Agreement, or the Acquirer Parent Common Shares constituting the Aggregate Stock Consideration, and any other purported representation or warranty is hereby disclaimed. In furtherance of the foregoing, the Company and Representative, on behalf of each Company Stockholder, hereby acknowledge and agree that, in making their decision to enter into this Agreement and consummate the transactions contemplated hereby, it is not relying on any information, statement, representation or warranty, express or implied (including any projections or any information included in any management presentation, confidential information memorandum, teaser or any virtual data room or any public filing that includes information with respect to the Acquirer, Acquirer Parent, Merger Sub or Merger Sub II) (“Extracontractual Statements”), other than those representations and warranties expressly made by the Acquirer, Acquirer Parent, Merger Sub and Merger Sub II in this Article 3, and that none of the Acquirer, Acquirer Parent, Merger Sub, Merger Sub II, or any of their respective Affiliates, directors, officers, employees, agents, shareholders, managers, members or Representatives shall have any liability arising out of or relating to any Extracontractual Statement.

3.5            No Prior Operations. Each of Merger Sub and Merger Sub II was formed on December 6, 2021 solely for the purpose of effecting the Merger and the Second Merger and neither has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.6            Disregarded Entities. Each of Merger Sub and Merger Sub II is disregarded as an entity separate from Acquirer within the meaning of Treasury Regulations Section 1.368-2(b)(1)(i)(A).

Article 4
Conduct Prior to the Effective Time

4.1            Conduct of Business of the Company. Except as otherwise expressly provided in this Agreement or with the prior written consent of the Acquirer, which shall be granted or withheld in its sole discretion, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall (and shall cause any of its Subsidiaries to):

(a)            Conduct its business in the ordinary course of business consistent with past practice and not enter into any transaction, the consummation of which may impede, interfere with, prevent or delay the Merger;

(b)            Use its reasonable best efforts to preserve intact the business, the current organization and franchise of the Company or any of its Subsidiaries in all respects and to keep available the services of the Company’s and each of its Subsidiaries’ current officers and employees;

(c)            Use its reasonable best efforts to maintain present relationships with, and the goodwill of, customers, suppliers, employees, franchisees, licensors, licensees and other Persons having business relationships with the Company or any of its Subsidiaries; and

(d)            Manage the cash and other working capital items of the Company or its Subsidiary, as applicable, in the ordinary course of business consistent with past practices, including the timing (including neither accelerating nor delaying) of collection of accounts receivable and of the payment of accounts payable, accrual of taxes and other expenses.

4.2            Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, do, cause, agree, resolve or commit to or permit (and shall cause its Subsidiaries not to do, cause, agree, resolve or commit to or permit) any of the following except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer in its sole discretion:

(a)            Charter Documents. Cause or permit any amendments to the Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;

(b)            Changes in Capital Stock. (i) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) repurchase or otherwise acquire, directly or indirectly, any shares of its Company Capital Stock or the capital stock of any Subsidiary of the Company, or (iii) sell, transfer, pledge, grant, dispose of, encumber or deliver any capital stock or any securities convertible into or exercisable or exchangeable for its capital stock;

(c)            Material Contracts. Enter into any Contract that would constitute a Material Contract, or terminate (other than termination which is scheduled pursuant to original terms of an existing agreement), amend, or otherwise modify or waive any of the terms of any of its Material Contracts;

(d)             Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or the capital stock of any Subsidiary of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants that are outstanding as of the Agreement Date in accordance with their respective terms, in which case it shall provide immediate written notice thereof to the Acquirer;

(e)             Employees; Consultants. Other than as required by a Plan set forth on Schedule 2.12(a) of the Company Disclosure Letter or as explicitly contemplated hereunder, (A) increase the compensation or benefits of any Company Service Provider, (B) accelerate the vesting or payment of any compensation or benefits of any Company Service Provider, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) terminate without “cause” any Company Service Provider, (F) hire or engage any new Company Service Provider, (G) make any loan to any Company Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), or (H) enter, amend or terminate into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(f)             Intellectual Property. Transfer, assign, pledge, license or dispose of, from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Intellectual Property, or transfer or provide a copy of any Company Source Code to any Person;

(g)            Dispositions. Sell, lease, encumber, license, grant rights to, or dispose of any of its properties or assets, or enter into any Contract with respect to the foregoing, other than in relation to immaterial properties or assets in the ordinary course of business consistent with past practices;

(h)            Indebtedness. Incurring any indebtedness for borrowed money or guarantee any such indebtedness (including under existing lines or credit or revolving credit facilities) or prepay any existing Indebtedness;

(i)              Payment of Obligations. Pay, discharge or satisfy any Liability to any Person who is an officer, director or stockholder of the Company (other than compensation due for services as an officer or director);

(j)              Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;

(k)             Lawsuits; Settlements. (i) Commence a lawsuit other than for the routine collection of bills or (ii) waive, settle or agree to settle any pending or threatened lawsuit or other dispute other than in the ordinary course of business and consistent with past practice and that otherwise does not exceed $20,000 in the aggregate;

(l)          Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, any business or any Person;

(m)        Taxes. Make, revoke or change any election in respect of Taxes that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), adopt or change any accounting method in respect of Taxes, file or amend any federal, state, or foreign income Tax Return or any other Tax Return inconsistent with past practice without the consent of the Acquirer prior to filing or settle any audit or other contest or proceeding related to Taxes, file any amendment to a federal, state, or foreign income Tax Return or any other Tax Return;

(n)         Accounting. Change accounting methods or practices, except in each case as required by changes in Accounting Principles as agreed with its independent accountants; change practices and policies with respect to cash management, collection of accounts receivable, establishment of reserves for uncollectible accounts, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, or provision of discounts or credits to customers;

(o)         Structure. Dissolve or liquidate the Company or any of its Subsidiaries;

(p)         Dividends. Declare, set aside or pay a dividend on, or make any other distribution in respect of, its capital stock;

(q)         Discounts. Change the manner in which it provides discounts or credits to customers;

(r)          Competition. Enter into any agreement that restricts the ability to engage or compete in any line of business of the Company or enter into any new line of business;

(s)          Loans. Make any loans, advances or capital contributions to, or investments in, any Person;

(t)          Contracts. Fail to perform its material obligations under all Contracts relating to or affecting its material properties, assets or business, unless approved in advance by the Acquirer in writing;

(u)         Assets. Fail to maintain the properties and assets that are material to the business of the Company or any of its Subsidiaries owned, operated or used by it;

(v)         Permits. Fail to preserve and maintain all of its material permits or licenses;

(w)         Governmental Grants. Apply for or accept any grant from a Governmental Entity; and

(x)          Other Actions. Agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing.

Article 5
Additional Agreements

5.1            No Solicitation.

(a)         From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 6, neither the Company nor any of its Subsidiaries nor any of the Company Stockholders will authorize or permit any of its respective officers, directors, affiliates, employees or any investment banker, attorney or other advisor or Representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal (as defined below), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information or afford access to or to any personnel of the Company, with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Company Securityholders. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, letter of intent or proposal (other than this Agreement or any other offer, letter of intent or proposal by Acquirer or Merger Sub), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer or proposal, relating to, or involving: (A) any acquisition or purchase from the Company or any of its Subsidiaries, or from the stockholders of the Company or any of its Subsidiaries, by any Person of any interest in the total outstanding voting securities of the Company or capital stock of any Subsidiary of the Company, or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any purchase, sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of the assets of the Company or any of its Subsidiaries in any single transaction or series of related transactions; (C) any initial public offering or direct listing of the Company Shares on any stock exchange or trading platform or any other transaction following which the Company shares become listed on any stock exchange or trading platform; or (D) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries or any extraordinary dividend, whether of cash or other property.

(b)         The Company shall immediately (but in any event, within one Business Day) notify Acquirer orally and in writing after receipt by the Company, of (i) any Acquisition Proposal, or (ii) any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal. The Company shall provide the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

5.2            Confidentiality; Public Disclosure.

(a)          The parties hereto acknowledge that Acquirer Parent and the Company have previously executed a non-disclosure agreement dated November 16, 2020 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms, and references therein to the Acquirer Parent shall be deemed to include the Acquirer. Each party hereto agrees that, it and its Representatives shall hold the terms of the Merger in strict confidence. As an amendment to the Confidentiality Agreement, from the Closing, Acquirer and its Affiliates are hereby released from any obligations thereunder. At no time shall any Party disclose any of the terms of the Merger (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Confidential Information”) to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, (i) each Party shall be permitted to disclose Confidential Information to its financial, tax, and legal advisors (each of whom is bound by substantially similar obligations of confidentiality), and to any Governmental Entity or otherwise to the extent necessary or advisable in compliance with applicable Legal Requirements (including stock exchange rules or in any prospectus), and (ii) Acquirer and Acquirer Parent shall be entitled to disclose Confidential Information to the SPAC, the SPAC’s material stockholders and Representatives, Persons intending to invest in the Acquirer Parent in connection with the Business Combination Transaction, financing providers of the Acquirer, Acquirer Parent and any of their Affiliates and potential financing providers of the Acquirer, Acquirer Parent and any of their Affiliates. With respect to the Securityholders’ Agent, the confidentiality provisions of this section shall also apply to information relating to the Company or any of its Subsidiaries, the Merger or this Agreement or the other Transaction Documents received by the Securityholders’ Agent before or after the Closing or relating to the period after the Closing. The Acquirer, Acquirer Parent and their respective Affiliates shall be released from all restrictions pursuant to this provision from and after Closing.

(b)         The Company shall not issue any press release or other public statement relating to the terms of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Acquirer.

(c)         The Company may make filings as may be required by securities Laws applicable to the Company, including pursuant to Rule 257 of Regulation A promulgated under the Securities Act, provided that the text and content of such filing is approved in advance and in writing by the Acquirer.

(d)         Each of the Company and the Securityholders’ Agent acknowledges that as a result of the Business Combination Transaction, the Acquirer Parent Common Shares will be publicly traded. Accordingly (i) any non-public information obtained by such party hereto regarding Acquirer, Acquirer Parent and their respective Affiliates could be considered to be material non-public information within the meaning of applicable securities Laws, and therefore, acknowledges and agrees not to engage in any transactions in the Acquirer Parent Common Shares or in the shares of capital stock of the SPAC in violation of applicable securities Laws (ii) the Acquirer Parent and/or the SPAC may be required to make certain disclosures and publications under applicable securities Laws which may include the contemplated parties’ discussions, the terms of this Agreement or the Transaction, such disclosure not to be deemed a breach of this Agreement.

(e)         Other than as expressly stated in this Section 5.2, this section shall survive the consummation, termination or expiration of this Agreement, the Merger and the transactions contemplated hereby.

5.3            Reasonable Best Efforts. Each of the parties hereto (and, to the extent applicable, the Securityholders’ Agent) agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably required for effecting completely the consummation of the Merger and the Second Merger and the other transactions contemplated hereby.

5.4            Litigation. Until the Effective Time, the Company will (i) notify Acquirer in writing promptly after learning of any action, proceeding, suit, hearing, litigation or arbitration, audit or investigation initiated by or against it, or any of its or its Subsidiaries’ directors, officers or stockholders in their capacity as such, (ii) notify Acquirer of ongoing material developments in any such litigation or proceeding and (iii) consult in good faith with Acquirer regarding the conduct of the defense thereof. After the Effective Time, in the event that, and for so long as, Acquirer or the Surviving Corporation is actively contesting or defending against any Legal Proceeding or demand in connection with (a) any transaction contemplated hereby or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Time involving the Company or its Subsidiaries, each of the Indemnifying Parties will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the cost and expense of Acquirer or (at Acquirer’s discretion) the Surviving Corporation (whether or not Acquirer is entitled to indemnification hereunder with respect to such matter); except however that the Indemnifying Parties shall not be required to comply with this Section in the event of a Legal Proceeding made directly against such Indemnifying Parties, and with respect to which, after consultation with its legal advisors, the Indemnifying Party determines such support is or is likely to be detrimental to its own rights or may limit the remedies available to such Indemnifying Party in the defense of such Legal Proceeding.

5.5            Access to Information. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall afford the Acquirer, Acquirer Parent, Merger Sub and their accountants, counsel and other Representatives, reasonable access with reasonable frequency upon reasonable advance notice during business hours to (A) all of the Company’s and its Subsidiaries’ assets, properties, books, Contracts, commitments and records and (B) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirement) of the Company or its Subsidiaries as Acquirer or Merger Sub may reasonably request. The Company shall provide to the Acquirer, Merger Sub and their accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) of the Company and its Subsidiaries promptly upon request.

5.6            Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including Transaction Expenses) shall be paid by the party incurring such.

5.7            Tax Matters.

(a)         The Securityholders’ Agent shall cooperate fully, as and to the extent reasonably requested by the Acquirer, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

(b)         After the Effective Time, Acquirer shall prepare or cause to be prepared, and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for all taxable periods ending prior to or on the Effective Time (“Pre-Closing Periods”), including for any “Straddle Periods” (which is any taxable period beginning on or before the Effective Time and ending after the Effective Time) in accordance with applicable Legal Requirements. At least ten (10) days prior to filing any such Tax Returns, Acquirer shall submit a copy of such Tax Returns to Securityholders’ Agent for its review, and Acquirer shall consider reasonable comments provided by Securityholders’ Agent in writing no later than seven (7) days prior to filing any such Tax Returns. For the avoidance of doubt, any Taxes for Pre-Closing Periods, including Taxes of a Straddle Period that are apportioned to the Pre-Closing Periods pursuant to Section 5.7(c), below, due with respect to such Tax Returns, and not previously paid as of the Closing Date, shall be indemnifiable Losses by the Indemnifying Parties.

(c)         Apportionment. For purposes of this Agreement, including Section 8.2, in the case of Taxes incurred in any Straddle Period (i) based upon income, sales, proceeds, profits, receipts, wages, value added tax transactions, withholding, compensation or similar items, the Taxes attributable to Pre-Closing Periods ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and (ii) the amount of any Straddle Period Taxes of the Company or any of its Subsidiaries (including ad-valorem Taxes) not including in clause (i), above, attributable to the Pre-Closing Periods shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period.

(d)         Tax Contests. The provisions of Section 5.7 shall apply, mutatis mutandis, to any claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period or Straddle Period for which any of the Indemnifying Parties may be liable under this Agreement.

5.8            Notification of Certain Matters. From the date hereof until the earlier of the Closing or the Termination Date, each of the Company, on the one hand, and Acquirer and Merger Sub, on the other hand, shall, subject to applicable Law, give immediate notice to the other if any of the following occurs:

(a)          receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract;

(b)         receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)         receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d)         the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;

(e)         the commencement of any action, or, to the Company’s Knowledge, the threat of any action, involving or affecting the Company or any of its Subsidiaries or any of their respective properties or assets;

(f)          the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company or any of its Subsidiaries of any provision of this Agreement applicable to it;

(g)         the occurrence of any fact or event of which such Person becomes aware that results in the inaccuracy of any warranty of such party in this Agreement or that would have been required to be disclosed in the Company Disclosure Letter;

(h)         the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of the Company; and

(i)          Acquirer’s or Merger Sub’s receipt of information pursuant to this Section 5.8 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Letter.

5.9            Filings and Consents.

(a)         Filings. Each party shall use reasonable best efforts to file, as soon as practicable after the Agreement Date, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and other transactions contemplated hereunder, and to submit promptly any additional information requested by any such Governmental Entity. The Company and Acquirer shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, Acquirer and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.9(a). Except where prohibited by applicable Law or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Acquirer with respect to any filings with any Governmental Entity made by Acquirer in connection with the Merger and other transactions contemplated hereunder; (ii) permit Acquirer to review (and incorporate any comments of Acquirer in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Merger and other transactions contemplated hereunder; (iii) inform Acquirer of any payments, fees or penalties by any Governmental Entity in connection with any such filings, not make such payment until it has received Acquirer’s consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed); and (iv) promptly provide Acquirer with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Company with or to any Governmental Entity in connection with the Merger and other transactions contemplated hereunder.

(b)         Efforts. Subject to Section 5.9(c), the Acquirer, Merger Sub, Merger Sub II, the Company and the Company Stockholders, as applicable, shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger, the Second Merger and other transactions contemplated hereunder. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger, the Second Merger and other transactions contemplated hereunder; and (ii) shall use commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law, Contract or otherwise) by such party in connection with the Merger, the Second Merger and other transactions contemplated hereunder.

(c)         Notwithstanding anything to the contrary contained in Section 5.9(b) or elsewhere in this Agreement, none of the Acquirer, Acquirer Parent or any of their Affiliates shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause its respective subsidiaries to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause its respective subsidiaries to take or agree to take) any other action or to agree (or cause its respective subsidiaries to agree) to any limitation or restriction on any of its respective businesses (solely to the extent that any of the foregoing would have a material adverse effect on its business), product lines or assets; or (ii) to contest any Legal Proceeding relating to the Merger and the other transactions contemplated hereunder.

(d)         Without limiting the generality of Section 2.3(c) above, the Acquirer and the Company shall reasonably cooperate in preparing the FINRA CMAs, either separately or as a combined application, and shall file or cause to be filed the FINRA CMAs as soon as reasonably practicable (and, in any event, not later than twenty-five (25) Business Days after the date of this Agreement) with FINRA. If the FINRA CMAs, either separately or as a combined application, are approved for “Fast Track” treatment, each Party agrees to and to cause its Affiliates to respond promptly to the other in regard to such requests to ensure compliance with FINRA’s five business day response time period.

(e)         Following the filing of the Company FINRA CMA or the combined FINRA CMA (but, in any event, not later than five Business Days after FINRA has deemed the Company FINRA CMA or the combined FINRA CMA substantially complete), the Acquirer shall reasonably cooperate with the Company in preparing and the Company shall file or cause to be filed each application, letter, written notification or other filing seeking approval of or consent to the change of ownership and control of the Broker-Dealer Subsidiary resulting from the transactions contemplated hereby with any Governmental Entity (other than FINRA) with which the Broker-Dealer Subsidiary is registered or a member and from whom approval or consent is required under applicable Legal Requirements to consummate such change in control (the “BD Governmental Consent Applications”).

(f)          As soon as reasonably practicable (and, in any event, at least thirty (30) days prior to Closing) the Company shall file or cause to be filed written notifications of the change of ownership and control of the Broker-Dealer Subsidiary resulting from the transactions contemplated hereby with any Governmental Entity (other than FINRA) with which the Broker-Dealer Subsidiary is registered or a member and to which notification of such change of ownership and control must be provided under applicable Legal Requirements.

(g)         Each party shall, and shall cause its Affiliates to, as promptly as practicable, supply any information or documentary material that may be requested by the other party, required or reasonably necessary to complete any application or filing contemplated in clause (d), (e) or (f) of this Section, including with respect to inquiries or requests for additional information or documents made by FINRA or an applicable state securities authority or other Governmental Entity; provided that no party shall be required to disclose to the other parties any of its or any of its Affiliates’ confidential, competitively sensitive information or any personally identifiable information of their respective officers, directors or other applicable individuals. Each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Governmental Entity in connection with the transactions contemplated by this Agreement, and, unless prohibited by the applicable Governmental Entity and other than purely administrative telephonic conferences and telephonic conferences initiated by the applicable Governmental Entity and not scheduled in advance, the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference.

(h)         Without the prior written consent of the Acquirer, neither the Company nor any Affiliate of the Company shall agree to any requirement to be imposed by FINRA as a condition to the approval of the Company FINRA CMA. Prior to filing the Company FINRA CMA and any other materials or documents with FINRA, and prior to making a filing with any other Governmental Entity with respect to the change of ownership and control of the Broker-Dealer Subsidiary resulting from the transactions contemplated hereby, the Company shall provide the Acquirer with a reasonable advance notice (and in any event not less than three (3) Business Days) to review and comment on such Company FINRA CMA, materials, documents or filings.

5.10          Stockholders Consent. The Company shall use its reasonable best efforts to obtain, as soon as possible and in any event no later than within twenty-four (24) hours following the execution and delivery of this Agreement, the Written Consent by the Consenting Stockholders in accordance with the Company’s governing documents and the DGCL. In addition, the Company shall use its reasonable best efforts to obtain the Written Consent by (a) no less than the holders of at least forty-five percent (45%) of the outstanding shares of Company Capital Stock by 4:00 p.m. New York City time on the fourth (4th) Business Day after the execution and delivery of this Agreement, (b) no less than the holders of at least seventy-six percent (76%) of the outstanding shares of Company Capital Stock and holders of at least a majority of each class of Company Capital Stock within twenty (20) days of the execution of this Agreement and (c) at least the Requisite Majority of Company Stockholders prior to Closing. The materials submitted to the Company Stockholders in connection with the Written Consent shall be subject to Acquirer’s prior written approval and will include, among others, the resolutions adopted by the board of directors of the Company, which (i) approved the Merger and the Charter Amendment upon the terms and subject to the conditions of this Agreement and (ii) have determined that the Merger and the Charter Amendment are in the best interest of the stockholders in accordance with the DGCL. Promptly following receipt of the Written Consents, the Company shall deliver a copy of such Written Consents to the Acquirer. In accordance with this Agreement, the DGCL and the Company’s governing documents, the Company shall, as promptly as practicable and in any event, within the earlier of (x) five (5) Business Days after receipt of the Written Consents referenced in clause (b) of the second sentence to this Section 5.10 and (y) twenty (20) days after receipt of Written Consents referenced in clause (a) of the second sentence to this Section 5.10, deliver to the holders of record of shares of outstanding Company Capital Stock a copy of the Written Consent together with notice and a description of the recommendation of the adoption and approval of this Agreement and the Charter Amendment by the board of directors of the Company. The document containing such information (the “Information Statement”) shall (x) be prepared by the Company in consultation with the Acquirer and its counsel and (y) include (i) the notice required by Section 228 of the DGCL and (ii) notice of appraisal rights as required by Section 262 of the DGCL. Prior to mailing the Information Statement, the Company shall give the Acquirer and its counsel a reasonable opportunity to review and comment on such document and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Acquirer and its counsel. The Information Statement shall, in form and substance, comply with all requirements under applicable Laws.

5.11          Merger Support Agreement.

The Company shall use its reasonable best efforts to obtain as soon as practical, the execution of the Merger Support Agreement by each of the Company Stockholders, and in any event (a) no less than the holders of at least forty-five percent (45%) of the outstanding shares of Company Capital Stock by by 4:00 p.m. New York City time on the fourth (4th) Business Day after the execution and delivery of this Agreement, (b) no less than the holders of at least seventy-six percent (76%) of the outstanding shares of Company Capital Stock and holders of at least a majority of each class of Company Capital Stock within twenty (20) days of the execution of this Agreement, (c) by at least the Requisite Majority of Company Stockholders prior to Closing and (d) in the event of a Private Company Closing, by each intended recipient of Acquirer Parent Stock. Promptly following receipt of the executed Merger Support Agreements, the Company shall deliver a copy of such executed Merger Support Agreements to the Acquirer.

5.12          Company Options.

(a)         The Company shall not exercise any discretion to accelerate the vesting of any outstanding Company Options as a result of the transactions contemplated by this Agreement or of the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

(b)         Before the Closing Date, the Company shall take all such actions as are necessary (including, to the extent necessary, obtaining written consents or waivers from the holders of the applicable Company Option) such that, immediately prior to the Closing, each Company Option that is outstanding and unexercised shall be treated in the manner set forth in Section 1.2.

(c)          The Company shall use its reasonable best efforts to cause the Company Award Holder Consent to be executed on or prior to the Closing Date by the Company Optionholders that constitute all of the Company Options outstanding as of immediately prior to the Closing.

5.13          Convertible Instrument Cancellation Agreement and Company Warrant Holder Consent. The Company shall use its reasonable best efforts to cause the Convertible Instrument Cancellation Agreement and Company Warrant Holder Consent to be executed on or prior to the Closing Date by each Company Convertible Instrument Holder and each holder of a Company Warrant.

5.14          Section 280G Payments. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, the Company shall (i) obtain waivers (in form and substance reasonably satisfactory to the Acquirer) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the stockholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to the Acquirer. At least five (5) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide the Acquirer with copies of all Section 280G-related documents, including any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for the Acquirer’s review and approval (which approval shall not be unreasonably withheld or delayed) and shall accept all reasonable comments made thereto by the Acquirer. Prior to the Closing Date, the Company shall deliver to the Acquirer evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.14 (if and to the extent that such vote was so required) and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

5.15          Termination of 401(k) Plan. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless the Acquirer or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least five (5) days before the Closing. Unless the Acquirer or one of its Affiliates provides such notice to the Company, the Acquirer shall receive from the Company, prior to the Closing, evidence that the board of directors of the Company has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of the Acquirer), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to the Acquirer prior to the Closing. The Company shall take (or cause to be taken) such other actions in furtherance of terminating such 401(k) Plans as the Acquirer may reasonably require. If the Acquirer, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan, the Company shall amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and to exclude all employees of the Acquirer and its Subsidiaries (other than the Company) from participation in the such plan.

5.16          Acquirer Discretion. The Acquirer Parent shall have sole and absolute discretion in determining whether or not to consummate the Business Combination Transaction and the terms and conditions of such transaction. The Acquirer Parent shall not require the Company’s or any Company Securityholder’s consent with respect to making any of the foregoing determinations. The Company acknowledges and agrees that in the event the Business Combination Transaction is not consummated, the Acquirer may choose not to consummate the Merger or other transactions contemplated hereunder, and/or there may not develop a public market for the Acquirer Parent Common Shares and the Aggregate Stock Consideration may remain subject to restrictions on transfer indefinitely. NEITHER THE COMPANY NOR ANY OF ITS STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES SHALL HAVE ANY CLAIM, DEMAND, LOSS OR LIABILITY TOWARDS THE ACQUIRER, THE ACQUIRER PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, MANAGERS, MEMBERS AND REPRESENTATIVES IN THE EVENT THAT THE BUSINESS COMBINATION TRANSACTION IS NOT CONSUMMATED FOR ANY REASON WHATSOEVER AND/OR WITH RESPECT TO THE TIMING OF THE CONSUMMATION OF THE BUSINESS COMBINATION TRANSACTION.

5.17          Removal of Restrictive Legend.

The Acquirer shall use commercially reasonable efforts to cooperate with the Securityholders’ Agent to cause, upon the expiration of six months after the Closing Date and subject to any other agreement or obligations of any Persons that hold the Acquirer Parent Common Shares that are part of the Merger Consideration, the removal by the Acquirer Parent and its stock transfer agent, of the restrictive legends and the stop-transfer instructions with respect to the Acquirer Parent Common Shares that are part of the Merger Consideration held by Persons that are not at that time, and have not been during the preceding three months, an affiliate of the Acquirer Parent, to the extent such Acquirer Parent Common Shares may be sold by such Persons in reliance upon Rule 144 under the Securities Act and are not subject to any other holdback, lockup, vesting or other transfer restrictions.

5.18          CFIUS.

In the event that CFIUS requests or requires a filing, Acquirer and the Company shall use reasonable best efforts to submit the proposed transaction to the Committee on Foreign Investment in the United States (“CFIUS”) and obtain CFIUS clearance or a statement from CFIUS that no further review is necessary with respect to the parties’ filing. Notwithstanding the previous sentence, Acquirer shall have no obligation to take or accept any action, condition, or restriction as a condition of CFIUS clearance that would have a material adverse impact on the Company or the Acquirer’s right to exercise control over the Company.

5.19          Director and Officer Insurance.

At the Closing, the Company will obtain and fully pay for, at the Company’s sole expense, a “tail” insurance policy with respect to its existing directors and officers liability insurance coverage, which shall provide such insurance coverage for six (6) years following the Closing Date (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (the “D&O Tail Policy”); provided, that the D&O Tail Policy will provide for at least $5,000,000 of coverage.

5.20          Guarantee of Performance.

Acquirer Parent hereby guarantees the obligations of Acquirer set forth in this Agreement.

5.21          Section 409A Correction Procedure.

As soon as practicable after the date of this Agreement and in any event prior to December 31, 2021, the Company shall obtain a Section 409A safe harbor valuation (the “Valuation”). If, based on the Valuation, the per share fair market value of the Company Common Stock on the grant date of the 2021 Option Grants is higher than the per share exercise price of the 2021 Option Grants, the Company shall take all necessary actions to increase the per share exercise price of the 2021 Option Grants to no less than the actual fair market value of the Company Common Stock, in a manner prescribed under IRS Notice 2008-113, and prepare, distribute, and file all notices and take any other action as contemplated therein, in each case, effective on or prior to December 31, 2021. The Company shall give Acquirer a reasonable opportunity to review and comment upon the Valuation and any such amendments to the 2021 Option Grants. Any incremental compensation or other amounts or benefits (together with the employer portion of any payroll or similar taxes associated therewith) offered or promised to the individuals affected by this Section 5.19 shall constitute Transaction Expenses, but, for clarity purposes, such individuals will not be required to execute payoff letters in connection with such amounts or benefits.

5.22          Amended Form W-2.

As soon as practicable after the date of this Agreement and in any event prior to the Closing, the Company shall amend and provide each current or former employee who holds 2019 Option Grants or 2019 Option Grants that have become vested or will become vested on or prior to the Closing, with a corrected Form W-2c for each year in which such 2019 Option Grants became vested in accordance with their terms (and for which the Form W-2 for such year did not include the fair market value of the Company Common Stock underlying the 2019 Option Grants that became vested during such year), which Form W-2c properly reflects the fair market value of the Company Common Stock on the applicable vesting date of such 2019 Option Grants as taxable wages for each such employee during each relevant year. In connection with the amendments to each applicable employee’s Form W-2 pursuant to this Section 5.22, the Company shall prepare, distribute, and file all notices, including with any applicable Governmental Entity, and take any other action as contemplated therewith, including payment of any withholding Taxes that were otherwise due in the relevant year of vesting of such 2019 Option Grants, as well as any other Taxes and penalties associated therewith for the effected employees. The Company shall give Acquirer a reasonable opportunity to review and comment upon any such Form W-2c, notices or other documents or communications contemplated or required pursuant to this Section 5.22. Any incremental compensation or other amounts or benefits (together with the employer portion of any payroll or similar taxes associated therewith) offered or promised to the individuals affected by this Section 5.22 shall constitute Transaction Expenses.

Article 6
Conditions to the Merger

6.1            Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)         Company Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement and the other Transaction Documents shall have been duly and validly adopted, as required by the DGCL, and the Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the holders of Company Capital Stock.

(b)         Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the Second Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger or Second Merger, which makes the consummation of the Merger or Second Merger illegal.

(c)         No Regulatory Conditions. No Governmental Entity shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any applicable Law, statute, rule, regulation, executive Order or decree which is in effect and which has the effect of (A) prohibiting Acquirer’s, Acquirer Parent’s or any of their Subsidiaries’ ownership or operation of any material portion of the business of the Company or any of its Subsidiaries, taken as a whole, or (B) compelling the Acquirer, Acquirer Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Acquirer, Acquirer Parent, the Company or any of their respective Subsidiaries, in either case in connection with the Merger, the Second Merger or any other transaction contemplated by this Agreement.

(d)         The Acquirer, Merger Sub, Merger Sub II and the Company shall have timely obtained from or filed with each Governmental Entity all approvals, waivers, notices and consents, if any, necessary for consummation of the Merger, the Second Merger and the other transactions contemplated hereby, and all waiting periods required by applicable Legal Requirements shall have expired or been terminated.

6.2            Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion):

(a)         Representations, Warranties and Covenants. The representations and warranties of Acquirer, Merger Sub and of Merger Sub II in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquirer, Merger Sub and of Merger Sub II shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)         Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.9(a).

6.3            Additional Conditions to the Obligations of Acquirer Parent, Acquirer, Merger Sub and Merger Sub II. The obligations of Acquirer Parent, Acquirer, Merger Sub and Merger Sub II to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquirer, Merger Sub and Merger Sub II and may be waived by Acquirer in writing in its sole discretion):

(a)         Representations, Warranties and Covenants of the Company. Other than the Company Fundamental Representations and the Specified Representations, the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company Fundamental Representations and the Specified Representations and the and the Securityholder’s Agent’s representations in Section 8.10(e), shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company and each of its Subsidiaries and each Company Securityholder shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company or the Company Securityholder at or prior to the Closing.

(b)         Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.9(b).

(c)         No Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect with respect to the Company or any of its Subsidiaries.

(d)         Dissenting Shares. Company Stockholders holding in the aggregate no more than three percent (3%) of the outstanding shares of Company Capital Stock shall have exercised or continue to have the right to exercise appraisal or similar rights with respect to their Company Capital Stock by virtue of the Merger.

(e)         [reserved]

(f)          Third-party Consents. The Company shall provide all third-party consents set forth on Schedule 6.3(f) of the Company Disclosure Letter and any other third-party consent identified by Acquirer prior to Closing, in a form reasonably acceptable to Acquirer.

(g)         Employees. (A) The Employment Agreements shall have been entered into by at least five of the six Continuing Employees, including each Key Person, none of the persons counted in the foregoing minimum number shall have indicated his or her intention to terminate such agreements and all such agreements shall be in full force and effect, and (B) at least eighty percent (80%) of the Company’s other employees shall be actively employed by the Company.

(h)         Litigation. There shall be no Legal Proceeding of any kind or nature pending or threatened against the Acquirer, Merger Sub or any of their Affiliates, or against the Company or any of its Affiliates, arising out of, or in any way connected with, this Agreement, the Merger or the other transactions contemplated herein. The exercise of appraisal rights with respect to Dissenting Shares by Company Stockholders holding in the aggregate no more than three percent (3%) of the outstanding shares of Company Capital Stock, shall not be considered a Legal Proceeding for purposes of this condition.

(i)          Indebtedness. The Company shall have obtained a Payoff Letter from each holder of Indebtedness and each recipient of Transaction Expenses, which is accompanied by a confirmation of release of any liens upon the payment of the amount set forth in such Payoff Letters.

(j)          Amendment and Termination of Agreements. The Company or its Subsidiaries, as applicable, shall have amended (to the reasonable satisfaction of Acquirer) or terminated, as applicable, each of the agreements set forth on Schedule 6.3(j), in each case effective as of and contingent upon the Closing and, from and after the Closing, each such agreement that was terminated shall be of no further force or effect.

(k)         Consents of Holders of Company Options. As of the Closing, the Company shall have obtained the Company Award Holder Consents.

(l)          Consents of Holders of Company Warrants. As of the Closing, the Company shall have obtained the Company Warrant Holder Consents.

(m)        Convertible Instrument Cancellation Agreements. As of the Closing, the Company shall have obtained the Convertible Instrument Cancellation Agreements.

(n)         Accredited Investor/Regulation S Questionnaire. Acquirer and Acquirer Parent shall have received the executed Accredited Investor/Regulation S Questionnaire, attached hereto as Exhibit D, from each Consenting Stockholder and from no less than the Requisite Majority of Company Stockholders, and such Accredited Investor/Regulation S Questionnaires shall be in full force and effect with respect to no less than the Requisite Majority of Company Stockholders.

(o)         Merger Support Agreement. Acquirer shall have received the executed Merger Support Agreement from each Consenting Stockholder and from no less than the Requisite Majority of Company Stockholders.

(p)         Non-Competition Agreements. The Non-Competition Agreements executed and delivered on the date of this Agreement by each Noncompete Party shall be in full force and effect as of the Closing, and no breaches, disputes or informal or formal repudiations by any Noncompete Party of his or her Non-Competition Agreement shall have occurred or be imminent or threatened.

(q)         Fairness Opinion. The Fairness Opinion shall not have been rescinded or revoked, or amended, modified or qualified.

(r)          Governmental Approvals. All consents, approvals or authorizations of declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby set forth on Schedule 6.3(s) of the Company Disclosure Letter, shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Legal Requirements shall have expired or been terminated.

(s)         FINRA Approval. The FINRA CMAs shall have been approved by FINRA without the imposition of any requirements, restrictions, or conditions to such approval as to which, in each case, Acquirer has not provided its written consent (provided, that Acquirer’s consent shall not be unreasonably withheld, conditioned or delayed in the event of immaterial requirements, restrictions or conditions).

(t)          BD Governmental Consent Applications. The BD Governmental Consent Applications shall have been filed with all applicable Governmental Entities as required by Section 5.10(e) and such approval or consent by the relevant Governmental Entities shall have been obtained.

Article 7
Termination, Amendment and Waiver

7.1            Termination. Except as provided in Section 7.2, this Agreement may be terminated and the Merger and the Second Merger abandoned by authorized action taken by the terminating party, whether before or after the Written Consents:

(a)         by mutual written consent of Acquirer and the Company;

(b)         by either Acquirer or the Company, if the Closing shall not have occurred within two hundred ten (210) days following the Agreement Date or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); and provided, further, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose action or failure to act or breach of any covenant or agreement hereunder will have been the principal cause of, or will have principally resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)         by the Acquirer, if there shall have occurred a Material Adverse Effect with respect to the Company or any of its Subsidiaries;

(d)         by the Acquirer, if either (i) the Written Consent executed by the Consenting Stockholders shall not have been obtained within twenty-four (24) hours of the execution and delivery of this Agreement, or (ii) the Written Consent executed by the holders of at least forty-five percent (45%) of the outstanding shares of Company Capital Stock shall not have been obtained by 4:00 p.m. New York City time on the fourth (4th) Business Day after the execution and delivery of this Agreement;

(e)         by the Acquirer, if Written Consent and Merger Support Agreements shall not have been executed and delivered to Acquirer by the holders of at least seventy-six percent (76%) of the outstanding shares of Company Capital Stock within twenty (20) days of the execution of this Agreement, or if within twenty (20) days of the execution of this Agreement the Written Consent shall not have been executed by a majority of each class of stock of the Company;

(f)          by either Acquirer or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(g)         by the Acquirer, if it is not in material breach of its obligations under this Agreement, if the Company or the Securityholder’s Agent’s shall have materially breached any representation, warranty, covenant or agreement contained herein, provided, that, such material breach shall not have been cured within seven (7) calendar days after receipt by the Company of written notice of such material breach and if not cured prior to the Termination Date, such material breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied; or

(h)         by the Company, if it is not in material breach of its obligations under this Agreement, if Acquirer shall have materially breached any representation, warranty, covenant or agreement contained herein and such material breach shall not have been cured within seven (7) calendar days after receipt by Acquirer of written notice of such material breach and if not cured prior to the Termination Date, such material breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

7.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, stockholders, members or affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Section 8.10(c) (Securityholders’ Agent), Article 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, (b) nothing herein shall relieve any party hereto from liability in connection with any willful and intentional material breach of the Agreement or Fraud prior to its termination, and (c) notwithstanding the foregoing, in no event shall any party be responsible after termination of this Agreement for punitive, consequential, indirect, incidental or special damages.

7.3           Amendment. Subject to any stockholder vote mandated by Section 251(d) of the DGCL, and further subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by applicable Legal Requirements, Acquirer and the Securityholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Securityholders’ Agent.

7.4           Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Securityholders’ Agent and Acquirer may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Securityholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article 8
Escrow and Indemnification

8.1            Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, shall survive the Closing and remain in full force and effect, until the date that is eighteen (18) months following the Closing Date; provided, however, that the representations and warranties set forth in the (i) Company Fundamental Representations will survive indefinitely and remain in full force and effect without limitation; (ii) Section 2.11 (Taxes), will survive and remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations; and (iii) Sections 2.7 (Compliance with Applicable Laws; Governmental Permits), 2.8 (Broker-Dealer Compliance Matters) and 2.10 (Intellectual Property) (the “Specified Representations”), will survive and remain in full force and effect until the date that is three (3) years following the Closing Date. Notwithstanding anything to the contrary herein, in the event of Fraud in relation to any representation or warranty of the Company contained in this Agreement, such representation or warranty will survive indefinitely and remain in full force and effect without limitation If the Merger is consummated, the representations and warranties of Acquirer, Merger Sub and Merger Sub II contained in this Agreement and the other Transaction Documents shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants of the parties set forth herein shall survive the Closing and remain in full force and effect in accordance with their terms. Each of the foregoing periods, as applicable, shall be referred to herein as the “Claims Period”. Notwithstanding anything else to the contrary, no right to indemnification pursuant to Article 8 in respect of any claim that is set forth in a Claim Certificate delivered to the Securityholders’ Agent prior to the expiration of the applicable Claims Period, with respect to facts and circumstances existing on or prior to such date, shall be affected by the expiration of such Claims Period.

8.2            Indemnification by Indemnifying Parties.

(a)         Subject to the limitations set forth in this Article 8, from and after the Effective Time, the Indemnifying Parties shall, severally and not jointly (other than with respect to claims against the Escrow Fund, which shall be made on a several and jointly basis), indemnify and hold harmless the Acquirer, Merger Sub, Merger Sub II and their Affiliates and Subsidiaries (including the Surviving Corporation after the Effective Time) and their respective officers, directors, managers, members, employees, agent, Representatives, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all Losses incurred, suffered or sustained by the Indemnified Persons, in each case, to the extent arising out of or resulting from any of the following:

(i)          any inaccuracy in or breach of any representation or warranty of the Company contained in Article 2 of this Agreement, any Transaction Document or in any certificate delivered pursuant to this Agreement or of the Securityholder’s Agent’s in Section 8.10(e) as of the date of this Agreement or as of the Closing Date as if such representation or warranty was made on and as of the Closing;

(ii)         any breach of any covenant or obligation of the Company or the Securityholders’ Agent in this Agreement or in any other Transaction Document (regardless of whether such breach is deemed “material”);

(iii)        any Transaction Expenses, Closing Indebtedness or negative adjustment of Closing Working Capital, without duplication, to the extent not included (if needed to be included) or included in a deficient amount in the calculation of the Merger Consideration or the Post-Closing Adjustments made pursuant to Section 1.11;

(iv)        regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any inaccuracies in the Consideration Spreadsheet and any claim, demand or Legal Proceeding relating to the allocation of any consideration paid, payable or otherwise due pursuant to the provisions of this Agreement and the Transaction Documents, and any other claim, demand or Legal Proceeding against the Company or any Indemnified Persons by any Company Securityholder or other Person with respect to Company Capital Stock, the Company Options, Company Warrants, Company Convertible Instruments or alleged status as a holder of equity interests of the Company;

(v)         regardless of the disclosure of any matter set forth in the Company Disclosure Letter, the evaluation, investigation and defense of any Third Party Claim;

(vi)        regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any Taxes of the Company attributable to or relating to any Pre-Closing Period or Straddle Period, whether arising prior to, at or after the Closing;

(vii)       regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any Taxes that are or become due or payable as a result of the transactions hereunder, including any Tax liability or claim resulting from treatment of Company Options as proposed under this Agreement;

(viii)      regardless of the disclosure of any matter set forth in the Company Disclosure Letter, the exercise by any former stockholder of the Company of any appraisal rights, and any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.2 upon the exchange of such Dissenting Shares, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;

(ix)         regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any breach of a representation or warranty of the Company in Section 2.12(i), Section 2.12(h), Section 2.11(p) or Section 2.11(q);

(x)          any claims for any breach of fiduciary duties by the Board of Directors of the Company in connection with this Agreement or that the Merger Consideration to be received by the Company Securityholders pursuant to this Agreement is not fair to such Company Securityholders, or that the negotiations or process leading to this agreement was not fair to such Company Securityholders, or any “quasi appraisal” rights or otherwise any other claim by any Company Securityholder (other than a breach of this Agreement);

(xi)         any claim for indemnification or expense reimbursement asserted by or on behalf of any person who is or at any time was a director or officer of the Company (in his capacity as such), arising from or relating to any event or other circumstance that arose, occurred, or existed at or prior to the Closing;

(xii)        any Fraud by or on behalf of the Company or any of its Subsidiaries or Affiliates or any Company Securityholder; and

(xiii)       regardless of the disclosure of any matter set forth in the Company Disclosure Letter, an enforcement action brought by FINRA related to the exceptions detailed in the Report on the Examination of Gatsby Securities, LLC issued to the Broker-Dealer Subsidiary on November 3, 2021.

(b)           Subject to the limitations set forth in this Article 8, from and after the Effective Time, each Indemnifying Party, severally and not jointly, shall also indemnify the Indemnified Persons and hold each of them harmless from and against any Loss incurred or sustained by the Indemnified Persons, to the extent arising out of or resulting from any of the following:

(i)            any inaccuracy in or breach of any representation or warranty of such Indemnifying Party contained in any Transaction Document as of the date of this Agreement or as of the Closing Date as if such representation or warranty was made on and as of the Closing;

(ii)            any breach of any covenant or obligation of such Indemnifying Party in this Agreement or in any Transaction Document (regardless of whether such breach is deemed “material”); and

(iii)            any Taxes of such Indemnifying Party (without duplication) that are or become due or payable by the Indemnified Persons due to or with respect to the transactions contemplated hereunder.

8.3            Limitations.

(a)            If the Merger is consummated, the maximum aggregate liability of the Indemnifying Parties for all Losses arising under Section 8.2(a)(i) (including any such Losses described in Section 8.2(a)(v); provided that such Losses do not result from, are not related to, and are not connected to any inaccuracy in or breach of the Specified Representations or any Third Party Claim by any customer of the Company or any Subsidiary) and Section 8.2(a)(viii) (provided that it is not the case that Company Stockholders holding (or that held prior to the Effective Date) in the aggregate more than three percent (3%) of the outstanding shares of Company Capital Stock shall have exercised appraisal or similar rights with respect to their Company Capital Stock by virtue of the Merger; for clarity, if more than three percent (3%) of the outstanding shares of Company Capital Stock shall have exercised appraisal or similar rights with respect to their Company Capital Stock by virtue of the Merger, the limitation contemplated by this Section 8.3(a) shall not apply with respect to Losses arising under Section 8.2(a)(viii)) hereof shall be limited to the Indemnity Escrow Amount, except that (i) the maximum aggregate liability of each Indemnifying Party for all Losses arising in connection with (A) any inaccuracy in or breach of the Specified Representations shall be limited to 50% of the Merger Consideration payable hereunder to such Indemnifying Party, and (B) any inaccuracy in or breach of the Company Fundamental Representations or the Securityholder’s Agent’s representations in Section 8.10(e) and all other indemnification claims pursuant to this Article 8 shall be limited to 100% of the Merger Consideration payable hereunder to such Indemnifying Party, and (ii) notwithstanding anything herein, there shall be no limitation for Losses arising (y) in connection with any inaccuracy or breach of any representation or warranty involving Fraud by the Company or any Indemnifying Party or (z) under Section 8.2(a)(ii), 8.2(a)(xii) or 8.2(b)(ii).

(b)            No Indemnifying Party shall be liable for Losses arising out of, resulting from, or in connection with Section 8.2(a)(i) (and that does not involve (i) Fraud, or (ii) the Company Fundamental Representations) unless and until such Losses (together with any other Losses) are in an aggregate amount greater than $250,000, in which case the Indemnifying Party shall be liable for all Losses from the first dollar.

(c)            The determination of whether there has been a breach of any representation or warranty and of the amount of Losses incurred by an Indemnified Person pursuant to Section 8.2(a)(i) or 8.2(b)(i) shall be determined in each case without giving effect to any limitation or qualification set forth in the applicable representation or warranty of the Company or Company Securityholder as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers.

(d)            If an Indemnified Person seeks indemnification pursuant to this Agreement prior to the termination of the Indemnity Escrow Period, the Indemnified Person shall (i) first, recover such Losses from the Indemnity Escrow Amount, in accordance with the terms of this Agreement, and (ii) second, to the extent recovery for such Losses is not limited to the Indemnity Escrow Amount and the amount of such Losses exceeds the amount available to the Indemnified Person in the Indemnity Escrow Amount, from the applicable Indemnifying Parties, severally and not jointly. Such portion of the Indemnity Escrow Amount at the conclusion of the Indemnity Escrow Period as may be necessary in the reasonable judgement of Acquirer to satisfy any unresolved or unsatisfied claims for Losses specified in any Claim Certificate delivered pursuant hereto prior to expiration of the Indemnity Escrow Period, shall continue to be held in escrow and retained by Escrow Agent until such claims for Losses have been resolved or satisfied.

(e)            The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or the Acquirer with respect to any Losses claimed by an Indemnified Person.

(f)            The rights of the Indemnified Persons to indemnification, compensation or reimbursement of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification, compensation or reimbursement or any other remedy hereunder.

(g)            The liability of an Indemnifying Party pursuant to this Article 8 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any premium increase) actually received by the Indemnified Person (including the Surviving Corporation) in respect of any such claim. Notwithstanding the foregoing, in no event shall Acquirer be required to maintain any insurance or to seek recovery from insurance policies or pursue any Claims or Proceedings against any Person.

(h)            Payments by an Indemnifying Party pursuant to this Article 8 in respect of any Loss shall be net of any Tax benefit actually realized as a result of such Loss by the Indemnified Person.

(i)            In no event shall any Indemnifying Party be liable to any Indemnified Person for any punitive damages (unless such punitive damages are actually awarded to a third party).

(j)            Without duplication, the parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Person and without any duplication with the Losses incurred by the Surviving Corporation), the Acquirer, and any of the other Indemnified Persons may also, by virtue of their direct and/or indirect ownership of the stock and/or assets of the Surviving Corporation, incur Losses as a result of and in connection with such inaccuracy or breach.

8.4            Claims. If an Indemnified Person has or claims to have incurred or suffered or may reasonably incur or suffer Losses for which it is or may reasonably be entitled to indemnification, compensation or reimbursement pursuant to this Article 8, then Acquirer shall deliver to the Securityholders’ Agent (and if claimed against the Indemnity Escrow Amount, with a copy to the Escrow Agent), one or more certificates signed by the Indemnified Person or any officer of the applicable Indemnified Person on or before the last day of the applicable Claims Period (a “Claim” and a “Claim Certificate”, as applicable):

(a)            stating (to the extent known or reasonably anticipated) that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Losses; and

(b)            stating (to the extent known or reasonably anticipated) the amount of such Losses (which, in the case of Losses not yet incurred or paid, shall be the good faith estimate of the amount thereof), followed by an additional Claim Certificate when such Losses are incurred and paid (the “Claimed Amount”).

Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer or the Indemnified Person as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer or the Indemnified Person by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claim Certificate; provided that all claims for Losses properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder unless (and then only to the extent that) the Indemnifying Parties are materially prejudiced thereby.

8.5            Resolution of Objections to Claims.

(a)            During the thirty (30) calendar day period following the delivery of the Claim Certificate (the “Dispute Period”), the Securityholders’ Agent may deliver to Acquirer a written response (and, if applicable, with a copy to the Escrow Agent) (the “Response Notice”) in which it: (i) agrees that the full amount of the Claim is owed to the Indemnified Person (the “Agreed Amount”); (ii) agrees that part, but not all, of the amount of the Claim is owed to the Indemnified Person and is thus an Agreed Amount; or (iii) indicates that no part of the amount of the Claim is owing to the Indemnified Person. Any part of the Claim that is not agreed or deemed agreed to be owing to the Indemnified Person pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not duly given to Acquirer (and, if applicable, the Escrow Agent) prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that the full amount of the Claim is owed to the Indemnified Person and shall be deemed an Agreed Amount.

(b)            If: (i) a Response Notice agreeing that an Agreed Amount is owed to the Indemnified Person is delivered; or (ii) no Response Notice is delivered during the Dispute Period, then (x) Acquirer shall be entitled to receive payment in cash equal to the full Agreed Amount in accordance with the provisions of Section 8.7 below.

(c)            If a Response Notice indicating that there is a Contested Amount is delivered, the Securityholders’ Agent and Acquirer shall attempt in good faith for thirty (30) calendar days after delivery of the Response Notice to resolve the dispute related to the Contested Amount. If Acquirer and the Securityholders’ Agent resolve such dispute, such resolution shall be binding on the Securityholders’ Agent, the Indemnified Persons and Indemnifying Parties and a settlement agreement stipulating the amount owed to the Indemnified Person (the “Stipulated Amount”) shall be signed by Acquirer and the Securityholders’ Agent and, if applicable, delivered to the Escrow Agent. If the Stipulated Amount is owed to the Acquirer, then Acquirer shall be entitled to receive an amount equal to the Stipulated Amount in accordance with the provisions of Section 8.7 below.

(d)            If the Securityholders’ Agent and Acquirer are unable to resolve the dispute relating to any Contested Amount within thirty (30) calendar days after the date that the Response Notice is duly given pursuant to the above, then either Acquirer or the Securityholders’ Agent may submit the claim described in the Claim Certificate to arbitration in accordance with Section 9.9.

8.6            Third-Party Claims. In the event of the assertion or commencement by any Person, other than an Indemnified Person or an Affiliate of an Indemnified Person, of any claim or Legal Proceeding (whether against the Company, the Surviving Corporation, the Acquirer, an Indemnified Person or any other Person) (“Third Party Claim”) with respect to which any Indemnifying Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Person pursuant to this Article 8, Acquirer shall have the right, at its election, to proceed with and control the defense of such Third Party Claim on its own. If Acquirer so proceeds with the defense of any such Third Party Claim:

(a)            each Indemnifying Party and the Securityholders’ Agent shall cooperate and make available to Acquirer any documents, materials and other information in its possession or control that may be necessary to the defense of such Third Party Claim.

(b)            Acquirer may settle, adjust or compromise any such Third Party Claim.

8.7            Payments. Subject to the limitations set forth in this Article 8, any indemnification sought hereunder for a claim that is not otherwise covered by the Indemnity Escrow Amount shall be payable by the Indemnifying Parties, as follows: (i) within a forty-five (45) day-period following the resolution of such claim by mutual agreement between the Securityholders’ Agent and Acquirer; (ii) within a forty-five (45) day-period following the final determination of the arbitrator; (iii) within a forty-five (45) day-period following the final nonappealable resolution or settlement (as the case may be) of a Third Party Claim; (iv) within forty-five (45) days from the delivery by the Securityholders’ Agent of a Response Notice agreeing to the full Claimed Amount or indicating the Agreed Amount (as the case may be); or (v) within forty-five (45) days from the lapse of the Dispute Period, if no Response Notice was delivered by Securityholders’ Agent during such period. Acquirer may set off any indemnification to which it is entitled hereunder that is not otherwise covered by the Indemnity Escrow Amount from all or any portion of the consideration payable in respect of the Holdback Securities.

8.8            Treatment of Indemnification Payments. The Indemnifying Parties, the Securityholders’ Agent and Acquirer agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 8 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

8.9            Exclusive Remedies.

Subject to Section 9.6, the Indemnified Persons acknowledge and agree that their sole and exclusive remedy with respect to any and all monetary damages (other than claims arising from Fraud by a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation or warranty of the Company set forth in Article 2 herein shall be pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.10 shall limit any Person's right to seek and obtain any equitable relief (including an injunction) to which any Person shall be entitled pursuant to Section 9.6, specific performance of the provisions of this Agreement or any Transaction Document, or to seek any remedy on account of Fraud by any party hereto.

8.10            Securityholders’ Agent.

(a)            By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder shall be deemed to irrevocably agree, constitute and appoint the Securityholders’ Agent (and by the execution of this Agreement as Securityholders’ Agent as of the date hereof, the Securityholders’ Agent hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact of each of the Company Securityholder and Indemnifying Parties as of the Effective Time, for all purposes in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including in connection with claims for indemnification under Article 8 and to agree to, negotiate, and enter into and execute settlements, adjustments and compromises of, and respond to or object to notices, demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any claims or disputes hereunder, to consent and vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including pursuant to any proxies granted to it under any Merger Support Agreement and otherwise exercising any rights granted to it under any Merger Support Agreement to give effect to such Merger Support Agreement and to this Agreement and to the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of Securityholders’ Agent for the accomplishment of the foregoing (ii) specifically mandated or permitted by the terms of this Agreement or any Merger Support Agreement, (iii) or as may otherwise be needed in furtherance of the Securityholders’ Agent’s obligations under this Agreement and the agreements ancillary hereto, including updating the Consideration Spreadsheet from time to time as may be required or necessary to give effect to the terms hereof. Such actions may include collecting from Company Securityholders and providing to the Acquirer documents in connection with discovery or other information requests pursuant to any legal process. The Acquirer and its Affiliates (including after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of the Securityholders’ Agent and treat such Securityholders’ Agent as the duly appointed attorney-in-fact of each Company Securityholder and as having the duties, power and authority provided for in this Section 8.10. By approving this Agreement, each Company Securityholder agrees that all actions taken by the Securityholders’ Agent under this Agreement shall be binding upon such Company Securityholder and its successors, as if such action was expressly confirmed and ratified in writing by such Company Securityholder. This power of attorney is coupled with an interest and is irrevocable.

(b)            The Securityholders’ Agent may be removed by action of the Indemnifying Parties that are entitled to receive a majority of the Merger Consideration. In the event of the resignation, removal, death, or incapacity of the Securityholders’ Agent, a successor Securityholders’ Agent shall thereafter be appointed by vote or written consent of Indemnifying Parties that are entitled to receive a majority of the Merger Consideration, and such appointment shall become effective only upon written notice by such Indemnifying Parties to Acquirer. Any new or successor Securityholders’ Agent will assume all rights and obligations of the initial Securityholders’ Agent under this Agreement.

(c)            Solely as between the Securityholders’ Agent and the Indemnifying Parties, the Securityholders’ Agent will incur no liability of any kind with respect to any action or omission by the Securityholders’ Agent in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Securityholders’ Agent’s fraud, gross negligence or willful misconduct. Solely as between the Securityholders’ Agent and the Indemnifying Parties, the Securityholders’ Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties shall indemnify, defend and hold harmless the Securityholders’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Securityholders’ Agent Expenses”) arising out of or in connection with the Securityholders’ Agent’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Securityholders’ Agent Expense is suffered or incurred; provided, that in the event that any such Securityholders’ Agent Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Indemnifying Parties the amount of such indemnified Securityholders’ Agent Expense to the extent attributable to such fraud, gross negligence or willful misconduct. In no event will the Securityholders’ Agent be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Agent under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Agent or the termination of this Agreement.

(d)            Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Agent that is within the scope of the Securityholders’ Agent’s authority under this Section 8.10 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Securityholders and shall be final, binding and conclusive upon each such Company Securityholder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Securityholders. The Acquirer, Merger Sub, Merger Sub II, the Surviving Corporation, the Surviving Company and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Securityholders’ Agent.

(e)            The Securityholders’ Agent hereby represents and warrants that it has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party; and the execution, delivery and performance by the Securityholders’ Agent of this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof has been duly authorized according to all necessary corporate action on the part of the Securityholders’ Agent. This Agreement and the other Transaction Documents to which it is a party, when executed and delivered, will be duly executed and delivered by the Securityholders’ Agent and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the legal, valid and binding obligation of the Securityholders’ Agent, enforceable against the Securityholders’ Agent in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Article 9
General Provisions

9.1            Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given and received: (i) when delivered personally, (ii) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) seven Business Days after deposit in the mail, certified and with proper postage prepaid, addressed as follows or (iv) upon transmission, if sent by electronic mail (with electronic confirmation of transmission and delivery) and if delivered on a non-Business Day, on the first Business Day thereafter.

(a)            if to Acquirer, Merger Sub or Merger Sub II (or, after the Effective Time, to the Company), to:

eToro US Holdings, Inc.
221 River St., 9th floor, Hoboken, New Jersey 07030
Attn: Elad Lavi
Email: eladla@etoro.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices
16 Abba Hillel Silver Rd., Ramat Gan 520608, Israel
Attn: Dan Shamgar; Jonathan Irom
Email: dshamgar@meitar.com; jonathani@meitar.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue

New York, NY 10019
Attn: Justin Browder; Dvir Oren
Email: JBrowder@willkie.com; DOren@willkie.com

(b)            if to the Company (prior to the Effective Time), to:

Gatsby Digital, Inc.

28 Liberty St., Suite F6
New York, NY 10005
Attn:        Jeffrey Myers
Email:       jeff@trygatsby.com

with a copy (which shall not constitute notice) to:

Sadis & Goldberg LLP
551 Fifth Avenue, 21st Floor
New York, NY 10176
Attn: Robert Cromwell; Paul Marino
Email: rcromwell@sadis.com; pmarino@sadis.com

(c)            if to Securityholders’ Agent, to:

Daisy Daisy LLC
Attn: Jeffrey Myers
Email: jeff@trygatsby.com

9.2            Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. The word “or” is not exclusive. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place. When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end at 5:00 p.m. New York City Time on the next succeeding Business Day. Each representation and warranty will be given independent effect notwithstanding that one or more representation or warranty may cover similar subject matter as another representation or warranty contained herein (and regardless of whether a representation or warranty is more specific than another).

9.3            Entire Agreement; Parties in Interest. This Agreement, together with the other Transaction Documents, represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral (with no concession being made as to the existence of any such agreements and understandings), among the parties hereto with respect to the subject matter hereof, including that certain non-binding indication of interest letter dated July 15, 2021, between the Acquirer or its Affiliate and the Company. This Agreement and the other Transaction Documents are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 2 and Article 8 are intended to benefit the Indemnified Persons (and they may rely thereon as if represented to them directly)). No holder of Company Options shall be entitled to receive any document, schedule or exhibit attached hereto or referred to herein (including the Company Disclosure Letter), without the prior consent of the Company and the Acquirer, which may be withheld at their discretion.

9.4            Assignment. Neither this Agreement nor any Transaction Document nor any of the rights, interests or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; in each case, except that Acquirer may assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any successor thereof or of any of its Affiliates (including by merger, by purchase of all or substantially all of the assets or stock thereof or any line of business at any time) or may pledge this Agreement or any rights hereunder to any financing provider of Acquirer or any of its Affiliates, without any prior consent, and neither the Company nor the Indemnifying Party shall have any claim or objection with respect thereto. Without derogating from the generality of the foregoing, Acquirer may (but will not be obligated to) assign at any time any claim and any right or entitlement to make any claim for any indemnification, remedy or any other cause of action, to any Affiliate or any successor thereof or of such Affiliate, in which case such right, claim or cause of action shall be deemed for all intents and purposes the right, claim or cause of action of the assignee. Subject to the foregoing in this Section, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.5            Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal, or unenforceable, in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party).

9.6            Specific Performance. Nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein, to the extent applicable.

9.7            Waiver. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver; it being understood that the Securityholders’ Agent has the authority to waive any of the terms or conditions of this Agreement on behalf of each Company Securityholder. If a Party does not exercise any right under this Agreement (including one Party granting any other Party an extension of time to perform its obligations under any provision of it), then such failure to exercise shall not be deemed to constitute a waiver or forfeit of any such right. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

9.8            Governing Law. This Agreement (and any and all dispute, claim or controversy arising out of or relating to this Agreement, or the negotiation hereof) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereto.

9.9            Jurisdiction. Any suit, action or Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such suit, action or Legal Proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or Legal Proceeding in any such court or that any such suit, action or Legal Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1, other than pursuant to Section 9.1(iv), shall be deemed effective service of process on such party.

9.10            Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMETS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 9.10.

9.11            Third Party Beneficiaries.

The Indemnified Persons are express third party beneficiaries of this Agreement, and shall be entitled to enforce any provision of this Agreement applicable to the Indemnified Persons as if an original party hereto.

9.12            Rules of Construction. Each of the Parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Agreement and each document ancillary hereto to which it is a party, and that it was represented by legal counsel in the negotiation, execution and delivery thereof. Accordingly, and based on the foregoing facts, among other factors, each Party acknowledges and agrees that, for purposes of interpreting this Agreement or any other ancillary document, each Party hereby waives, with respect to this Agreement and the other Transaction Documents, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.13            Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Next]

IN WITNESS WHEREOF, the Acquirer, Merger Sub, Merger Sub II, Acquirer Parent, the Company and the Securityholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIRER:		MERGER SUB:
eToro US Holdings, Inc.		Project Gefilte Merger Sub, LLC

By:	/s/ Shalom Berkovitz	By:	/s/ Shalom Berkovitz
Name:	Shalom Berkovitz	Name:	Shalom Berkovitz
Title:	CFO	Title:	CFO
	19 December 2021		19 December 2021

MERGER SUB II:		ACQUIRER PARENT:
eToro US Trading, LLC		eToro Group Ltd.

By:	/s/ Shalom Berkovitz	By:	/s/ Yoni Assia
Name:	Shalom Berkovitz	Name:	Yonni Assia
Title:	19 December 2021	Title:	CEO
19 December 2021

COMPANY:		SECURITYHOLDERS’ AGENT:
Gatsby Digital, Inc.		Daisy Daisy LLC
solely in its capacity as the Securityholders’ Agent

By:	/s/Jeffrey Myers	By:	/s/Jeffrey Myers
Name:	Jeffrey Myers	Name:	Jeffrey Myers
Title:	Co-CEO	Title:	Co-CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Definitions

As used in this Agreement, the following terms shall have the meanings indicated below. Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

“2019 Option Grants” means Company Options that were granted by the Company during the 2019 calendar year.

“2021 Option Grants” means Company Options that were granted by the Company during the 2021 calendar year.

“401(k) Plans” has the meaning set forth in Section 5.15.

“Accounting Principles” means the practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods provided in accordance with GAAP, as consistently applied.

“Acquirer” has the meaning set forth in the introductory paragraph hereto.

“Acquirer Parent Common Shares” means the common shares, no par value per share, of the Acquirer Parent.

“Acquirer Parent” has the meaning set forth in the introductory paragraph hereto.

“Acquirer Parent Plan” means the Acquirer Parent’s 2021 Share Incentive Plan.

“Acquirer Parent RSUs” means restricted stock units of the Acquirer Parent granted pursuant to the Acquirer Parent Plan, each of which may be settled, subject to the terms and conditions of the Acquirer Parent Plan and the agreement pursuant to which such restricted stock units are granted, into one (1) share of Acquirer Parent Common Shares.

“Acquirer Parent Share Price” means the volume-weighted average of the price for Acquirer Parent Common Shares as quoted on The NASDAQ Capital Market over the 30 trading days period that ends two Business Days prior to the Closing Date, or, in case that the Closing Date is less than 30 trading days after the consummation of the Business Combination Transaction and the public listing of Acquirer Parent’s Common Shares on NASDAQ, then, over the applicable period from the commencement of the public listing of Acquirer Parent’s Common Shares on NASDAQ until its ending two Business Days prior to the Closing Date. Notwithstanding the foregoing, in the event of a Private Company Closing, the Acquirer Parent Share Price shall be equal to the quotient of US$9,301,000,000 (the “Private Company Closing Valuation”) divided by the Fully Diluted Acquirer Parent Share Capital. In the event that within three (3) months following a Private Company Closing, either (a) Acquirer Parent enters into a definitive agreement for a SPAC Transaction in which the Acquirer Parent is valued at less than $9,301,000,000 pre-SPAC Transaction or (b) Acquirer Parent undergoes a Change of Control Transaction in which Acquirer Parent is valued at less than $9,301,000,000, then the Private Company Closing Valuation shall be adjusted to be equal to the Acquirer Parent pre-SPAC Transaction valuation or the valuation of the Acquirer Parent in the Change of Control Transaction, as applicable, and the Acquirer Parent Share Price shall be adjusted accordingly.

“Acquisition Proposal” has the meaning set forth in Section 5.1(a).

“Adjustment Escrow Amount” means $150,000.

“Adjustment Escrow Fund” has the meaning set forth in Section 1.10(h).

“Adjustment Escrow Per Share Amount” means, with respect to each Company Share, vested In-the-Money Option and Company Warrant, an amount equal to the product of (x) the portion of the Merger Consideration payable in respect of such Company Share, vested In-the-Money Option and Company Warrant multiplied by the quotient of (y) (1) the Adjustment Escrow Amount divided by (2) the aggregate portion of the Merger Consideration payable in respect of all Company Shares (excluding Dissenting Shares), vested In-the-Money Options and Company Warrants.

“Adjustment Escrow Pro Rata Share” means, with respect to each holders of Company Shares, vested In-the-Money Options, and Company Warrants, (i) the portion of the Merger Consideration such holder is entitled to receive pursuant to Section 1.2 with respect to its Company Shares, vested In-the-Money Options and Company Warrants, divided by (ii) the aggregate Merger Consideration that all such holders are entitled to receive pursuant to Section 1.2 with respect to their Company Shares, vested In-the-Money Options and Company Warrants; as set forth in the Consideration Spreadsheet.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder.

“Aggregate Cash Consideration” shall mean an amount in cash equal to the total amounts payable in cash to Company Stockholders (other than in respect of Dissenting Shares) and holders of Company Options or Company Warrants (including Holdback Participants), in each case, under Section 1.2.

“Aggregate Stock Consideration” shall mean the number of Acquirer Parent Common Shares equal to the aggregate Acquirer Parent Common Shares payable to Company Stockholders (other than in respect of Dissenting Shares) and holders of Company Options or Company Warrants (including Holdback Participants), in each case, under Section 1.2.

“Agreed Amount” has the meaning set forth in Section 8.5(a).

“Agreement Date” has the meaning set forth in the introductory paragraph hereto.

“Assets” has the meaning set forth in Section 2.9(b).

“Associated Persons” has the meaning set forth in Section 2.8(c).

“Author” has the meaning set forth in Section 2.10(f).

“BD Governmental Consents Application” has the meaning set forth in Section 5.10(e).

“BD Regulatory Filings” has the meaning set forth in Section 2.8(a).

“Broker-Dealer Activities” has the meaning set forth in Section 2.8(a).

“Broker-Dealer Subsidiary” means Gatsby Securities, LLC, together with any other Subsidiary of the Company that is registered or required to be registered as a broker-dealer under any applicable Laws.

“Business Combination Transaction” shall mean the merger contemplated pursuant to that certain Agreement and Plan of Merger by and among the Acquirer Parent, Buttonwood Merger Sub Corp., a Delaware corporation (the “Acquirer Merger Subsidiary”), and FinTech Acquisition Corp. V (the “SPAC”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, such Acquirer Merger Subsidiary will merge with and into SPAC, with SPAC surviving as a direct, wholly owned subsidiary of the Acquirer Parent.

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in Tel Aviv, Israel and New York, New York.

“Business Employee” means (A) as of the date of this Agreement, each individual listed on the Business Employee List, and (B) at any time after the date of this Agreement and through and including the Closing Date, any individual identified on the Business Employee List who remains employed or engaged by the Company as of such date and any other individual hired by the Company after the date hereof (or who is already so employed or engaged and whose duties and responsibilities are modified) to fill a vacant position with respect to the business of the Company in a manner compliant with Section 4.2(e), who remains employed or engaged by the Company as of such date.

“Business Employee List” means the letter provided by the Company to the Acquirer simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each individual who is employed by, or is actively providing services to, the Company, together with such individual’s title or position, age, employing entity, work location, full-time or part-time status, accrued vacation, dates of service, years of credit service, current rate of hourly wage or salary, annual target cash bonus opportunity, any other compensatory entitlements, and each Plan in which he or she participates or is eligible to participate.

“Bylaws” has the meaning set forth in Section 1.9(b)(ii).

“Cancelled 2019 Option” has the meaning set forth in Section 1.2(b)(i)(3)

“Cash Consideration Percentage” means a ratio (expressed as a percentage) equal to the quotient of (a) (i) fifty percent (50%) of the Merger Consideration payable in respect of all Company Shares, vested In-the-Money Options, unvested In-the-Money Options who are entitled to cash consideration pursuant to Section 1.2(b), and In-the-Money Warrants less (ii) the aggregate portion of the Merger Consideration payable in cash in accordance with this Agreement, divided by (b) (i) the Merger Consideration payable in respect of all Company Shares, vested In-the-Money Options, unvested In-the-Money Options who are entitled to cash consideration pursuant to Section 1.2(b), and In-the-Money Warrants less (ii) the aggregate portion of the Merger Consideration payable in cash in accordance with this Agreement. Notwithstanding the foregoing, the portion of the Merger Consideration that is payable in cash (the “Cash Consideration”) shall in no event exceed 49% of the total Merger Consideration, and if the above equation would result in the Cash Consideration exceeding 49% of the total Merger Consideration, the Cash Consideration Percentage will be reduced such that the Cash Consideration will be equal to 49% of the total Merger Consideration.

“Cash Sweep Program” has the meaning set forth in Section 2.8(h).

“Certificate of Incorporation” has the meaning set forth in Section 1.9(b)(ii).

“Certificate of Merger” has the meaning set forth in Section 1.1(d).

“Certificate of Second Merger” has the meaning set forth in Section 1.4(c).

“CFIUS” has the meaning set forth in Section 5.16.

“Change in Control Payment” shall mean any transaction, retention, change in control or similar bonuses, severance payments and other Company Service Provider-related change of control payments payable by the Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, a severance payment for a Company Service Provider (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (i) the transactions contemplated by this Agreement, followed by (ii) a subsequent termination at or after the Closing Date of such Company Service Provider’s employment or engagement with the Company shall not be deemed a Change in Control Payment, unless such Company Service Provider has the right to resign and collect severance as a result of the transactions contemplated by this Agreement without any additional act or omission by the Acquirer or any of its Affiliates.

“Change of Control Transaction” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from shareholders of the Acquirer Parent shares representing more than fifty percent (50%) of the issued and outstanding share capital of the Acquirer Parent.

“Charter Amendment” has the meaning set forth in Section 1.9(b)(xxiv).

“Claim” has the meaning set forth in Section 8.4.

“Claim Certificate” has the meaning set forth in Section 8.4.

“Claimed Amount” has the meaning set forth in Section 8.4(b).

“Claims Period” shall have the meaning set forth in Section 8.1.

“Closing” has the meaning set forth in Section 1.91.1(c).

“Closing Adjustments Statement” has the meaning set forth in Section 1.11(b)(i).

“Closing Cash” means (i) all unrestricted cash and cash equivalents of the Company and its Subsidiaries and marketable and liquid securities and short term investments held by the Company and its Subsidiaries, determined in accordance with Accounting Principles, plus (ii) any long-term and short-term cash deposits held back by the Company’s banks to secure bank guarantees provided under any lease agreements or payments under the Company’s credit cards (subject to Section 8.2(a)(xii)), determined as of as of 12:01 New York time on the Closing Date; but excluding any other cash that is restricted or otherwise subject to any Lien; provided that Closing Cash (and Estimated Closing Cash) shall not exceed $6,000,000.

“Closing Date” has the meaning set forth in Section 1.1(c).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company that is outstanding as of the Closing.

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses of the Company as of the Closing.

“Closing Working Capital” means: (a) the current assets of the Company (not including the Closing Cash or any other cash or cash equivalents, or restricted cash or security deposits), less (b) the current liabilities of the Company (not including Closing Indebtedness and Transaction Expenses), in each case determined in accordance with the Accounting Principles, as of a time immediately prior to the Closing, provided that Tax assets and Tax liabilities shall be excluded from Closing Working Capital.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Award Holder Consent” means a Company Award Holder Consent, in form and substance acceptable to Acquirer.

“Company Balance Sheet” has the meaning set forth in Section 2.4(c).

“Company Balance Sheet Date” has the meaning set forth in Section 2.4(c).

“Company Capital Stock” means the capital stock of the Company.

“Company Common Stock” means the Class A Common Stock, par value of $0.00001 per share, of the Company.

“Company Convertible Instrument” means all outstanding (i) securities convertible or exercisable into any Company Shares, or (ii) convertible investments, notes, financings or loans, including Simple Agreement for Future Equity or any advance equity investment financing, however, excluding, any Company Options and Company Warrants.

“Company Convertible Instrument Holder” means any holder of a Company Convertible Instrument.

“Company Databases” has the meaning set forth in Section 2.10(r).

“Company Disclosure Letter” has the meaning set forth in Article 2.

“Company Equity Plan” means the Gatsby Digital, Inc. 2019 Equity Incentive Plan, as amended on June 25, 2020 and on April 1, 2021.

“Company Fundamental Representations” means the Company’s representations in Sections 2.1 (Organization; Standing; Power and Subsidiary), 2.2 (Capitalization), 2.3 (Authority; Non-contravention; Consents), 2.11 (Taxes), 2.14 (Subsidiaries) and 2.20 (Finders and Brokers).

“Company Optionholders” means the holders of Company Options outstanding immediately prior to the Effective Time.

“Company Options” means outstanding options to purchase shares of Company Capital Stock (whether vested or unvested), under or subject to the Company Equity Plan or otherwise.

“Company Personal Data” has the meaning set forth in Section 2.10(q).

“Company Preferred Stock” means, collectively, the Series Seed Preferred Stock, $0.00001 par value per share, of the Company, and the Series A Preferred Stock, $0.00001 par value per share, of the Company.

“Company Regulation A Offering” means the public offering of Company Preferred Stock by the Company pursuant to Regulation A, which commenced on or about November 19, 2020.

“Company Securities” shall mean all securities of the Company, including all Company Shares, Company Options, Company Warrants, Company Convertible Instruments, all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company and any rights to acquire any securities of the Company, whether vested or unvested and whether subject to the satisfaction of time-based, performance-based or other conditions or criteria.

“Company Securityholders” means all holders of Company Securities, including all Company Stockholders, all Company Optionholders, holders of Company Warrants and all Company Convertible Instrument Holders, collectively.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor and other service provider of the Company.

“Company Shares” means all outstanding shares of Company Preferred Stock and Company Common Stock.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock immediately prior to the Effective Time.

“Company Subcontractors” has the meaning set forth in Section 2.10(q).

“Company Warrant” has the meaning set forth in Section 1.3.

“Company Warrant Holder Consent” means a Company Warrant Holder Consent in form and substance acceptable to Acquirer.

“Confidential Information” has the meaning set forth in Section 5.2(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(a).

“Consenting Stockholders” has the meaning set forth in the Recitals hereto.

“Consideration Spreadsheet” has the meaning set forth in Section 1.16.

“Contested Amount” has the meaning set forth in Section 8.5(a).

“Continuing Employee” has the meaning set forth in the Recitals hereto.

“Contract” means any written or oral legally binding contract, agreement (including employment agreement), instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

“Convertible Instrument Cancellation Agreement” means a Convertible Instrument Cancellation Agreement in form acceptable to Acquirer.

“Converting Holders” means Company Securityholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Dissenting Shares).

“Converting Instruments” has the meaning set forth in Section 1.10(a).

“COVID-19 Law” means the CARES Act, the other PPP Rules, the Families First Coronavirus Response Act of 2020, the Small Business Act (including Section 7(a) of the Small Business Act), and any other Law intended to address the consequences of COVID-19.

“Custodian” means New Direction Trust Company in its capacity as custodian.

“Data Collection Practices” has the meaning set forth in Section 2.10(q).

“Data Protection Documentation” has the meaning set forth in Section 2.10(q).

“Data Protection Laws” means all applicable Laws and Legal Requirements pertaining to data privacy, data security, data protection, international transfer, cybersecurity, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communications, telephone and text message communications, marketing by email or other channels, and other similar laws in any applicable jurisdiction worldwide.

“Data Protection Requirements” has the meaning set forth in Section 2.10(q)(ii).

“DGCL” has the meaning set forth in the Recitals hereto.

“Digital and Social Media Assets” means pages, accounts, databases or profiles in all media, platform or service (including but not limited to LinkedIn and Facebook accounts and any social network, internet website and/or application) related to the business of the Company and/or Company Products, whether explicit or not, contact information or login, and any other information necessary or useful to provide full access to pages, accounts, databases and profiles as stated, correspondence on any digital platform, followers, user networks, connections, information or statistics on followers and users, content, publications and any other information, rights and data required to manage and operate any of the foregoing assets.

“Dispute Period” has the meaning set forth in Section 8.5(a).

“Disputed Amounts” has the meaning set forth in Section 1.11(c)(iii).

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been properly exercised in accordance with the DGCL in connection with the Merger.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Effective Time” has the meaning set forth in Section 1.1(d).

“Employment Agreements” has the meaning set forth in the Recitals.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” has the meaning set forth in Section 1.9(a)(ii).

“Estimated Closing Adjustments Statement” has the meaning set forth in Section 1.11(a)(i).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.11(a)(i).

“Estimated Closing Cash” has the meaning set forth in Section 1.11(a)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.11(a)(i).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 1.11(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.11(a)(i).

“Estimated Closing Working Capital Adjustment” has the meaning set forth in Section 1.11(a)(ii).

“Estimated Consideration Spreadsheet” has the meaning set forth in Section 1.16.

“Excess Holdback Amount” has the meaning set forth in Section 1.10(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” shall mean an amount of $100,000 out of the Merger Consideration designated to cover the expenses borne by the Securityholders’ Agent while performing its duties pursuant to this Agreement.

“Expense Fund Per Share Amount” means, with respect to each Company Share and Company Warrant, an amount equal to the product of (x) the portion of the Merger Consideration payable in respect of such Company Share and Company Warrant multiplied by the quotient of (y) (1) the Expense Fund divided by (2) the aggregate portion of the Merger Consideration payable in respect of all Company Shares (excluding Dissenting Shares) and Company Warrants.

“Extracontractual Statements” has the meaning set forth in Section 3.4.

“Fairness Opinion” has the meaning set forth in Section 2.27.

“Financial Statements” has the meaning set forth in Section 2.4(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA CMA” means the continuing membership applications filed, either separately or as a combined application, pursuant to FINRA Rule 1017 seeking (i) FINRA’s approval of the change of ownership and control of the Broker-Dealer Subsidiary resulting from the transactions contemplated hereby (the “Company FINRA CMA”), and (ii) FINRA’s approval of a material change in business operations of eToro USA Securities Inc., to allow eToro USA Securities Inc. to conduct the Broker-Dealer Activities performed by the Broker-Dealer Subsidiary as of the date of this Agreement (in addition to the activities that eToro USA Securities Inc. is permitted to perform pursuant to its membership agreement with FINRA as of the date hereof).

“FINRA Rules” has the meaning set forth in Section 2.8(a).

“Founders” means Ryan Belanger-Saleh, Jeffrey Myers, Davis Gaynes and Peter Quinn.

“Founders IP” has the meaning set forth in Section 2.10(g).

“Fraud” means an actual fraud with respect to, or a knowing misrepresentation with respect to, a representation or warranty in Article 2 or in another Transaction Document, made by a Person with the intent of inducing another Person to act.

“Fully Diluted Acquirer Parent Share Capital” means (a) all issued and outstanding Common Shares of the Acquirer Parent, (b) all issued and outstanding Preferred Shares of the Acquirer Parent, calculated on an as-converted to Common Shares basis, and (c) all outstanding options and warrants to purchase shares of the Acquirer Parent, calculated on an as-exercised and as-converted to Acquirer Parent Common Shares basis, but excluding any agreements or other instruments that are convertible into any share capital or other equity rights of the Acquirer Parent.

“Fully Diluted Company Capital Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock and of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time, excluding any treasury shares, and (ii) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of Company Options, Company Warrants or Company Convertible Instruments, or other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or other self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Grant Date” has the meaning set forth in Section 2.2(b).

“Holdback Agreement” has the meaning set forth in the Recitals hereto.

“Holdback Amount” means the eighty percent (80%) of the Per Share Merger Consideration payable to Holdback Participants.

“Holdback Participant” shall mean each of the individuals listed in Exhibit E to this Agreement.

“Holdback Securities” has the meaning set forth in the Recitals hereto.

“Indebtedness” means, without duplication, an amount equal to the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties, make-whole payments, indemnities, breakage costs (including breakage fees payable on termination of arrangements), fees and other costs and expenses associated with the repayment, if any, that are outstanding and unpaid as of the Closing Date, in respect of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or similar instruments, (iii) obligations as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with Accounting Principles, (iv) liabilities under letters of credit or bankers’ acceptances or performance bonds or similar facilities (but solely to the extent drawn and not paid), (v) indebtedness of others guaranteed by the Company, (vi) any derivative, hedging, swap and similar instruments, (vii) any declared but unpaid dividends, (viii) any deferred purchase price, “earnout”, holdback or similar obligation with respect to the acquisition of any business, property or services (other than trade payables incurred in the ordinary course of business) (at the maximum amount thereof), (ix) any payments to Affiliates of the Company, (x) any payroll taxes deferred pursuant to a COVID-19 Law and (xi) unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, any unpaid severance obligations of the Company with respect to Company Service Providers terminated prior to the Closing, and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith and only to the extent not otherwise reflected as a Closing Transaction Expense. For the avoidance of doubt, Indebtedness shall exclude any amount included as liabilities in the calculation of the Closing Working Capital in accordance with GAAP and in accordance with consistent past practices of the Company.

“Indemnified Person” or “Indemnified Persons” has the meaning set forth in Section 8.2(a) hereto.

“Indemnifying Parties” means the Company Stockholders and holders of Company Warrants.

“Indemnity Escrow Amount” means fifteen percent (15%) of the Merger Consideration.

“Indemnity Escrow Fund” has the meaning set forth in Section 1.10(g).

“Indemnity Escrow Per Share Amount” means, with respect to each Company Share and Company Warrant, an amount equal to the product of (x) the portion of the Merger Consideration payable in respect of such Company Share and Company Warrant multiplied by the quotient of (y) (1) the Indemnity Escrow Amount divided by (2) the aggregate portion of the Merger Consideration payable in respect of all Company Shares (excluding Dissenting Shares) and Company Warrants.

“Indemnity Escrow Period” shall be the period of eighteen (18) months from the Effective Time.

“Indemnity Pro Rata Share” means, with respect to each Indemnifying Party, (i) the portion of the Merger Consideration such Indemnifying Party is entitled to receive pursuant to Section 1.2 with respect to its Company Shares and Company Warrants, divided by (ii) the aggregate Merger Consideration that all Indemnifying Parties are entitled to receive pursuant to Section 1.2 with respect to their Company Shares and Company Warrants; as set forth in the Consideration Spreadsheet.

“Independent Accountants” has the meaning set forth in Section 1.11(c)(iii).

“Information Statement” has the meaning set forth in Section 5.10.

“Intellectual Property” or “Intellectual Property Rights” have the meaning set forth in Section 2.10(a).

“In-the-Money Option” has the meaning set forth in Section 1.2.

“In-the-Money Warrant” has the meaning set forth in Section 1.2.

“IRS” means the U.S. Internal Revenue Service.

“Key Persons” means each of Ryan Belanger-Saleh, Jeffrey Myers, Davis Gaynes and Peter Quinn.

“Knowledge” means the actual knowledge of the Company after reasonable inquiry of the officers, directors and other employees of the Company and its Subsidiaries reasonably believed to have knowledge of such matters; provided, however, that the Company shall be deemed to have actual “knowledge” of a fact or matter if in exercising reasonable care an officer, director or other employee of Company and its Subsidiaries would be expected to discover or become aware of that fact or matter in the course of carrying out his or her duties and responsibilities on behalf of Company and its Subsidiaries.

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, legislation, constitution, code, Order, edict, decree, proclamation, treaty, convention, directive, ordinance, rule, regulation, permit, ruling, determination, decision, interpretation or other requirement that is issued, enacted, adopted, passed, approved, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and is applicable to and binding upon the relevant Person.

“Leased Real Property” has the meaning set forth in Section 2.9(a).

“Legal Proceeding” means any action, proceeding, claim, suit, hearing, litigation or arbitration, or any appeal therefrom, audit or investigation, whether civil, criminal, administrative, judicial or investigative.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any Orders applicable to the Company or any Subsidiary, or to the Acquirer or any subsidiary of the Acquirer, or to any of their respective assets, properties or businesses.

“Letter of Transmittal” has the meaning set forth in Section 1.10(a).

“Liability/ies” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Legal Proceeding or Order, those arising under any Contract and Taxes (including all Taxes for a Pre-Closing Period), regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with Accounting Principles, and including those arising from or in connection with any third-party claims or the enforcement or implementation of any indemnity obligations hereunder (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) or any other claim (including any claim asserting or disputing any right under this Agreement or any Transaction Document against any Party hereto or otherwise).

“Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, conditional sale or other title retention agreement of any kind or nature or restriction on the right to sell or dispose and, in the case of securities, the right to vote, whether arising by contract or by operation of Law and whether voluntary or involuntary.

“Losses” means all losses, liabilities, Taxes, obligations and damages and any and all penalties, costs or expenses of whatever kind, including reasonable attorney fees, with respect to which indemnification is provided hereunder, whether or not arising from or in connection with any third-party claims or the enforcement or implementation of any indemnity obligations hereunder (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing, whether or not ultimately successful), excluding punitive damages (unless such punitive damages are actually awarded to a third party).

“Made Available” shall mean that the Company has posted such materials to the virtual data room located at:

https://___________________________________

and made available to Acquirer and its Representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is five (5) Business Days prior to the date of this Agreement.

“Material Adverse Effect” with respect to any entity means any change, event, violation, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, has or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, or (ii) the ability of the entity to complete the transactions contemplated hereby in a timely manner; provided, however, that “Material Adverse Effect” shall not include any Effect arising out of: (a) general economic or political conditions in or under which the Company and its Subsidiaries operate; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any market index or any change in prevailing interest rates; (d) acts of war, armed hostilities or terrorism; (e) any action required or permitted by this Agreement; (f) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof (as applicable); (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any epidemics, pandemics, disease outbreaks, or other public health emergencies, or other acts of God; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, that, in the case of the foregoing clauses (a), (b), (c), (d), (f) and (h), such Effect does not or would not reasonably be expected to affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industry in which they operate.

“Material Contracts” has the meaning set forth in Section 2.13(a).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” means an amount of cash and Acquirer Parent Common Shares equal to the sum of (i) $50,000,000, plus (ii) the Estimated Closing Cash as of the Closing Date, minus (iii) the Estimated Closing Indebtedness as of the Closing Date, minus (iv) the amount of Estimated Closing Transaction Expenses as of the Closing Date, plus (if a positive number) or minus (if a negative number) (v) the Estimated Closing Working Capital Adjustment.

“Merger Support Agreement” has the meaning set forth in the introductory paragraph hereto.

“Multiemployer Plan” means each Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Network Identifiers” means all internet protocol addresses and networks used by the Company, including DNS domain names, world wide web (www) and http addresses, network names, network addresses, and services (such as mail or web-site) whether or not used or currently in service, and including all registrations relating thereto in or with all registration bodies or organizations, but excluding e-mail addresses. A list of the Network Identifiers are set forth in Schedule 2.10(a)(vii) of the Company Disclosure Letter.

“Non-Accredited Company Stockholder” means a Company Stockholder who (i) is both (x) not an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and (y) a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act, or (ii) did not deliver to the Acquirer, prior to the Closing, a duly executed and completed Accredited Investor/Regulation S Questionnaire in the form attached hereto as Exhibit D, as shall be identified by the Company in the Consideration Spreadsheet.

“Noncompete Party” or “Noncompete Parties” has the meaning set forth in the Recitals hereto.

“Non-Competition Agreements” has the meaning set forth in the Recitals hereto.

“Option Exchange Ratio” has the meaning set forth in Section 1.2(b)(i)(2).

“Options Cancellation Payment” has the meaning set forth in Section 1.2.

“Order” has the meaning set forth in Section 2.6(b).

“Parachute Payment Waiver” has the meaning set forth in Section 1.9(b)(xxii).

“Payee” has the meaning set forth in Section 1.14(a).

“Paying Agent” has the meaning set forth in Section 1.10(b).

“Paying Agent Agreement” has the meaning set forth in Section 1.9(a)(iii).

“Payoff Letter” has the meaning set forth in Section 1.9(b)(xiv).

“Payor” has the meaning set forth in Section 1.14(a).

“PEO” means a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider.

“PEO Plan” means each Plan that is sponsored by a PEO under which a Company Service Provider may be eligible to receive benefits in connection with the Company’s engagement of a PEO.

“Per Common Share Merger Consideration” means the Per Share Merger Consideration, subject to and as adjusted in accordance with the liquidation allocation referred to in Section 1.2 of Article 5(B) of the Certificate of Incorporation with respect to such share of Company Common Stock.

“Per Preferred Share Merger Consideration” means the Per Share Merger Consideration.

“Per Share Merger Consideration” means the quotient of (i) the Merger Consideration; divided by (ii) the Fully Diluted Company Capital Stock, as set forth in the Consideration Spreadsheet.

“Permitted Encumbrances” has the meaning set forth in Section 2.9(b).

“Permits” has the meaning set forth in Section 2.7(a).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data Sources” has the meaning set forth in Section 2.10(q).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Post-Closing Adjustment” has the meaning set forth in Section 1.11(b)(ii).

“PPP” means the Paycheck Protection Program as described in the Coronavirus Aid, Relief, and Economic Security Act of 2020 and modified by the SBA and Department of Treasury guidance documents and FAQs, subsequent interim final rules, and the Paycheck Protection Program Flexibility Act of 2020.

“PPP Lender” means Radius Bank.

“PPP Loan” means that certain loan from the PPP Lender to the Company, dated as of April 15, 2020 under the Paycheck Protection Program as established pursuant to the CARES Act and administered by the SBA in the amount of $106, 210.

“PPP Rules” means all rules and requirements as stated in the Small Business Act (including Section 7(a) of the Small Business Act), the CARES Act, the Paycheck Protection Program Flexibility Act of 2020 and any other applicable Laws, including all current and future guidance and interim final rules, in each case regarding or relating to the PPP and PPP loan forgiveness program published by the SBA, the Department of Treasury, and other Governmental Entities.

“Pre-Closing Periods” has the meaning set forth in Section 5.7(b).

“Privacy Policies” has the meaning set forth in Section 2.10(q).

“Pro Rata Share” means, with respect to each Company Securityholder, (i) the portion of the Merger Consideration such Company Securityholder is entitled to receive pursuant to Section 1.2 with respect to its Company Shares, Company Options, and Company Warrants, divided by (ii) the aggregate Merger Consideration.

“Prohibited Investor” has the meaning set forth in Section 2.24.

“Real Property Leases” has the meaning set forth in Section 2.9(a).

“Regulation A” means Regulation A promulgated under the Securities Act, as amended.

“Representative(s)” means, with respect to any Person, any representative, advisor, counsel or agent acting on behalf of, or advising, such Person.

“Requisite Majority of Company Stockholders” means the holders of at least 90% of the issued and outstanding Company Shares; provided, that in the event of a Private Company Closing, the Requisite Majority of Company Stockholders shall also include holders of a majority of each class of shares of the Company.

“Resolution Period” has the meaning set forth in Section 1.11(c)(ii).

“Response Notice” has the meaning set forth in Section 8.5(a).

“Review Period” has the meaning set forth in Section 1.11(c)(i).

“Rollover Option” has the meaning set forth in Section 1.2(b)(i)(2).

“Sanctions Lists” has the meaning set forth in Section 2.24.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 1.4(c).

“Section 280G Approval” has the meaning set forth in Section 5.14.

“Securities Act” means the United States Securities Act of 1933, together with the rules and regulations promulgated thereunder, all as amended.

“Security Incident” means any actual or reasonably suspected, or a security breach or incident that does, or may result in loss of, unauthorized use, disclosure of, access to, handling of, or other unauthorized or illegal Processing of Sensitive Information or Personal Data and/or business data; any “personal data breach” under Data Protection Laws; or any actual or reasonably suspected, or an incident that does, or may result in the unauthorized access to or use of the IT Systems.

“Securityholders’ Agent” has the meaning set forth in the introductory paragraph hereto.

“Securityholders’ Agent Expenses” has the meaning set forth in Section 8.10(c).

“Sensitive Information” has the meaning set forth in Section 2.10(j).

“Software” means any and all computer programs, software source code, object code, development tools, programmer notes, specifications, user interfaces and related “look and feel,” including all (1) computer programs, applications (including mobile applications for iOS and Android), systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (2) development and design tools, library functions, application program interfaces, and compilers and (3) documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded and all associated documentation, and all other rights corresponding thereto.

“SPAC Transaction” means a merger, consolidation, share exchange, share purchase or other business combination between (1) the shareholders of the Acquirer Parent, the Acquirer Parent and/or a wholly-owned subsidiary of the Acquirer Parent and (2) a publicly listed “special purpose acquisition company” and/or its shareholders (or a subsidiary of the publicly listed company), in connection with which either (x) the Acquirer Parent becomes a publicly listed company (or a subsidiary of a publicly listed company), or (y) the shareholders of the Acquirer Parent immediately prior to the closing of such merger, consolidation, share exchange, share purchase or other business combination hold or have the right, by virtue of their shareholdings in the Acquirer Parent, to acquire or to be issued, immediately following the closing of such merger, consolidation, share exchange, share purchase or other business combination, the majority shareholding in a publicly listed company that is the surviving entity of such merger, consolidation, share exchange, share purchase or other business combination.

“Specified Representations” has the meaning set forth in Section 8.1.

“Statement of Objections” has the meaning set forth in Section 1.11(c)(ii).

“Stipulated Amount” has the meaning set forth in Section 8.5(c).

“Stock Consideration Percentage” means one hundred percent (100%) less the Cash Consideration Percentage.

“Straddle Period” has the meaning set forth in Section 5.7(b).

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries, (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Surviving Company” has the meaning set forth in Section 1.4(a).

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Target Working Capital” has the meaning set forth in Section 1.11(a)(ii).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, national, provincial, state, local or foreign net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, fringe benefit, capital stock, profits, transaction, license, registration, withholding, payroll, social security (or equivalent), Medicare, employment, unemployment, disability, excise, escheat, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever; “Taxes” shall also include any interest or any penalty, inflation linkage, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, declaration, notice, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), and any amendment, schedules, attachments, parts, supplements, appendix or exhibit to the foregoing, filed or required to be filed with respect to Taxes.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Terms of Use” has the meaning set forth in Section 2.13(b).

“Third Party Claim” has the meaning set forth in Section 8.6.

“Transaction Documents” means this Agreement and any agreement, document and instrument provided for or contemplated herein.

“Transaction Expenses” means (a) all third party fees, costs, expenses, payments, and expenditures incurred by the Company in connection with the Merger, this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including any fees, costs, expenses, payments, and expenditures of legal counsel, accountants, consultants, experts, investment bankers and brokers and any other professionals if engaged by or on behalf of the Company, and any such fees, costs, expenses, payments, and expenditures incurred by Company Securityholders paid for or to be paid for by the Company at Closing); (b) the Change in Control Payments, (c) the employer portion of any withholding, payroll, employment or similar Taxes payable with respect to each Company Option; (d) payments to counterparties in connection with obtaining consents, waivers or approvals required in connection with the Merger; (e) all costs and expenses related to the D&O Tail Policy; and (f) any compensation, benefits or other amounts contemplated by the last sentence of Section 5.19 or the last sentence of Section 5.20.

“Transfer Taxes” has the meaning set forth in Section 1.13.

“Treasury Regulations” means regulations issued by the U.S. Department of the Treasury or any successor authority.

“Waived 280G Benefits” has the meaning set forth in Section 5.14.

“Warrant Cancellation Payment” has the meaning set forth in Section 1.2.

“Written Consent” has the meaning set forth in the Recitals hereto.